UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Willis Towers Watson Public Limited Company

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wtw

2021 Year-End Proxy Statement

Willis Towers Watson Public Limited Company

wtwco.com

Notice of Annual General Meeting of Shareholders

Date and Time: Wednesday, June 8, 2022 at 9:30 a.m. EDT. Registration begins at 9:00 a.m. EDT

Location:

Willis Towers Watson Public Limited Company, Brookfield Place, 200 Liberty Street, New York, New York 10281, and Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland (participation by technological means)

We are pleased to invite you to join Willis Towers Watson Public Limited Company’s 2022 Annual General Meeting of Shareholders.

Items of business:

1)	Election of nine directors

2)	Advisory (non-binding) vote to ratify the appointment of the independent auditors and binding vote to fix the independent auditors’ remuneration

3)	Advisory (non-binding) vote to approve named executive officer compensation

4)	Renewal of the Board’s existing authority to issue shares under Irish law

5)	Renewal of the Board’s existing authority to opt out of statutory pre-emption rights under Irish law

6)	Approve the creation of distributable profits by the reduction and cancellation of the Company’s share premium account

7)	Amend and restate the Willis Towers Watson Public Limited Company 2021 Equity Incentive Plan, including to increase the number of shares authorized for issuance under the 2012 Plan

Who can vote:

●	Only shareholders of record on April 11, 2022 are entitled to receive notice of, and to attend and vote at, the meeting and any adjournment or postponement of the meeting.

How to vote:

●

Shareholders may vote by mail, over the Internet, by telephone, or in person at the annual meeting. See “Additional Information — Information about the Proxy Materials and the 2022 Annual General Meeting of Shareholders” in this Proxy Statement for more information.

Attending the meeting:

●

Shareholders entitled to attend and vote at the Annual General Meeting may attend at the offices of Willis Towers Watson, Brookfield Place, 200 Liberty Street, New York, New York 10281, or may participate in the meeting in Ireland by technological means, which will be available at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the time of the meeting (and such participation shall constitute presence in person at the Annual General Meeting).

●

We understand that Irish law generally requires companies to hold shareholder meetings at a physical location. However, in light of COVID-19, we strongly encourage our shareholders to vote by proxy prior to 11:59 p.m. EDT on June 7, 2022. With respect to shares held through a Company employee share plan, shareholders must vote by proxy prior to 11:59 p.m. EDT on June 5, 2022. Depending on concerns about and developments relating to the outbreak of COVID-19, the Board could determine to change the date, time and/or format of the meeting, subject to Irish law requirements. The Company would publicly announce any such changes and how to participate in the meeting by press release and additional proxy materials filed with the U.S. Securities and Exchange Commission (“SEC”) as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with Irish law and SEC rules and requirements. The Company will be obliged to comply with any legal restrictions that are imposed as a consequence of COVID-19 and that affect the meeting. The Company also intends to comply with any public health guidelines applicable to New York, New York or Dublin, Ireland, which may impact the meeting.

●

Shareholders who wish to attend the meeting in person should review “Additional Information — Information about the Proxy Materials and the 2022 Annual General Meeting of Shareholders — What do I need in order to be admitted to the Annual General Meeting of Shareholders?”, “May shareholders attend the meeting virtually?” and “— Are any special measures being taken at the Annual General Meeting as a result of the current COVID-19 outbreak?” in this Proxy Statement. You will need proof of record or beneficial ownership of the Company’s ordinary shares as of that date in order to enter the meeting.

Date of mailing:

●

This Proxy Statement, the Company’s Annual Report on Form 10-K and the Irish Statutory Accounts are available at www.proxyvote.com. These materials were mailed or made available to shareholders on or about April 28, 2022.

Your vote is important. We urge you to participate in deciding the items on the agenda and to read this Proxy Statement and accompanying materials for additional information concerning the matters to be considered at this meeting. Shareholders present at the meeting will have an opportunity to ask questions regarding the Irish Statutory Accounts and related reports to the representatives of our independent auditors. The only matters that will be addressed at the Annual General Meeting of Shareholders will be the items of business on the agenda included in this Proxy Statement.

On behalf of the Board of Directors,

Nicole Napolitano

General Counsel, Corporate Governance & Public Company;

Company Secretary

April 28, 2022

Important Notice Regarding the Availability of Proxy Materials for the Company’s Annual General Meeting of Shareholders to be held on June 8, 2022. This Proxy Statement, the Company’s Annual Report on Form 10-K and the Irish Statutory Accounts are available at www.proxyvote.com.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proxy Statement Highlights

2021 Company Highlights

Willis Towers Watson Public Limited Company was formed on January 4, 2016 upon completion of the merger (the “Merger”) between Willis Group Holdings Public Limited Company (“legacy Willis Group”) and Towers Watson & Co. (“legacy Towers Watson”). We are a leading global advisory, broking and solutions company that helps clients around the world turn risk into a path for growth. We have more than 44,000 employees and service clients in more than 140 countries and territories. In this Proxy Statement, we refer to Willis Towers Watson as the “Company,” “WTW,” “we” and “our.”

2021 served as a transformative year for Willis Towers Watson Public Limited Company. Solid Company performance throughout the year demonstrated the resilience of WTW’s colleagues and a diversified portfolio of products and services, amid challenges caused by the COVID-19 pandemic and a shift in WTW’s strategy as an independent company. Despite these unprecedented circumstances, the Company continued to serve our clients, protect our colleagues and safeguard our business fundamentals.

With the COVID-19 pandemic, the Company continued its comprehensive set of global processes to stabilize business operations while providing high quality service to clients. This included ongoing global business continuity and incident management efforts to restrict travel, limit office access and enhance our global workforce to a work-from-home protocol with split team operations for our essential workers. The Company regularly considered the impact of the pandemic on our business and stress tested the rigor of our business resilience, continuity plans, forecasting and liquidity management. Throughout 2021, the Company took decisive measures to reinforce working capital discipline and reduce discretionary spending.

From March 2020 through July 2021, the Board of Directors (the “Board”) and leadership drove the Company towards the closing of the business combination with Aon plc (“Aon”), which would have been an all-stock transaction with a combined equity value of approximately $80 billion. One of the goals of the combination was to accelerate elements of the Company’s pre-existing strategy. At the same time as leadership was driving towards the closing of the transaction, they were also managing the day-to-day business of the Company. When the proposed Aon combination was terminated in July, after almost 18 months of integration planning and closing preparations and after a period of substantial uncertainty, the Board and leadership quickly shifted their attention to supporting the Company on an independent path. With the combination no longer feasible, the Company took decisive actions to accelerate its standalone strategy and aggressive steps to retain colleagues and recruit new talent, to enhance its ability to serve clients and to create value for stakeholders. In particular, the Company quickly announced a CEO successor, hired a new CFO and took significant steps to refresh the Board; transformed its senior management structure through the creation of a new Global Leadership Team and simplified the Company’s organizational structure; sold its treaty reinsurance business, generating several billion dollars of capital for focused investments and share repurchases; and created and launched an ambitious strategic plan to grow, simplify and transform with plans to refresh the WTW brand.

These actions, combined with the commitment of our leaders and colleagues, helped WTW deliver solid financial results in 2021 and position the Company for future years.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	i

Proxy Statement Proposal Highlights

The below provides an overview of each of the proposals being presented at the Company’s 2022 Annual General Meeting of Shareholders. For more complete information, please review the respective proposals in their entirety.

Items of Business:		Page number	Board vote recommendation

1.	Elect Directors To elect the nine persons named in this Proxy Statement to serve as directors for a one-year term until the next annual general meeting of shareholders	1	FOR

2.	Ratify the Appointment of the Independent Auditors in an Advisory (Non-binding) Vote and Fix the Independent Auditors’ Remuneration in a Binding Vote To ratify, on a non-binding advisory basis, the selection of (i) Deloitte & Touche LLP to audit our financial statements and (ii) Deloitte Ireland LLP to audit our Irish Statutory Accounts, and to authorize the Board, acting through the Audit and Risk Committee, to fix the remuneration of the independent auditors on a binding basis	32	FOR

3.	Approve Named Executive Officer Compensation in an Advisory (Non-binding) Vote To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers	36	FOR

4.	Renew the Board’s Existing Authority to Issue Shares under Irish Law To renew the Board’s authority to issue up to approximately 33% of the Company’s issued ordinary share capital as of March 23, 2022, for a period expiring 18 months from the passing of the resolution	97	FOR

5.	Renew the Board’s Existing Authority to Opt Out of Statutory Pre-emption Rights under Irish Law To renew the Board’s authority to issue, free of pre-emptive rights, up to 5% of the Company’s issued ordinary share capital as of March 23, 2022 (and an additional 5% provided the Company uses it only in connection with an acquisition or approved capital acquisition) for a period expiring 18 months from the passing of the resolution	98	FOR

6.	Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Company’s Share Premium Account To approve the creation of distributable profits, by the reduction and cancellation of the entire amount standing to the credit of the Company’s share premium account or such lesser amount as the Board of Directors or the High Court of Ireland (the “High Court”) may determine	100	FOR

7.	Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan To amend the 2012 Plan to increase by 2,000,000 the number of ordinary shares reserved for issuance under the 2012 Plan, among other amendments described in the proposal	102	FOR

ii	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proxy Statement Highlights		i

Proposal No. 1:	Elect Directors	1

Corporate Governance		15

Proposal No. 2:	Advisory (Non-binding) Vote to Ratify the Appointment of Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration	32

Proposal No. 3:	Advisory (Non-binding) Vote on Named Executive Officer Compensation	36

Executive Compensation: Compensation Discussion and Analysis		37

Compensation Committee Report		64

Compensation Committee Interlocks and Insider Participation		64

Compensation Tables		65

Proposal No. 4:	Renew the Board’s Existing Authority to Issue Shares under Irish Law	97

Proposal No. 5:	Renew the Board’s Authority to Opt Out of Statutory Pre-emption Rights under Irish Law	98

Proposal No. 6:	Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Company’s Share Premium Account	100

Proposal No. 7:	To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan	102

Securities Authorized for Issuance under Equity Compensation Plans		113

Additional Information:		114

Security Ownership of Certain Beneficial Owners and Management		114

Incorporation by Reference		116

Information about the Proxy Materials and the 2022 Annual General Meeting of Shareholders		116

Shareholder and Other Proposals for the 2023 Annual General Meeting		121

Disclaimer Regarding Forward-Looking Statements		122

Exhibit A:	The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022)	123

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	iii

Proposal No. 1: Elect Directors

Our Board is responsible for overseeing our global business in a manner consistent with its fiduciary duties. This oversight requires highly skilled individuals with various qualities, attributes and professional experience. The Corporate Governance and Nominating Committee (the “Governance Committee”) continuously assesses the Board’s size and composition to determine if it is effective and represents the long-term interests of shareholders.

As discussed further below, the Governance Committee believes that the slate of nominees as a whole reflects the collective knowledge, integrity, reputation and leadership abilities, and the diversity of skills and experience and attributes that are appropriate for the Company’s governance. At the Governance Committee’s recommendation, the Board has nominated the individual nominees listed in this Proposal No. 1 to serve until the next Annual General Meeting of Shareholders unless they are removed or resign before that meeting.

The Board unanimously recommends a vote “FOR” the election of each of the directors.

Required Vote

Our directors are elected by way of separate resolutions, each of which requires the affirmative vote of a majority of the votes cast by shareholders at the Annual General Meeting of Shareholders, and hold office until the next Annual General Meeting of Shareholders unless they are removed or resign before that meeting. Any nominee for director who does not receive a majority of the votes cast is not elected to the Board.

Diversity

We are committed to maintaining diversity on our Board as provided in our Corporate Governance Guidelines. Both the Board and the Governance Committee believe that Board diversity is important to ensure a balanced Board with a rounded perspective. Diversity is broadly interpreted by the Board to include viewpoints, background, experience, industry knowledge and geography, as well as more traditional characteristics of diversity, such as race and gender. We have significantly refreshed our Board since our last annual general meeting of shareholders with four new independent directors joining the Board since January 1, 2022 and a fifth nominated for election, creating a further diverse Board (as self-identified). We believe that our commitment to diversity is demonstrated by our Board composition, which reflects diversity of gender, ethnicity and nationality, and varied backgrounds and skill sets, including as follows (assuming all nominated directors are elected and have joined the Board):

●	44% of directors identify as female;

●	approximately 11% of directors identify as LGBT+;

●	approximately 11% of directors identify as Black; and

●	approximately 33% with non-U.S. citizenship.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY 1

Proposal No. 1: Elect Directors (continued)

The table below provides additional diversity information about our Board as of the 2022 Annual General Meeting of Shareholders (assuming all nominees are elected), in the categories listed below, each of which has the meaning as it is used in Nasdaq Listing Rule 5605(f).

Board Diversity Matrix[1]

Board Size:

Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender

Part I: Gender Identity

Directors	4	5	—	—

Part II: Demographic Background

African American or Black	1

Alaskan Native or Native American	—	—	—	—

Asian	—	—	—	—

Hispanic or Latinx	—	—	—	—

Native Hawaiian or Pacific Islander	—	—	—	—

White	3	4	—	—

Two or More Races or Ethnicities	—	—	—	—

LGBTQ+	1	—	—	—

Did Not Disclose Demographic Background	—	—	—	—

1	Includes all nine director nominees, including Mr. Reilly, who, if elected, will join the Board effective October 1, 2022.

Board Evaluation Process

The Governance Committee considers the Board’s size, composition and effectiveness throughout the year. This includes a constructive annual evaluation process, which the Board recognizes is an essential component of good corporate governance and Board effectiveness.

The Governance Committee oversees the process and format of the evaluations of the Board and its Committees. As the process is dynamic, the format may change from year-to-year at the discretion of the Governance Committee to ensure that honest and actionable feedback is solicited and obtained from the directors. As the Board manages evolving expectations for how boards should meet their oversight duties and assess their own performance, the format of the evaluations may vary from written questionnaires analyzed by the office of the Corporate Secretary to interviews, including from time to time by a third-party facilitator.

Typically, the annual evaluation involves a multi-step process, as set forth below, that aims to generate robust comments and discussion at all levels of the Board and each Committee, with topics ranging from Board composition to processes to materials:

●

Step 1: The Governance Committee reviews and approves the process and outline for questions (whether in the form of written questionnaires or questions to be used for open dialogue), including whether to appoint a third-party facilitator.

●	Step 2: Directors provide responses to the questions, which address a variety of topics including, among other things:

O	Board composition and structure;

O	meetings, materials and topics;

O	Board interaction with management;

2	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 1: Elect Directors (continued)

O	continuing education; and

O	effectiveness of the Board.

●	Step 3: The evaluation results are then discussed in closed-session discussions:

O	with the Governance Committee, which reviews the results of the full Board as well as each Committee evaluation;

O	by each Committee (as necessary), with discussions being led by the independent Committee Chairs; and

O	by the full Board, with discussions being led by the Non-Executive Chair. Each Committee Chair also reports to the full Board regarding any discussions held at the Committee closed sessions.

●	Step 4: Based on evaluation results, the Non-Executive Chair and Committee Chairs work to implement changes in practices or procedures, as appropriate.

The evaluation process has resulted in enhancements or changes to, among other things, meeting materials, meeting topics, meeting structure, committee structure and composition and the evaluation process itself.

Board and CEO Succession

As previously announced, the Company had been engaging in a thorough, multi-year succession planning process prior to announcing the transaction with Aon in March 2020, including planning with respect to CEO succession and with respect to the composition of the Board. In 2021, including following the termination of the proposed transaction with Aon, the Board continued its work on succession planning, making announcements with respect both the transition to a new CEO and changes to Board composition.

CEO Succession

Following a succession planning process, including input from a third-party consultant to assess the experience and attributes of potential internal and external candidates, the Board appointed Mr. Hess as CEO, effective January 1, 2022. Mr. Hess served as a President from August 16, 2021 until his predecessor as CEO and a Board member, John Haley, retired at the end of 2021, as previously scheduled in his contract. For further information on Mr. Hess’s experience, see his biographical information below.

Board Succession

Following a succession planning process, including input from a third-party consulting firm and investors, the Board appointed four new independent directors, each of whom is nominated for election at the 2022 Annual General Meeting of Shareholders along with a fifth new independent director. In particular, concurrent with the transition to Mr. Hess as the new CEO, Dame Inga Beale, Mr. Michael Hammond and Ms. Michelle Swanback joined the Board, effective January 1, 2022. Additionally, Ms. Fumbi Chima joined the Board, effective April 1, 2022, and Mr. Paul Reilly is nominated for election to the Board, effective October 1, 2022. For further information on the new directors’ experience, see their biographical information below.

In order to facilitate the director transition process and spend time on other commitments, Mr. Jaymin Patel stepped down from the Board on January 1, 2022, at which time three of the new, independent directors and the Company’s new CEO joined the Board. Further, Mr. Victor Ganzi, Ms. Anna Catalano, Ms. Wendy Lane and Mr. Wilhelm Zeller decided not to run for re-election to the Board at the 2022 Annual General Meeting of Shareholders. The Board appointed Mr. Paul Thomas to serve as the next Non-Executive Chair of the Board, succeeding Mr. Ganzi at the conclusion of his term at the 2022 Annual General Meeting of Shareholders. If re-elected to the Board, Mr. Thomas’s term as Chair will commence at the conclusion of the 2022 Annual General Meeting of Shareholders and will continue until the conclusion of the 2023 Annual General Meeting of Shareholders.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	3

Proposal No. 1: Elect Directors (continued)

As a result of the foregoing, immediately following the 2022 Annual General Meeting of Shareholders (assuming all director nominees are elected), the Board will be composed of eight directors, four of whom will be new to the Board as of 2022. In addition, as of October 1, 2022 (assuming all director nominees are elected), the Board will be composed of nine directors, five of whom will be new to the Board as of 2022, respectively. Following the 2022 Annual General Meeting of Shareholders the Board will also have a new Chair.

Director Qualifications

When recommending an individual for new or continued membership on the Board, the Governance Committee considers each nominee’s individual qualifications in light of the overall mix of attributes represented on the Board, and the Company’s current and future needs. In its assessment of each nominee, the Governance Committee considers, at a minimum, the person’s integrity, experience, reputation, judgment, independence, maturity, skills and personality, commitment and, for current directors, his or her performance on the Board and its Committees.

Additionally, the Governance Committee:

●

considers each director’s ability to devote the time and effort necessary to fulfill responsibilities to the Company and, for current directors, whether each director has attended at least 75% of the aggregate of the total number of meetings held by the Board and any committee on which he or she served. In 2021, all directors satisfied these criteria.

●	believes service on other public or private boards in markets around the world enhances a director’s knowledge and board experience.

●	considers the experience of a director on other boards and board committees in both nomination decisions and in recommending the membership slate for each of the Company’s Board Committees.

●

believes that leadership experience, including through employment as CEO or senior executive of a public company or membership on the board of directors of a public company, is important to the Board’s ability to oversee management and the Company’s growth strategy.

●	believes that, because of the Company’s global reach, international experience or knowledge of or experience in a key geographic area is important.

●

seeks a high level of financial literacy and experience for the Board and its Committees, in light of the Company’s public and global nature (including conducting business in different countries and currencies).

●	believes that, as the Company’s business also requires continuous compliance with the regulatory requirements of various agencies, legal, governmental or regulatory knowledge is helpful.

●	believes that the Company distinguishes itself from its competitors through marketing and, as a result, having one or more directors with a strong marketing perspective is also beneficial.

●

believes that knowledge of the Company’s business and industries, operational transformation, as well as technology and information security is also important. Based on such knowledge, the Governance Committee believes the director nominees are uniquely positioned to oversee the Company’s long-term strategy.

In assessing whether directors and director nominees have sufficient time to devote to Board duties and responsibilities, the Governance Committee considers, among other things, the number of other public company boards of directors on which a director serves as well as other commitments. The Company’s Corporate Governance Guidelines restrict the number of public company boards on which our directors may serve. None of the Company’s directors are considered “overboarded” under the Guidelines. The Board believes that each director has demonstrated the ability to devote sufficient time and attention to Board and Committee duties, and otherwise fulfill the responsibilities required of directors.

4	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 1: Elect Directors (continued)

The Board evaluates each director nominee and each director’s continued service on the Board, based on his or her own merits, knowledge, experience and attributes. For this reason, the Board has not adopted a mandatory retirement age as it believes that doing so might hinder the selection or continued service of a director who would serve as an asset to the Board.

We have highlighted below some key qualifications, attributes, skills and experiences of each director nominee at the Annual General Meeting that were considered by the Governance Committee. The absence of a particular bullet point does not mean that a director does not possess other important qualifications or skills.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	5

Proposal No. 1: Elect Directors (continued)

Independent Director;

Audit and Risk Committee Member;

Operational Transformation Committee Member

Director qualification highlights include:

•  CEO/management experience

•  Industry experience

•  Financial expertise

Dame Inga Beale

Dame Inga Beale, 58, has served on the Board since January 1, 2022.

Ms. Beale is the former Chief Executive Officer of Lloyd’s of London, a role she held from 2014 to 2018. Previously, Ms. Beale was Chief Executive Officer of Canopius Group Ltd, with its principal operations at Lloyd’s, from 2012 to 2014. Prior to that, from 2008 through 2011, she was Global Chief Underwriting Officer and Head of Mergers & Acquisitions, Organizational Transformation and Internal Consulting for Zurich Insurance Group. She held the role of Group CEO of Swiss reinsurer Converium Ltd in 2006 and 2007, after having spent 14 years in a variety of international roles for GE Insurance Solutions in both Europe and the US. She was appointed Dame Commander of the Order of the British Empire (DBE) in the 2017 New Year Honours for services to the economy.

Ms. Beale has served as a member of the Geneva Association Board from 2014 to 2018, a member of the UK Government’s Financial Services Trade and Investment Board from 2015 to 2018, and a member of the London Mayor’s Business Advisory Board from 2016 to 2021. She is currently also a director of NN Group N.V., Crawford and Company, and Mediclinic International plc, where she is Chair. Ms. Beale is a Chartered Insurer and studied economics and accounting at Newbury College, Berkshire, England.

The Board has concluded that Ms. Beale should serve on the Board due to her previous executive and management experience in the insurance and reinsurance industry, including her time as CEO of multiple insurance and reinsurance companies. The Board believes that Ms. Beale’s management and directorship experience provides significant insight into global management, strategy, transformation and risk management.

6	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 1: Elect Directors (continued)

Independent Director; Audit and Risk Committee Member; Governance Committee Member

Director qualification highlights include:

•  Executive/management experience

•  International business experience

•  Information technology expertise

Fumbi Chima

Fumbi Chima, 47, has served on the Board since April 1, 2022.

Ms. Chima is currently the Executive Vice President and Chief Information Officer, a role she has had since 2020, at Boeing Employees’ Credit Union (BECU), a not-for-profit financial cooperative. Prior to BECU, Ms. Chima served in leadership roles at various companies in the retail and financial sectors, including as Chief Information Officer at Adidas AG, from 2019 to 2020, Chief Information Officer at Fox Networks Group, from 2017 to 2019, Chief Information Officer at Burberry Group plc, from 2015 to July 2017, and Chief Information Officer — Asia, at Walmart, Inc., from 2014 to 2015. Ms. Chima also previously served in other leadership roles at Walmart, Inc. from 2010 to 2014, and as Vice President of Corporate Systems at American Express Co. from 2006 to 2010.

Ms. Chima currently serves on the public company boards of AZEK Company, Inc., a manufacturer of residential and commercial building products, Ted Baker plc, a British luxury clothing company, and Whitbread plc, a British hospitality company. Previously, Ms. Chima served as an independent member of the board of directors of Africa Prudential plc, technology-driven share registration and investor service provider, from August 2020 through March 2022, and served on the board of directors of Global Sources Ltd., a business-to-business media company with a focus on the Greater China market, from September 2016 to September 2017. Ms. Chima previously served in advisory roles for SAP Executive Advisory, from 2019 to 2020, and Apptio EMEA Advisory, in 2020. Ms. Chima received her Bachelor of Arts in Politics and Philosophy from the University of Hull. Ms. Chima’s career accolades include, among others, One of the Top 100 Women in STEM, 2018 One of the Most Influential Black Executives in Corporate America, 2015 Trailblazer Award by Face-to-Face Africa and 2012 IT Leader of the Year.

The Board has concluded that Ms. Chima should serve on the Board due to her global business and technology experience and for her leadership in diversity and inclusion efforts, including advocating for women in business globally. The Board believes that Ms. Chima’s broad range of experience with public and private company leadership positions and directorships provides significant insight into the Company’s global operations and information technology.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	7

Proposal No. 1: Elect Directors (continued)

Independent Director; Compensation Committee Member; Operational Transformation Committee Member

Director qualification highlights include:

•  CEO/management experience

•  International business experience

•  Industry expertise

Michael Hammond

Michael Hammond, 64, has served on the Board since January 1, 2022.

Mr. Hammond is a retired senior executive with experience at several international insurance broking firms. Most recently, he served in a variety of senior roles at Lockton. This included Chairman and CEO, Lockton Overseas, from 2016 to 2017, Chairman, Lockton International Holdings Ltd., from 2016 to 2017, CEO of Lockton International Holdings Ltd., from 2006 to 2016, and CEO of Lockton Companies LLP from 2010 to 2015. He previously served as CEO of JLT Risk Solutions and a member of the Board of JLT Group plc, from 2004 to 2005, and CEO of Marsh UK Ltd., from 2000 to 2003.

Mr. Hammond previously served on the board of directors of Lockton Cos., from 2011 to 2016, and, from 2006 to 2017, he served on the boards of directors at a number of privately-owned companies and subsidiaries of Lockton Cos., including as Chairman of Lockton Overseas Ltd., an investment management company, and as a director of Lockton, Inc., a risk management, insurance and employee benefits service provider, Lockton (MENA) Ltd., an insurance service provider, and Lockton Wattana (Thailand) pte, an insurance broker. Previously, Mr. Hammond also served on the boards of directors at JLT, a provider of insurance, reinsurance, employment benefits advice and brokerage services that was acquired by MMC, from 2005 to 2006, Marsh, Inc. (“Marsh”), a global professional services firm, from 2002 to 2003, and certain Marsh subsidiaries, from 2000 to 2003. Mr. Hammond currently serves as the Chairman of The London Insurance Market Charitable Trust and as a member of the University of East Anglia Student Business Enterprise Fund and Advisory Board. Mr. Hammond received his Bachelor of Arts in Economics and Social Studies from the University of East Anglia.

The Board has concluded that Mr. Hammond should continue to serve on the Board due to, among other things, his significant experience as CEO at large global insurance broking entities and his industry expertise. The Board believes that Mr. Hammond’s relevant management and board experience provides significant insight into global strategy and operations.

8	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 1: Elect Directors (continued)

Chief Executive Officer Director qualification highlights include: • CEO/management experience • International business experience • Financial expertise

Carl Hess

Carl Hess, 60, has served as Chief Executive Officer of the Company since January 1, 2022. Previously, Mr. Hess served as President from August 16, 2021 and, before that, as Head of Investment, Risk and Reinsurance from October 27, 2016 to August 16, 2021. Prior to that, Mr. Hess served as the Co-Head of North America at Willis Towers Watson from January 4, 2016, following the merger of legacy Willis Group and legacy Towers Watson, until October 27, 2016, and as Managing Director, The Americas, of Towers Watson from February 1, 2014 until January 4, 2016. Before that, he served as the Managing Director of Towers Watson’s Investment business from January 1, 2010 until February 1, 2014. Before his service at Towers Watson, Mr. Hess worked in a variety of roles for over 20 years at Watson Wyatt, lastly as Global Practice Director of Watson Wyatt’s Investment business. Mr. Hess is a Fellow of the Society of Actuaries and the Conference of Consulting Actuaries and a Chartered Enterprise Risk Analyst. Mr. Hess has a Bachelor of Arts cum laude in logic and language from Yale University.

The Board has concluded that Mr. Hess should serve on the Board due to, among other things, his appointment as CEO and significant experience with and considerable knowledge of Willis Towers Watson, which he gained through his combined years of service as an employee, manager and officer of Willis Towers Watson, legacy Towers Watson and legacy Watson Wyatt. This includes over 20 years of experience in various management roles. The Board believes that Mr. Hess’s substantive expertise in a wide range of the Company’s business, including investments, brokerage and employee benefits and actuarial consulting, as well as his education and affiliations as a Fellow of the Society of Actuaries and member of the Conference of Consulting Actuaries, provides significant insight into Willis Towers Watson’s business and management of a global business.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	9

Proposal No. 1: Elect Directors (continued)

Independent Director;

Audit and Risk Committee

Chair;

Corporate Governance and Nominating Committee Member

Director qualification highlights include:

•  CEO/management experience

•  International business experience

•  Relevant board and committee experience

Brendan O’Neill

Brendan O’Neill, 73, has served on the Board since January 4, 2016 and as Chair of the Audit Committee/the Audit and Risk Committee since the Merger. Prior to that, starting in January 2010, Dr. O’Neill served on the legacy Towers Watson board and as Chair of the Nominating and Governance Committee and as a member of the Compensation Committee. Dr. O’Neill previously served as a director of Watson Wyatt from July 2006 to 2009.

In addition to serving on the Willis Towers Watson Board, Dr. O’Neill serves on the board of Willis Limited, the principal subsidiary of Willis Towers Watson regulated by the Financial Conduct Authority, the financial services industry regulator in the U.K. Dr. O’Neill serves on the Willis Limited Audit Committee and Enterprise Risk Management Committee.

Dr. O’Neill previously served on the public company boards of Tyco International Ltd., Informa plc, Aegis Group plc and Endurance Specialty Holdings Ltd, and on the private company board of Drambuie Ltd. as well as Deputy Chairman for the Institute for Cancer Research from June 2016 to April 2021. In addition, from 2003 until 2006, Dr. O’Neill served as an independent director for a range of companies.

Dr. O’Neill served as CEO and Director of Imperial Chemical Industries PLC (“ICI”), a manufacturer of specialty products and paints, until April 2003. Dr. O’Neill joined ICI in 1998 as its COO and Director, and was promoted to CEO in 1999. Prior to Dr. O’Neill’s career at ICI, he held numerous positions at Guinness PLC, including Chief Executive of Guinness Brewing Worldwide Ltd, Managing Director International Region of United Distillers, and Director of Financial Control. Dr. O’Neill also held positions at HSBC Holdings PLC, BICC PLC and the Ford Motor Company. He holds an M.A. in Natural Sciences from the University of Cambridge and a Ph.D. in Chemistry from the University of East Anglia, and is a Fellow of the Chartered Institute of Management Accountants (U.K.).

The Board has concluded that Dr. O’Neill should continue to serve on the Board due to, among other things, his significant experience as CEO and as a senior executive of a number of U.K.-headquartered global businesses, including ICI, a former constituent of the FTSE 100 Index. The Board believes that Dr. O’Neill’s accounting and financial background and his service on international public company boards, including both Irish and U.K. companies, provide significant insight into international business management, strategy and oversight. In addition, Dr. O’Neill’s simultaneous Willis Towers Watson and Willis Limited board service is instrumental in facilitating communication between the boards of the two companies.

10	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 1: Elect Directors (continued)

Independent Director;

Compensation Committee Member;

Corporate Governance &

Nominating Committee Member

Director qualification highlights include:

•  CEO/management experience

•  Relevant board and committee experience

•  Marketing experience

Linda Rabbitt

Linda Rabbitt, 73, has served on the Board since January 4, 2016. Prior to that, starting in July 2010, Ms. Rabbitt served on the legacy Towers Watson board and as the Lead Director and a member of the Compensation Committee and the Nominating and Governance Committee. She also previously served as a director of Watson Wyatt from 2002 to 2009.

Ms. Rabbitt is the founder and Chair of Rand Construction Corporation, a commercial construction company founded in 1989 that specializes in building renovation and tenant build-outs. Ms. Rabbitt served as CEO of Rand Construction Corporation from 1989 through the end of 2018. Prior to founding Rand Construction Corporation, Ms. Rabbitt was the co-founder and co-owner of Hart Construction Company, Inc., a commercial tenant construction company. From 1981 to 1985, Ms. Rabbitt was with KPMG (formerly Peat Marwick), where she was Director of Marketing from 1982 to 1985. Ms. Rabbitt previously served as a director of Brookfield Properties, a commercial real estate company, and as a Class C director of the Federal Reserve Bank of Richmond and served as Chair of the board from January 2013 through December 2014.

Ms. Rabbitt currently serves as a director of the Greater Washington Board of Trade and the Economic Club of Washington, D.C. She previously served as a director of Leadership Greater Washington and as a trustee of George Washington University, and is a past Chair and the current Treasurer of the Federal City Council. Ms. Rabbitt holds a B.A. from the University of Michigan, Ann Arbor and an M.A. from George Washington University.

The Board has concluded that Ms. Rabbitt should continue to serve on the Board due to, among other things, her significant experience gained from being the founder and CEO of a prominent construction business and building and growing the company’s business. The Board believes that Ms. Rabbitt’s significant leadership and management experience, combined with her prior role at a global auditing/consulting firm, provides significant insight into business development, marketing, management and risk oversight.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	11

Proposal No. 1: Elect Directors (continued)

Independent Director Nominee (service to commence October 1, 2022)

Director qualification highlights include:

•  Executive/management experience

•  Financial expertise

•  International business experience

Paul Reilly

Mr. Reilly, 67, will serve on the Board, effective October 1, 2022, if elected at the 2022 Annual General Meeting of Shareholders.

Mr. Reilly is currently the Chief Executive Officer and Chair of the board of Raymond James Financial, a multi-national independent investment bank and financial services company, having served as CEO since May 2010. Prior to that, he served on the firm’s management team as president and CEO-designate from May 2009 to May 2010. He has served on the firm’s board of directors since 2006. From July 2007 to April 2009, Mr. Reilly was Executive Chairman of Korn/Ferry International, a global provider of talent management solutions with more than 90 offices in 39 countries throughout North America, Latin America, Europe, the Middle East, Africa and Asia Pacific. Mr. Reilly began his tenure with Korn/Ferry International as Chairman and CEO in 2001. Prior to that, he was CEO at KPMG International, a global network of professional services firms and one of the Big Four accounting organization, where he was responsible for the overall strategy and implementation of the firm’s products, services and infrastructure on a global basis. Before being named CEO at KPMG, Mr. Reilly ran the firm’s financial services business and earlier had held senior management positions in its real estate consulting group.

Mr. Reilly serves as the Chair of the American Securities Association (ASA) and as a member of the Board at Large of the Securities Industry and Financial Markets Association (SIFMA). He is also active with the Bank Policy Institute. Mr. Reilly’s charitable causes include involvement with the National Leadership Roundtable on Church Management and Our Lady of Divine Providence House of Prayer in Clearwater, Florida. Formerly, he acted as a board member of United Way Suncoast and as the Chair of the American Heart Association Heart Walk and Heart Ball. He received his Bachelor of Science degree and MBA from the University of Notre Dame and remains active with the school, serving the Business Advisory Council, and being recognized as a recipient of the Distinguished Alumnus Award in 2004-2005. In addition to his degrees, he earned the Certified Public Accountant designation.

The Board has concluded that Mr. Reilly should serve on the Board due to, among other things, his significant experience as CEO at both a financial services company and a professional services company as well as his international business experience and financial expertise. The Board believes that Mr. Reilly’s relevant executive management and public company board experience provides significant insight into global strategy and operations.

12	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 1: Elect Directors (continued)

Independent Director; Compensation Committee Member; Operational Transformation Committee Member

Director qualification highlights include:

•  Management experience

•  Technology experience

•  Operational transformation experience

Michelle Swanback

Michelle Swanback, 53, has served on the Board since January 1, 2022.

Ms. Swanback served as President, Product and Platform, of The Western Union Company from 2020 through March 31, 2022. From 2014 to 2020, Ms. Swanback served as the Group Operating Officer at Accenture Digital. She previously served as the lead for Accenture Technology, North America, from 2012 to 2014. She also served as a managing director in the North American operating unit of the Accenture Communications, Media, and Technology operating group from 2011 to 2012. Ms. Swanback has a Bachelor of Science, Computer Information Systems and Finance from Colorado State University, and completed the IMD Executive Management program at Lausanne in Switzerland.

The Board has concluded that Ms. Swanback should serve on the Board due to her management, technology and operational transformation experience.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	13

Proposal No. 1: Elect Directors (continued)

Independent Director;

Non-Executive Chair of the Board (following election at the 2022 Annual General Meeting)

Operational Transformation Committee Chair;

Audit and Risk Committee Member

Director qualification highlights include:

•  CEO/management experience

•  Relevant board and committee experience

•  Financial expertise

Paul Thomas

Paul Thomas, 65, has served on the Board since January 4, 2016 and as Chair of the Operational Transformation Committee since January 2022. Prior to that, starting in January 2010, Mr. Thomas served on the legacy Towers Watson board and as a member of the Audit Committee and the Risk Committee.

From November 2016 through March 2019, Mr. Thomas served as Senior Advisor of ProAmpac, a leading global flexible packaging company. Mr. Thomas retired on March 31, 2016 from his role as senior executive with the Rank Group NA, a position he had held since January 2011. He was previously the CEO of Reynolds Packaging Group from February 2008 through January 2011, when Alcoa sold the Reynolds Packaging Group business to the Rank Group. Mr. Thomas joined Alcoa in 1978 and, prior to the sale of its packaging businesses, most recently served as Executive Vice President for Alcoa and Group President for its Packaging and Consumer businesses. His prior roles included Executive Vice President responsible for the Alcoa Rolled and Engineered Products Group and Executive Vice President for People and Culture. Mr. Thomas holds a B.S. in Metallurgical Engineering and Material Sciences from Lehigh University and an Executive M.B.A. from the University of Tennessee.

The Board has concluded that Mr. Thomas should continue to serve on the Board due to, among other things, his significant experience as CEO or a senior executive at various large global companies, including his service as senior executive of the Rank Group NA, CEO of Reynolds Packaging Group and Executive Vice President of Alcoa. The Board believes that Mr. Thomas’s relevant management and Committee experience provides significant insight into financial and risk management as well as global strategy and operations.

14	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance

The Company believes good governance is critical to achieving long-term shareholder value. We are committed to governance policies and practices that serve the long-term interests of the Company and its shareholders.

Corporate Governance Highlights

●	Split CEO and independent Board Chair roles for the last several years.

●	Formal CEO succession planning process.

●	Share ownership guidelines for directors and executive officers.

●	Directors and employees prohibited from hedging Company shares.

●	Directors and executive officers prohibited from having margin accounts and pledging Company shares.

●	Majority voting for directors in uncontested elections; directors that do not receive a majority vote are not elected to the Board.

●	Active Board participation in CEO and Board succession and Company strategic planning.

●	Formal Board and Board Committee oversight of ESG initiatives, risks and disclosures.

●	Annual Board and Committee self-evaluations.

●	Semi-annual shareholder engagement.

●	No poison pill.

●	Shareholders holding 10% of the Company’s share capital can convene a special meeting.

●	Conditional director resignations required for the Governance Committee’s and the Board’s consideration in the event a director experiences materially changed circumstances.

●	Limit on the number of public boards on which directors may serve and assessment of a director’s continued service if he or she accepts membership on another public board.

O	For each director, other than a director who serves an executive officer at WTW or any other public company, maximum of three other public company boards (in addition to WTW).

O	For each director who serves as a public company executive officer (including WTW’s CEO), maximum of one other public company board (in addition to WTW).

●	Majority of directors required to be independent. Other than the CEO, the current slate is wholly comprised of independent directors.

●	Annual elections of directors.

●	Annual review of Board Committee composition.

●	Regular executive sessions of independent directors.

●	Proxy access proactively implemented.

●	Onboarding and regular continuing director education.

●	Board composition, reflecting diversity of gender, ethnicity and nationality, and varied backgrounds and skill sets, including as follows (assuming all nominated directors are elected and have joined the Board):

O	44% of directors identify as female;

O	approximately 11% of directors identify as LGBT+;

O	approximately 11% of directors identify as Black; and

O	approximately 33% with non-U.S. citizenship.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	15

Corporate Governance (continued)

Board and Committee Member Independence

Based on the recommendation of the Governance Committee, the Board has determined that, with the exception of Mr. Hess, (i) each of the current directors and director nominees and (ii) each of the Board Committee members is independent under the relevant SEC rules, NASDAQ listing standards and the Board’s Director Independence Standards. The Board’s Director Independence Standards are part of the Company’s Corporate Governance Guidelines, which were adopted by the Board and which comply with the requirements of NASDAQ listing standards.

As discussed above, each director has significant experience and affiliations with other organizations that bring relevant expertise to the oversight of the Company. In evaluating the independence of each director, the Governance Committee considered that, in the ordinary course of business, the Company provides services (such as insurance broking or consulting services) to, receives services from, or provides charitable donations to, certain organizations affiliated with the directors by virtue of their directorship, employment status or share ownership. In addition, in the ordinary course of business and on an arm’s-length basis, certain directors receive broking services from the Company on a personal basis. The Governance Committee determined that, in all of the above cases, the transactions do not impair the relevant director’s independence under the applicable SEC rules, NASDAQ listing standards or the Board’s Director Independence Standards.

Board Meetings and Attendance

The Board met formally 11 times in 2021. Additionally, the Board met informally with management on numerous occasions during the course of the year to discuss, among other things, strategic, operational and management issues. All directors standing for re-election who were on the Board in 2021 attended at least 75% of the aggregate of the total number of Board meetings and of any Committee on which they served in 2021.

The independent directors held separate executive sessions without management either before or after each of the Board’s regularly scheduled meetings in 2021.The Non-Executive Chair of the Board chaired each executive session. Neither the CEO nor any member of management at any level attends the executive sessions of the independent directors unless invited to discuss a particular matter.

All directors are expected to make every effort to attend each Annual General Meeting of Shareholders. All directors standing for re-election who were on the Board in 2021 participated in the 2021 Annual General Meeting of Shareholders.

Board Leadership Structure

As noted above, the members and chairs of each of the Board Committees are independent based on SEC, NASDAQ and governance standards. As a result, independent directors directly oversee such critical matters as the compensation policy for executive officers, nomination and corporate governance practices, and the integrity of financial statements and internal controls over financial reporting.

The Board has determined that the Company and its shareholders are currently best served by having the roles of Board Chair and CEO undertaken by different individuals. In the event they are not, the Corporate Governance Guidelines provide for the appointment of a Presiding Independent Director.

Mr. Ganzi has served as the Independent Non-Executive Chair of the Board since January 1, 2019 and was re-elected by the Board to serve as Chair until the 2022 Annual General Meeting of Shareholders, at which time he will retire from the Board. Following the Annual General Meeting, Mr. Thomas will serve as

16	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

the Non-Executive Board Chair for a term to be renewed each year by the Board. Pursuant to the Company’s Corporate Governance Guidelines, the Non-Executive Chair:

●	convenes and presides at executive sessions of the independent and non-management directors;

●	serves as principal liaison on Board-related issues between the independent and non-management directors and the CEO and provides the CEO with feedback from executive sessions;

●	prior to Board meetings, discusses with the CEO the information to be provided to directors and reviews and approves such information;

●

approves Board meeting agenda items and, with the CEO, proposes for Board approval the Board’s calendar, including the number and frequency of Board meetings, to ensure there is sufficient time for discussion of all agenda items;

●	recommends to the Board the retention of outside advisors and consultants who report directly to the Board on Board-related issues;

●	consults with the Governance Committee on the appointment of chairs and members for Board Committees;

●	is available for consultation and communication with shareholders in appropriate circumstances, as instructed by the Board; and

●	performs such other functions and responsibilities as requested by the Board from time to time.

Director Orientation and Continuing Education

Director Orientation: Our robust orientation program familiarizes new directors with the Company’s businesses, strategies and policies, and assists new directors in developing company and industry knowledge to optimize their service on the Board. The orientation also provides new directors with an understanding of their fiduciary duties and other requirements associated with serving on the Board of an Irish-domiciled company with shares listed on NASDAQ.

Continuing Education: Regular continuing education programs enhance the skills and knowledge directors use to perform their responsibilities. These programs may include internally developed materials and presentations, programs presented by third parties, and financial and administrative support to attending qualifying academic or other independent programs.

Willis Towers Watson Board Committees

Critical matters such as the compensation policy for executive officers, nomination and corporate governance practices, and the integrity of financial statements and internal controls over financial reporting, and enterprise-wide risk management are overseen by the Board and its Committees, which are comprised solely of independent directors.

The Board Committees, members and a description of each Committee’s function are set forth below in further detail. Each of our Board Committees has its own respective charter, which can be found, along with our Corporate Governance Guidelines in the “Investor Relations — Corporate Governance” section of our website at www.wtwco.com. Copies are also available free of charge on request from the Company Secretary.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	17

Corporate Governance (continued)

Board Committee Slates

Prior Board Committee Composition

As discussed further below, as of January 1, 2022, the Board combined the Audit Committee and the Risk Committee to form the Audit and Risk Committee and created a new Operational Transformation Committee. For the fiscal year 2021, prior to the combination of the Audit Committee and Risk Committee and the formation of the Operational Transformation Committee, the Board Committee composition was as follows:

	Audit	Compensation	Corporate Governance & Nominating	Risk

Anna Catalano (1)	X		X

Victor Ganzi (1)		X	X*

John Haley

Wendy Lane		X*		X

Brendan O’Neill	X*			X

Jaymin Patel (1)		X		X

Linda Rabbitt		X	X

Paul Thomas	X*		X

Wilhelm Zeller (1)	X			X*

*	Designates Committee Chair

Current Board Committee Composition

The current Board Committee composition as well as the combined Audit and Risk Committee and formation of the Operational Transformation Committee, is as follows:

	Audit & Risk (3)	Compensation	Corporate Governance & Nominating	Operational Transformation (4)

Dame Inga Beale	X			X

Anna Catalano (1)	X		X

Fumbi Chima	X		X

Victor Ganzi (1)		X	X*

Michael Hammond		X		X

Carl Hess

Wendy Lane (1)		X*	X

Brendan O’Neill	X*		X

Linda Rabbitt		X	X

Michelle Swanback		X		X

Paul Thomas (2)	X			X*

Wilhelm Zeller (1)	X		X

*	Designates Committee Chair

(1)	Ms. Catalano, Mr. Ganzi, Ms. Lane and Mr. Zeller are retiring from the Board at the 2022 Annual General Meeting of Shareholders. Mr. Patel retired from the Board on January 1, 2022.

18	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

(2)	At the conclusion of the 2022 Annual General Meeting of Shareholders, Mr. Thomas will succeed Mr. Ganzi as Non-Executive Chair of the Board.

(3)	The Audit Committee and Risk Committee were combined effective January 1, 2022.

(4)	The Operational Transformation Committee was formed effective January 1, 2022.

General Description of Board Committee Responsibilities

The Audit and Risk Committee generally assists the Board with overseeing the following:

●	the integrity of the Company’s financial statements;

●	the selection and oversight of the independent auditors, including their compensation and retention;

●	the Company’s compliance with financial, legal and regulatory requirements;

●	the independent auditors’ qualifications and independence;

●	the performance of the independent auditors and the Company’s internal audit function;

●	the establishment and maintenance of proper internal accounting controls and procedures;

●	the preparation of an audit committee report as required by the SEC for inclusion in the Company’s annual proxy statement and as required by NASDAQ;

●	the treatment of concerns regarding accounting or auditing matters as reported under the Company’s whistleblower policy;

●	the review of the Company’s corporate and tax arrangements and structures in connection with the Directors’ Compliance Statement contained in the Irish Statutory Accounts;

●	the Company’s identification and management of material enterprise risks;

●	the overall enterprise risk management framework and practices used by the Company to identify, assess and manage key risks facing the Company and significant emerging risks;

●

the development of plans for risk mitigation for the most significant risks to the Company and monitoring management’s implementation of such plans, and the effectiveness generally of enterprise risk mitigation strategies and activities; and

●

management’s approach to risk identification, risk tolerance, risk assessment and risk management for strategic and financial risks facing the Company, as well as operational risks arising out of responsibilities identified in the Committee’s charter, including without limitation risks related to compliance and internal control matters (it being acknowledged that other Board committees have responsibility with respect to the oversight of specified compensation and human capital risks, operational and operational transformation risks, and governance risks, as set forth in their charters).

The Audit and Risk Committee’s focus on risk includes, strategic risk, including risks relating to strategic planning and execution, major financial risk exposures and the steps management has taken to monitor and control such risks, including risks relating to internal controls, disclosure controls and procedures, tax and pension matters, and mergers and acquisitions, among other items. In that regard, pursuant to its charter, the Audit and Risk Committee meets annually with the Compensation Committee Chair concerning the Compensation Committee’s risk assessment of the Company’s compensation programs. The Audit and Risk Committee is also responsible for reviewing new material transactions, products or services requiring Board approval and, in that connection, making recommendations to the Board regarding the adequacy of the Company’s resources to performance its risk management responsibilities.

The Audit and Risk Committee provides an avenue for communication among internal audit, the independent auditors, management and the Board. The members of management that join the Committee meetings include, among others, the Chief Financial Officer, the Controller, the General Counsel as well as the Heads of Internal Audit and Compliance. In addition, the Audit and Risk Committee discusses with

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	19

Corporate Governance (continued)

management and, if appropriate, the independent auditors, matters such as the guidelines and policies governing the process by which senior management and the relevant departments of the Company assess and manage the Company’s exposure to risk relating to audit, financial disclosure, tax matters, pension matters and foreign exchange hedging. With respect to compliance, the Audit and Risk Committee discusses with the Chief Compliance Officer the compliance and regulatory risks of the Company, and receives a report outlining the main activities of the compliance function, material regulatory interactions review, progress against the annual compliance plan and the adequacy of resources. The Committee also discusses with the General Counsel any significant legal matters that may have a material effect on the Company.

Dr. O’Neill is an independent audit committee financial expert, as defined by Regulation S-K, and all Audit and Risk Committee members are financially sophisticated under NASDAQ listing standards in light of their financial experience. In December 2021, the Board determined to combine the Audit Committee and Risk Committee of the Board. Following its combination, the Audit and Risk Committee did not meet in 2021. The Audit Committee met formally five times in 2021, and the Risk Committee met formally four times in 2021. In addition to holding formal meetings, the Audit Committee and Rick Committee members met informally during the course of the year to discuss and review financial matters related to the Company and its SEC filings (including earnings releases for the Audit Committee). Each of the Committees previously met in executive session frequently, and after its formation, the Audit and Risk Committee also frequently meets in executive sessions, including separate meetings with management, the internal auditors and external auditors.

The Compensation Committee generally assists the Board with the following:

●

establishing, in consultation with senior management, the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs in accordance with the philosophy;

●

reviewing and approving annual corporate goals and objectives relevant to the compensation of the CEO, evaluating the performance of the CEO in light of those goals and objectives, and (either as a Committee or together with the other independent directors) determining and approving the CEO’s compensation based on this evaluation, which compensation shall be ratified by the independent directors of the Board;

●

with respect to the executive officers other than the CEO, after consideration of the CEO’s recommendations, reviewing and approving annual corporate goals and objectives relevant to their compensation, evaluating their performance in light of those goals and objectives and determining and approving their compensation;

●	reviewing and approving compensation policies applicable to the executive officers;

●	evaluating executive compensation competitive practices and trends;

●	reviewing and approving incentive compensation plans for the executive officers, and equity-based plans, subject to any necessary shareholder approval;

●	in consultation with senior management, overseeing regulatory compliance with respect to compensation matters;

●	reviewing and discussing with senior management the Compensation Discussion and Analysis and approving its inclusion in the Company’s Proxy Statement and Annual Report on Form 10-K;

●	reviewing the results of the “say-on-pay” and “say-on-frequency” proposals included in this Proxy Statement and the appropriate response;

●

providing input and advice on the implementation of the Company’s human capital and talent strategy, including recruiting and development strategies, inclusion and diversity initiatives and the development of senior leaders.

20	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

●	making recommendations to the Board on the compensation for non-employee directors, Board Committee Chairs and Board Committee members;

●	making recommendations to the Board on director and executive officer share ownership guidelines and monitor compliance therewith;

●	annually evaluating the independence of the Committee’s compensation consultants, legal counsel and/or other advisors, taking into consideration the factors enumerated in NASDAQ listing standards;

●

reviewing the nature of services provided by the Committee’s compensation consultant, any remuneration provided to such consultant and evaluating, in accordance with SEC rules, whether any conflict of interest exists with respect to such consultant;

●	reviewing an assessment of the Company’s compensation programs to determine whether they create risks that would be reasonably likely to have a material adverse effect on the Company.

In 2021, the Compensation Committee met formally seven times. In addition to holding formal meetings, the Committee members met informally during the course of the year to discuss compensation-related matters and acted from time to time by unanimous written consent. After regularly scheduled meetings, the Committee also met in executive session, which included meetings with the compensation consultant.

The Corporate Governance and Nominating Committee generally assists the Board with the following:

●	recommending to the Board, in light of the Board’s qualifications, the director nominees to stand for election by shareholders and in the event of any director vacancy;

●	developing and recommending director independence standards to the Board, periodically reviewing those standards and evaluating directors’ independence;

●

developing and recommending to the Board the director selection process for identifying, considering and recommending candidates to the Board and director qualification standards for use in selecting new nominees and periodically reviewing the process and standards;

●

reviewing the appropriateness of continued service on the Board of members whose circumstances have changed, including if members contemplate accepting a directorship at another company or an appointment to an audit committee of another company;

●	making recommendations to the Board on matters relating to director tenure, which may include the retirement of Board members, term limits or a mandatory retirement age;

●	establishing, overseeing and recommending the purpose, structure and operations of the various Board Committees, and the qualifications and criteria for membership on each Board Committee;

●	recommending to the Board, from time to time, changes the Committee believes is desirable to the size of the Board or any Committee thereof;

●

recommending to the Board a nominee for Chair (or, if applicable, recommending to the independent and non-management directors a nominee for Presiding Independent Director) and recommending to the Board the nominees and the Chair for each Board Committee;

●	reviewing periodically and recommending changes to the Board, from time to time, to the Company’s Corporate Governance Guidelines;

●	reviewing the orientation process for all new directors and a continuing education program for all directors;

●

developing a policy with regards to the Committee’s consideration of any director candidates recommended by the Company’s shareholders and consider director candidates recommended by the Company’s shareholders in accordance with such policy;

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	21

Corporate Governance (continued)

●

administering and overseeing, on behalf of the Board, the evaluation process for the overall effectiveness of the Board (including the effectiveness of the Board Committees and the Board’s performance of its governance responsibilities);

●	reviewing succession plans prepared by management for all senior management;

●

overseeing the Company’s environmental, social and governance (“ESG”) initiatives (except as delegated to other Board Committees), with the relevant Board Committees managing their ESG responsibilities as set forth in their respective charters, and reporting to the Board, as appropriate;

●	reviewing the Company’s ESG disclosure in the Proxy Statement;

●	approving any charitable contributions over a threshold delegated by the Board;

●

reviewing any Company shareholder engagement plans, including referring to another Board Committee for review, if appropriate, or otherwise making recommendations to the Board with respect to shareholder proposals properly submitted for inclusion in the Proxy Statement or for consideration at an annual general meeting of shareholders; and

●	reviewing government relations activities and overseeing any policies regarding political activity.

The Governance Committee believes in fostering strong governance practices and, from time to time, reviews governance principles set out by investors or other outside groups.

In 2021, the Governance Committee met formally four times. After each regularly scheduled meeting, the Governance Committee also met in executive session. In addition to holding formal meetings, the Committee members also met informally on numerous occasions during the course of the year to discuss governance-related matters, including director succession.

The Operational Transformation Committee generally assists the Board with the following:

●	helping to oversee the implementation of the Company’s operational transformation plan, which aims to achieve significant run rate cost savings by the end of 2024;

●	overseeing risk management in relation to the operational transformation plan and arising out of the Company’s operational processes and functions that support the Company’s business;

●	discussing and reviewing with management efforts to develop, implement and monitor the operational transformation plan and drive operational efficiencies;

●	receiving reports and presentations from management and outside advisors regarding operational risk areas covered by the Committee’s charter; and

●	conferring with the Audit and Risk Committee Chair with respect to risk assessments relating to the operational transformation plan.

The Operational Transformation Committee was formed effective as of January 1, 2022, and will have a term ending on December 31, 2024, concurrent with the conclusion of the Company’s operational transformation plan. The Operational Transformation Committee’s risk oversight includes, among other items, technology and information security risk, business continuity, market security processes, supplier management, and material new products and services that create significant operational risks. The Committee did not meet in 2021, but generally holds executive sessions after each Committee meeting and meets informally, as appropriate.

Director Nomination and Selection Process

The Governance Committee identifies potential director nominees by preparing a candidate profile based upon the current Board’s strengths and needs, including based on the Company’s strategy and goals for

22	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

the future, and through a variety of sources, including by engaging search firms, considering input from stakeholders or utilizing the professional networks of the Board and senior management. Nominees must meet minimum qualification standards with respect to a variety of criteria including integrity, reputation, judgment, knowledge, experience, maturity, skills and personality, commitment and independence. The Governance Committee may also take into consideration additional factors that it may deem appropriate, which may include, among other factors, diversity, experience with business and other organizations, the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board and any committee thereof.

With feedback from the Board members, members of the Governance Committee initiate contact with preferred candidates and, following feedback from interviews conducted by Governance Committee and Board members, recommend candidates to join the Board. The Governance Committee has the authority to retain a search firm to assist with this process. The Governance Committee considers candidates nominated by shareholders and ensures that such nominees are given appropriate consideration in the same manner as other candidates. Recommendations may be submitted to any member of the Governance Committee pursuant to the procedures set forth below under “Communications with Shareholders and Other Constituencies” by writing to the Company Secretary at corporatesecretary@willistowerswatson.com.

The Board’s Role in Risk Oversight

The Company’s management is responsible for the day-to-day management of risks and the Board, including through its Committees, is responsible for understanding and overseeing the various risks facing the Company. Effective risk oversight is an important priority of the Board.

The Board implements its risk oversight function both as a whole and through delegation to its Committees, which meet regularly and report back to the Board. To ensure that the Board executes on its priorities with an appropriate focus on risk generally, effective January 1, 2022, the Board formed a separate Operational Transformation Committee in addition to combining its Audit and Risk Committees. The Board has generally delegated, through respective Board Committee Charters, (i) to the Audit and Risk Committee, the primary responsibility of assisting the Board in its oversight of the enterprise risk management framework, policies and practices used by the Company to identify, assess and manage key risks facing the Company, including financial and strategic risks as well as risks relating to compliance and internal control matters, tax matters and pension matters, among other matters; and (ii) to the Operational Transformation Committee, the oversight of risks arising out of the Company’s operations that support the Company’s businesses, including risks relating to the Company’s operational transformation plan as well as risks related to information security, processes that support quality control within the businesses, business continuity activities and supplier management, among other matters. The Board has also delegated to its other Committees the oversight of risks within their areas of responsibility and expertise. For information on the Board Committees, their responsibilities and areas of risk oversight, see the section above entitled “— General Description of Board Committee Responsibilities” and “— ESG Oversight and Activities.”

In addition, an overall review of risk is inherent in the Board’s consideration of the Company’s long-term strategies and in the transactions and other matters presented to the Board, including capital expenditures, acquisitions and divestitures, and financial matters. The Company believes that its Board leadership and Committee structure supports the risk oversight function of the Board. Moreover, the Board’s role in risk oversight of the Company is consistent with the Company’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Company’s risk exposure, and the Board and its Committees providing oversight in connection with those efforts. Management regularly communicates with the Board, its Committees and individual directors about significant risks identified and how they are being managed. The Board also oversees management’s crisis preparedness planning.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	23

Corporate Governance (continued)

To learn more about risks facing the Company, review the factors included in Part I, “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2021 as updated by subsequent filings by the Company with the SEC. The risks described in such filings are not the only risks facing the Company. Additional risks and uncertainties not currently known or that may currently be deemed to be immaterial also may materially adversely affect the Company’s business, financial condition or results of operations in future periods.

ESG Oversight and Activities

In 2019, the Company formed a cross-functional management committee to coordinate and communicate on the Company’s ESG initiatives. Information on our ESG commitments and the various ESG-related awards we have received is available on our website at https://www.wtwco.com/en-US/About-Us/environmental-social-and-governance, which information is not part of or incorporated by reference into this Proxy Statement.

With respect to Board oversight of ESG matters in general, the Board takes an approach that the most appropriate Committee should maintain oversight over a particular issue rather than concentrating all ESG initiatives into any one Committee. The Committees report to the Board as appropriate. For example:

●

The Governance Committee has oversight of ESG initiatives, reviews ESG disclosure in the proxy statement and discusses with management, on an annual basis, its corporate social responsibility initiatives, which include the Company’s environmental sustainability program and charitable contributions.

●

The Audit and Risk Committee has the primary responsibility of assisting the Board in its oversight of the framework, policies and practices used by management to identify, assess and manage key strategic and operational risks (other than with respect to operational transformation and risks overseen by the Operational Transformation Committee) facing the Company. The Audit and Risk Committee reviews ESG financial disclosure included in documents filed with the SEC or required under Irish law.

●

The Operational Transformation Committee oversees risks arising out of the Company’s operational processes and functions that support the Company’s businesses; as such, it reviews business continuity risks, including climate-related risks, if identified as having a material impact on the business strategy or operations.

●	The Compensation Committee reviews talent and culture, including inclusion and diversity, as well as social initiatives such as gender pay gap reporting.

ESG Commitments

Our clients, colleagues and other stakeholders expect us to conduct our business with integrity and in an environmentally and socially responsible manner with the highest ethical standards. We take these expectations seriously and have embraced principles that are aligned with our business priorities, are consistent with our commitment to ethical and sustainable practices and demonstrate our respect for those communities in which we operate across the globe.

Accordingly, our principles reflect an aspirational commitment to:

●

Demonstrating that we are a responsible and ethical business partner by conducting our business based on our Code of Conduct and our Company values, which emphasize managing all relationships with fairness, decency and good citizenship.

●

Partnering with our clients and communities to help address their social and economic challenges. For example, we are a founding member of the Insurance Development Forum, a public/private partnership led by the insurance industry and international organizations (such as the United Nations

24	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

and the World Bank) that aims to optimize and extend the use of insurance and its related risk management capabilities to build greater resilience and protection for people, communities, business, and public institutions that are vulnerable to disasters and their associated economic shocks.

●

Enabling our colleagues to reach their full potential by fostering a culture of mutual respect and security, an inclusive and diverse work environment, annual formal engagement via company-wide surveys as well as frequent pulse surveys and other listening mechanisms, an array of professional development opportunities, safe working conditions and fair hiring and labor standards. Each year our leaders adopt diversity and inclusion-focused objectives through the company, and we continue to look for ways to ensure an objective and fair process that mitigates human biases in all of our talent programs and processes. Examples of our inclusion and diversity activities and recognitions include:

O	Globally:

●	For the seventh year running, we were a global festival partner of the Dive In festival for inclusion and diversity in insurance, holding events across the company globally.

●

Since 2019, we have been included in the Bloomberg Gender-Equality Index, which tracks the financial performance of public companies committed to supporting gender equality through policy development, representation, and transparency.

●

In 2021, we became one of the 44 founding members of the World Economic Forum’s Racial Justice in Business Initiative. The purpose of this initiative is to build more equitable and just workplaces for professionals with under-represented racial and ethnic identities.

O	In the U.S.: We have been recognized by the Human Rights Campaign Foundation as a “Best Place to Work” for LGBT+ equality since 2015.

O	In the U.K.: We are a member of Stonewall’s Diversity Champions program, an employers’ forum for sexual orientation and gender identity equality.

●

Strengthening our communities through philanthropic activities, including Matching Gifts and Volunteer Day Programs that provide our colleagues with paid opportunities to volunteer their time and amplify their charitable giving through gift matching.

●

Minimizing our environmental impact and carbon emissions through improvements to energy efficiency in our operations, reducing our need for business travel through the use of virtual meeting technologies, promoting recycling, minimizing the waste we send to landfill, purchasing environmentally-responsible office supplies and encouraging our colleagues to adopt environmentally-responsible habits.

O

Globally: In 2021, we announced our commitment to delivering net zero greenhouse gas emissions — in alignment with the Science Based Targets Initiative — by 2050 at the latest, with at least a 50% reduction by 2030, across the Company’s business operations. This includes a commitment to achieving 100% renewable energy supplies across the Company’s real estate portfolio.

●

Improving our suppliers’ ESG impacts by increasing our demand for and use of goods that are developed in a sustainable way and contribute to a reduced carbon footprint, tracking supplier diversity, including ESG questions and evaluation criteria within our procurement processes, and aiming to have in place a form of supplier contract that stipulates all operations must be conducted in full compliance with all applicable laws in connection with the contract.

●

Being closely involved with various governments, intergovernmental organizations and civil societies on climate policy and research and sharing the collective ambition of an orderly transition towards sustainable and resilient economies and communities.

●

Participating in a variety of collaborations and memberships, including as proud members of the insurance industry initiative ClimateWise, supporters of the Taskforce on Climate-Related Financial Disclosures (“TCFD”), and active members of the Coalition for Climate Resilient Investment.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	25

Corporate Governance (continued)

Additionally, to reinforce our commitments, we have in place our ESG Taskforce to provide central governance over our ESG efforts across the organization and to ensure our commitments are aligned with the Company’s strategic priorities. The ESG Taskforce is sponsored by our General Counsel, Chief Financial Officer and Chief Administrative Officer, and comprises representatives from across the business segments and corporate functions.

To learn more about our ESG commitments and related statements, including our TCFD Statement and our Sustainability Accounting Standards Board Disclosures (SASB), visit: https://www.wtwco.com/en-US/About-Us/environmental-social-and-governance. The information on, or accessible through, our website is not part of or incorporated by reference into this Proxy Statement.

Non-Employee Director Compensation

Willis Towers Watson’s non-employee director compensation takes into account, among other things, the Company’s size and complexity as well as the compensation paid by its peer companies and other similarly situated Irish-domiciled, U.S.-listed companies. Outlined below are the fees paid to the non-employee directors for each term of service.

All Non-Employee Directors

●  $125,000 cash fee, payable 100% in equity at the non-employee director’s election; and

●  time-based restricted share units equal to $160,000 that vest in full on the earlier of (x) the one-year anniversary of the grant date and (y) the next subsequent annual general meeting of shareholders following the grant date.

Non-Executive Chair of the Board	● $150,000, payable 50% in equity and 50% in cash, or 100% in equity at the Non-Executive Chair’s election.

Audit and Risk Committee Chair (1)	● $25,000† cash fee

All Other Audit and Risk Committee Members (1)	● $15,000 cash fee

Compensation Committee Chair	● $20,000† cash fee

All Other Compensation Committee Members	● $12,500 cash fee

Governance Committee Chair	● $17,000† cash fee

All Other Governance Committee Members	● $10,000 cash fee

Operational Transformation Committee Chair	● $25,000† cash fee

All Other Operational Transformation Committee Members	● $15,000 cash fee

†	Includes Committee membership fee.

(1)

The Audit Committee and Risk Committee were combined effective January 1, 2022. Prior to that time, cash fees for non-employee director service on the respective Committee were as follows: (i) for the Audit Committee Chair, $25,000 (including the Committee membership fee); (ii) for all other Audit Committee members, $15,000; (iii) for the Risk Committee Chair, $20,000 (including the Committee membership fee); and (iv) for all other Risk Committee members, $12,500.

The term of service for the Non-Executive Chair of the Board as well as the Board and its Committees runs from the date of the Annual General Meeting of Shareholders to the date of the next meeting the subsequent year.

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Corporate Governance (continued)

The following table sets forth cash and other compensation paid or accrued to the non-employee directors of Willis Towers Watson during 2021. It does not reflect compensation paid to the new directors who joined the Board in 2022.

Willis Towers Watson Non-Employee Director	Fees Earned or Paid in Cash ($)	Share Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Anna Catalano (3)	$150,000	$160,000	—	$310,000

Victor Ganzi (4)	$29,500	$435,000	—	$464,500

Wendy Lane (5)	$157,500	$160,000	—	$317,500

Brendan O’Neill (6)	$162,500	$160,000	—	$322,000

Jaymin Patel (7)	$206,250	$160,000	—	$366,250

Linda Rabbitt (8)	$69,375	$285,000	—	$354,375

Paul Thomas (9)	$160,000	$160,000	—	$320,000

Wilhelm Zeller (10)	$113,125	$160,000	—	$273,125

(1)

On May 11, 2021, each of the non-employee directors received 605 time-based restricted share units (“RSUs”), except for (i) Mr. Ganzi who received 1,646 RSUs in connection with his Non-Executive Chair fee and his base director fee equity election and (ii) Linda Rabbitt who received 1,078 RSUs, pursuant to her base director fee equity election. The RSUs vest in full on May 11, 2022, except for Mr. Patel, whose 605 RSUs vested on December 29, 2021. The share award value shown is the full fair value as of the date of grant.

(2)

The Company reimburses directors for reasonable travel and related expenses incurred in connection with their participation in Board or Board Committee meetings. The Company also hired tax consultants, whose fees are expected to be less than €15,000 in the aggregate, in Dublin, Ireland and the U.S. to prepare the directors’ Irish and U.S. 2021 tax documentation.

(3)	The above fees reflect Ms. Catalano’s role as a member of both the Audit Committee and the Governance Committee.

(4)	The above fees reflect Mr. Ganzi’s role as Non-Executive Chair of the Board, Chair of the Governance Committee and a member of the Compensation Committee.

(5)	The above fees reflect Ms. Lane’s role as the Chair of the Compensation Committee and a member of the Risk Committee.

(6)

The above fees reflect Dr. O’Neill’s role as Co-Chair of the Audit Committee, and his additional role as a member of the Risk Committee. In 2021, Dr. O’Neill also served as a board member of Willis Limited, the Company’s principal insurance brokerage subsidiary outside of the United States, pursuant to which he received an annual cash fee of £50,000.

(7)

The above fees reflect Mr. Patel’s role as a member of both the Compensation Committee and the Risk Committee. The above fees also include a payment of $56,250, which represents the pro-rated amount if Mr. Patel had served as a director from January 1, 2022 through the 2022 Annual General Meeting of Shareholders. As Mr. Patel stepped down from the Board on January 1, 2022 in order to facilitate the director transition process, this pro-rated amount was paid to him on December 29, 2021.

(8)	The above fees reflect Ms. Rabbitt’s role as a member of both the Compensation Committee and the Governance Committee.

(9)	The above fees reflect Mr. Thomas’s role as Co-Chair of the Audit Committee and a member of the Governance Committee.

(10)	The above fees reflect Mr. Zeller’s role as the Chair of the Risk Committee and a member of the Audit Committee.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	27

Corporate Governance (continued)

Share Ownership Guidelines

Under our share ownership guidelines, non-employee directors are required to accumulate Willis Towers Watson shares equal to five times the directors’ annual cash retainer of $125,000 (i.e., $625,000) within eight years of (i) their appointment to the board of their respective legacy company (for legacy Willis Group or legacy Towers Watson directors who serve on the Board) or (ii) their appointment to the Board. The threshold dollar amount is intended to ensure alignment with the Company’s long-term strategy and the time period is intended to attract and retain qualified new board members and candidates. Ordinary shares, deferred shares, share equivalents, RSUs and restricted shares count toward satisfying the guidelines, but options to purchase shares do not. Each director is prohibited from transferring these shares until six months after he or she leaves Board service (other than to satisfy tax obligations on the vesting/distribution of existing equity awards), but is permitted to transfer any shares in excess of this amount. If, as a result of share price decline subsequent to a non-employee director meeting the ownership requirement, the non-employee director no longer satisfies the ownership requirement, he or she is not required to buy additional shares to meet the ownership requirement. In the event a non-employee director has not met the share ownership requirement, he or she is prohibited from transferring any Willis Towers Watson shares (other than to satisfy tax obligations on the vesting/distribution of existing equity awards). In the case of financial hardship, the ownership guidelines may be waived in the discretion of the Compensation Committee until the hardship no longer applies or such other appropriate time as the Compensation Committee determines. All current non-employee directors have satisfied their share ownership requirements.

The following table sets forth the non-employee directors’ equity ownership as of December 31, 2021. It does not reflect the equity granted to the new directors who joined the Board in 2022.

Non-Employee Director	Shares	RSUs

Anna Catalano	5,661	605

Victor Ganzi	20,386	1,646

Wendy Lane	7,333	605

Brendan O’Neill	12,726	605

Jaymin Patel	5,428	0

Linda Rabbitt	13,413	1,078

Paul Thomas	10,639	605

Wilhelm Zeller	8,470	605

For more information regarding the number of shares beneficially owned by each director as of March 23, 2022, see the section entitled “Additional Information — Security Ownership of Certain Beneficial Owners and Management — Directors, Director Nominees, Named Executive Officers and Other Executive Officers.”

Review and Approval of Related Person Transactions

The Company has adopted written policies and procedures governing the review and approval of transactions between the Company and any of its directors or executive officers, director nominees, any security holder who is known to the Company to own of record or beneficially more than 5% of any class of the Company’s voting securities or their immediate family members (each, a “Related Person”) to determine whether such persons have a direct or indirect material interest. The Company’s directors, director nominees and executive officers complete an annual director and officer questionnaire, which requires the disclosure of Related Person transactions. In addition, directors, director nominees and executive officers are obligated to advise the Audit Committee of any Related Person transaction of which they are aware, or become aware, and, in the event that any such transactions involve difficult or complex

28	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

issues, the directors and executive officers are obligated to advise the General Counsel. Further, transactions that are determined to be directly or indirectly material to a Related Person are disclosed in the Company’s Proxy Statement or Annual Report on Form 10-K in accordance with SEC rules. The Audit and Risk Committee reviews and approves or ratifies any Related Person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related person transaction, the Audit and Risk Committee considers, among other factors it deems appropriate:

●	the position within or relationship of the Related Person with the Company;

●	the materiality of the transaction to the Related Person and the Company, including the dollar value of the transaction, without regard to profit or loss;

●

the business purpose for and reasonableness of the transaction (including the anticipated profit or loss from the transaction), taken in the context of the alternatives available to the Company for attaining the purposes of the transaction;

●	whether the transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not Related Persons;

●	whether the transaction is in the ordinary course of the Company’s business and was proposed and considered in the ordinary course of business; and

●

the effect of the transaction on the Company’s business and operations, including on the Company’s internal control over financial reporting and system of disclosure controls or procedures, and any additional conditions or controls (including reporting and review requirements) that should be applied to such transaction.

Any member of the Audit and Risk Committee who is a Related Person with respect to a transaction under review may not participate in the deliberations or vote regarding the approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting at which the Audit Committee considers the transaction.

2021 Related Person Transactions under Item 404 of Regulation S-K

BlackRock, Inc. (“BlackRock”) filed a Schedule 13G/A with the SEC reporting that, as of December 31, 2021, BlackRock and certain of its subsidiaries were beneficial owners of more than 5% of our outstanding shares. During 2021, BlackRock Advisors (UK) provided services to Willis Group Services Limited with respect to Willis Pension Trustees Limited and the UK pensions scheme trust. BlackRock received approximately $511,682 for these services and software solutions, which were provided in the ordinary course of business on an arm’s-length basis.

On August 2, 2021, the Company hired Ms. Calyn Haley, Mr. Haley’s daughter, as a senior research associate. Ms. Haley’s base salary is $117,500 and her target STI opportunity, subject to individual and company performance, is 15% of base salary; both are aligned with the compensation structure in place for other broad-based employees in similar roles. Mr. Haley was not involved in any employment or compensation decision by the Company with respect to Ms. Haley. No other transactions are required to be disclosed under Item 404 of Regulation S-K.

Code of Conduct

We have adopted a Code of Conduct applicable to all our directors, officers and employees, including our CEO, the CFO, the Principal Accounting Officer and all those involved in the Company’s accounting functions. Our Code of Conduct can be found in the “Investor Relations — Corporate Governance” section of our website at www.wtwco.com. It is also available free of charge on request from the Company Secretary at corporatesecretary@willistowerswatson.com. We intend to post on our website any amendments to, or waivers of, a provision of our Code of Conduct in accordance with Item 406 of Regulation S-K.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	29

Corporate Governance (continued)

Communications with Shareholders and Other Constituencies

The CEO is responsible for establishing effective communications with the Company’s stakeholder groups, including shareholders, the press, analysts, clients, suppliers, governments and representatives of the communities in which it operates. It is the policy of the Company for the CEO to appoint individuals to communicate and interact fully with these stakeholders. The Chair or another spokesperson chosen by the Board will speak for the Board when the Board determines it is appropriate for the Board to have a distinct and separate spokesperson. Often the Board will look to senior management to speak for the Company; however, the Board is also committed to engaging with shareholders to promote open and sustained dialogue in a manner consistent with the Company’s communications policies and procedures.

Non-employee directors are not precluded from communicating directly with shareholders or other constituencies about Company matters, although directors are required under the Corporate Governance Guidelines to coordinate with the Chair and senior management before doing so. An interested person may communicate with independent directors or the non-management directors as a group by writing to the Company Secretary at corporatesecretary@willistowerswatson.com. The Company Secretary will forward the communication to the director(s) to whom it is addressed.

All communications should include the following information:

●	if the person submitting the communication is a security holder, a statement of the type and amount of the securities of the Company that the person holds;

●	if the person submitting the communication is not a security holder and is submitting the communication as an interested party, the nature of the person’s interest; and

●	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Please note that communications may be shared with Company management.

Please see the section “Additional Information — Shareholder and Other Proposals for the 2023 Annual General Meeting” at the end of this Proxy Statement for shareholders seeking to present a proposal for inclusion in the Company’s proxy materials for the 2023 Annual General Meeting of Shareholders.

Shareholder Outreach Program

The Company frequently engages with shareholders. Each year, during the spring and fall seasons, we reach out shareholders holding a majority of our shares and then discuss the feedback with our Board. The purpose of our year- round outreach is to foster relations with our shareholders by enhancing communications on corporate governance, executive compensation and environmental and social issues and providing our shareholders with a forum to discuss any questions they may have or voice any criticisms. We also use the opportunity to explain the various proposals included within the Proxy Statement.

Over the past year, the Company faced different issues and, accordingly, we tailored our shareholder outreach programs to address the various corporate changes. During the 2021 Proxy Season, although the Company was awaiting regulatory approval to potentially combine with Aon, management still believed it was important to continue to reach out to its main institutional investors to discuss the Proxy Statement and its rationale for the executive compensation program, corporate governance structure and ESG initiatives. Shareholders were generally supportive of the Company’s proposals, which is evidenced by our 2021 Say-on-Pay proposal to approve the NEOs’ compensation receiving approximately 95.92% of the votes cast in favor at the 2021 Annual General Meeting of Shareholders.

30	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Corporate Governance (continued)

After the Aon transaction was terminated, in August 2021, the Board appointed Mr. Hess as President and future CEO. Again, management took the opportunity to reach out to shareholders representing approximately 50% of the outstanding shares to offer an introductory call with Mr. Hess. Other management attendees included, among others, our then-current CFO, Head of Investor Relations and/or General Counsel. Management then held an Investor Day in early September to explain its going-forward strategy.

In the fall, management continued the conversations with investors and offered the opportunity to discuss governance, compensation and other ESG highlights, including governance actions the Board has recently taken and expects to take, as well as expectations for the upcoming Proxy Season.

In light of the new strategy unveiled at Investor Day, the Company undertook a review and redesign of 2022 executive officer incentives, which considered shareholder feedback, as detailed in the section entitled “Executive Compensation: Compensation Discussion and Analysis— Executive Officer 2022 Incentive Design Update.” The Board also continued its succession plan, which included announcing the appointment of four new independent directors see section entitled “Proposal No. 1: Elect Directors — Board and CEO Succession.”

Vote Required for Special Meetings

Shareholders holding 10% of the Company’s share capital have the ability to convene a special meeting.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	31

Proposal No. 2: Advisory (Non-binding) Vote to Ratify the Appointment of the Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration

For the fiscal year ending December 31, 2022, the Willis Towers Watson Audit and Risk Committee approved, and the Board ratified, the appointment of (i) Deloitte & Touche LLP, Independent Registered Public Accounting Firm, to audit the financial statements of Willis Towers Watson and (ii) Deloitte Ireland LLP, Independent Statutory Audit Firm, to audit the Irish Statutory Accounts of Willis Towers Watson. Deloitte & Touche LLP and Deloitte Ireland LLP are the respective U.S. and Irish member firms of the Deloitte Touche Tohmatsu Limited network.

We are seeking ratification of both of these appointments in a non-binding advisory vote from our shareholders at the 2022 Annual General Meeting of Shareholders. We are not required to have our shareholders ratify the appointments of our independent auditors, but we are nonetheless doing so because we believe it to be a matter of good corporate governance practice. If our shareholders do not ratify the appointments, it will be regarded as notice to the Board and the Audit and Risk Committee to consider selecting different firms. Even if the appointments are ratified, the Audit and Risk Committee may select different independent auditors at any time if it determines that such selections would be in the best interest of Willis Towers Watson and our shareholders.

The Board unanimously recommends that you vote, on a non-binding advisory basis, “FOR” the ratification of the appointment of (i) Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm and (ii) Deloitte Ireland LLP as the Company’s Statutory Audit Firm for the Irish Statutory Accounts; and, on a binding basis, the authorization of the Board, acting through the Audit and Risk Committee, to fix the independent auditors’ remuneration.

A majority of the votes cast by shareholders at the 2022 Annual General Meeting of Shareholders is required for the proposals. We expect that one or more representatives of Deloitte & Touche LLP and Deloitte Ireland LLP will be present at the 2022 Annual General Meeting of Shareholders. Each of these representatives will have the opportunity to make a statement, if he or she desires, and is expected to be available to respond to appropriate questions.

The Audit and Risk Committee reviews the auditors’ independence and performance in deciding whether to retain them or engage different independent auditors. In the course of this review, the Committee considers, among other things, the auditors’:

●	independence and process for maintaining independence;

●	historical and recent performance on the audit;

●	capability and expertise in handling the breadth and complexity of our worldwide operations;

●	appropriateness of fees for audit and non-audit services; and

●	status as a registered public accounting firm with the Public Company Accounting Oversight Board (“PCAOB”).

32	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 2: Advisory (Non-binding) Vote to Ratify the Appointment of the Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration (continued)

Fees Paid to the Independent Auditors

The fees that the Company incurs for audit, audit-related, tax and other professional services reflect the complexity and scope of the Company’s operations, including:

●	operations of the Company’s subsidiaries in multiple, global jurisdictions in more than 140 countries;

●	the complex, often overlapping regulations to which the Company and its subsidiaries are subject in each of those jurisdictions; and

●	the operating companies’ responsibility for preparing audited financial statements.

The following fees have been, or will be, billed by Deloitte & Touche LLP or its respective affiliates for professional services rendered to Willis Towers Watson for the fiscal years ended December 31, 2021 and December 31, 2020 ($ in thousands).

	2021	2020
Audit fees (1)	$19,927	$15,641
Audit-related fees (2)	1,193	2,000
Tax fees (3)	236	227
All other fees (4)	24	22
Total fees	$21,380	$17,890

(1)

Fees for the audits of annual financial statements of Willis Towers Watson, reviews of the financial statements included in the quarterly reports for that fiscal year, audits relating to carve-out financial statements and statutory audits for subsidiary undertakings.

(2)

Fees for assurance and audit-related services that are traditionally performed by the Company’s independent auditor, such as employee benefit plan audits, review of SEC filings and attest services not required by statute or regulation.

(3)	Tax fees comprise fees for various tax compliance, consultation and planning services.

(4)	All other fees includes other permitted services, which in 2021 and 2020, consisted of research, subscription-based fees and presentations.

Audit and Risk Committee Pre-approval Process

The Audit and Risk Committee has adopted a policy regarding the pre-approval of services provided by the Company’s independent auditors, which can be found in the “Investor Relations — Corporate Governance” section of the Company’s website at www.wtwco.com. This policy requires all services provided by the Company’s independent auditors, both audit and permitted non-audit services, to be pre-approved by the (i) Audit and Risk Committee, (ii) the Audit and Risk Committee Chair or (iii) in the Chair’s absence, any other independent member of the Committee ((ii) and (iii) defined as a “designated member”). The decisions of a designated member of the Audit and Risk Committee shall be reported to the Audit and Risk Committee at its next regularly scheduled meeting.

The pre-approval of audit and permitted non-audit services may be given at any time before engagement for a specified service. Further, the policy outlines the audit and non-audit services that have been pre-approved by the Audit and Risk Committee. Pre-approval fee levels for these services to be provided by the independent auditor will be established by the Audit and Risk Committee at an annual fee meeting and pre-approved for the 12 months thereafter. All other services not listed in the policy must be

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	33

Proposal No. 2: Advisory (Non-binding) Vote to Ratify the Appointment of the Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration (continued)

specifically pre-approved by the Audit and Risk Committee or a designated member. For pre-approved services that arise between regularly scheduled Committee meetings and exceed the pre-approval fee levels set in the annual fee meeting, the Audit and Risk Committee has pre-approved an additional pre-established fee level, which is to be administered by the Controller. The Audit and Risk Committee approved all services described in the “— Fees Paid to the Independent Auditors” section above in accordance with this policy.

Audit and Risk Committee Report

The Audit and Risk Committee is currently composed of six non-employee directors: Brendan O’Neill (Chair), Paul Thomas, Anna Catalano, Wilhelm Zeller, Fumbi Chima and Dame Inga Beale. Dr. O’Neill is an independent audit committee financial expert, as defined by Regulation S-K, and all Audit and Risk Committee members are considered to be financially sophisticated under NASDAQ listing standards in view of their respective financial expertise.

The Audit and Risk Committee operates under a Charter, which is described in detail under “Corporate Governance — Willis Towers Watson Board Committees.” Among its other responsibilities described in its Charter referenced above, the Audit and Risk Committee assists the Board in its oversight of the quality and integrity of the Company’s financial reporting, internal controls over financial reporting, financial management processes and risk management at the Company and subsidiary level as well the appointment, retention, performance and compensation of the Company’s independent auditor. The Audit and Risk Committee meets with members of management, including the Chief Financial Officer, the Controller, the General Counsel as well as the Heads of Internal Audit, Compliance and Risk. The Audit and Risk Committee’s focus on risk relates to major financial risk exposure, pertaining to, among other items, regulatory, audit, financial disclosure, tax matters, pension matters and foreign exchange hedging, and the steps management has taken to monitor and control such risks. Executive management is responsible for the Company’s financial statements and overall reporting process, including the system of internal controls. The independent auditors are responsible for conducting annual audits and quarterly reviews of the Company’s financial statements in accordance with auditing standards of the PCAOB and expressing an opinion as to the conformity of the annual financial statements with U.S. generally accepted accounting principles (“GAAP”). With respect to compliance, the Audit and Risk Committee discusses with the Chief Compliance Officer the compliance and regulatory risks of the Company, and receives a report outlining the main activities of the compliance function, material regulatory interactions review and progress against the annual compliance plan.

In the performance of its oversight function, the Audit and Risk Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2021, with management and the independent auditors. These discussions included the quality, the clarity of the disclosures and the appropriateness of the accounting principles and underlying estimates and other communications required to be discussed under PCAOB standards. The Audit and Risk Committee has also discussed with the auditors, the auditors’ independence from Willis Towers Watson and its management, including the written disclosures and the report received from the auditors regarding the auditors’ communications with the Audit and Risk Committee concerning independence as required by the PCAOB in Rule 3526, Communication with Audit Committees Concerning Independence. The independent auditors and the Company’s internal auditors had full access to the Audit Committee, including at regular meetings without management present.

It is not the duty or responsibility of the Audit and Risk Committee to conduct auditing or accounting reviews or procedures. In performing their oversight function, members of the Audit and Risk Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit and Risk Committee’s

34	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 2: Advisory (Non-binding) Vote to Ratify the Appointment of the Independent Auditors and a Binding Vote to Authorize the Board of Directors, Acting through the Audit and Risk Committee, to Fix the Independent Auditors’ Remuneration (continued)

considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with GAAP or that the financial statements are presented in accordance with GAAP.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities referred to above, the Audit and Risk Committee agreed that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC.

Submitted by the Audit and Risk Committee of the Board of Directors of Willis Towers Watson Brendan O’Neill (Chair), Dame Inga Beale (Committee member as of January 1, 2022), Anna Catalano, Fumbi Chima (Committee member as of April 1, 2022), Paul Thomas and Wilhelm Zeller

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	35

Proposal No. 3: Advisory (Non-binding) Vote on Named Executive Officer Compensation

Recognizing that executive compensation is an important matter for our shareholders, and in accordance with SEC rules, we are asking our shareholders to approve an advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement.

This proposal, commonly known as a “say-on-pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, policies and practices as described in this Proxy Statement. Although the voting results are not binding, the Board and the Compensation Committee will take into account the results of the vote when considering future executive compensation arrangements.

We encourage our shareholders to read the Compensation Discussion and Analysis, which immediately follows this proposal. The Compensation Discussion and Analysis describes in more detail our executive compensation program and related policies and practices and explains the decisions the Compensation Committee has made under this program and the factors considered in making those decisions. We also encourage our shareholders to review the 2021 Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our named executive officers.

Accordingly, we ask our shareholders to vote “FOR” the following resolution, which requires the affirmative vote of a majority of the votes cast:

“RESOLVED, that the shareholders of Willis Towers Watson Public Limited Company approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Company’s Proxy Statement for the 2022 Annual General Meeting of Shareholders in accordance with the SEC’s rules, including in ‘Executive Compensation: Compensation Discussion and Analysis,’ ‘Compensation Tables — Summary Compensation Table’ and related tables and disclosure.”

The Board of Directors unanimously recommends a vote “FOR” the advisory (non-binding) resolution approving the overall executive compensation of Willis Towers Watson’s named executive officers, described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

36	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis

The Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and provides an overview and analysis of (i) our 2021 compensation programs and policies for our named executive officers (“NEOs”); (ii) the material compensation decisions made by the Compensation Committee under those programs and policies as reflected in the executive compensation tables that appear following this CD&A; and (iii) the material factors that the Compensation Committee considered and the process it utilized in making those decisions.

Our Named Executive Officers

Our 2021 NEOs, as defined under applicable SEC rules, are listed below.

Current Executives (as of the date of this Proxy Statement)

●	Carl Hess (Head of Investment, Risk & Reinsurance (“IRR”) and President through December 31, 2021; Current CEO as of January 1, 2022)

●	Andrew Krasner (CFO as of September 7, 2021)

●	Julie Gebauer (Head of Human Capital & Benefits (“HCB”) through December 31, 2021; Current Global Head of Health, Wealth and Career (“HWC”) as of January 1, 2022)

●	Matthew Furman (General Counsel)

Former Executives (as of the date of this Proxy Statement)

●	John Haley (CEO through December 31, 2021)

●	Michael Burwell (CFO until September 7, 2021 and departed Company as of September 30, 2021)

Executive Compensation Overview

Key 2021 Company Highlights

Solid Financial Performance1 Despite COVID-19 and a Shift in Strategy

●	Total revenue increased 4% to $9.00 billion and organic revenue grew 6% for the year

●	Income from operations was $2.2 billion or 24.5% of revenue and adjusted operating income was $1.8 billion or 19.9% of revenue for the year, up 190 basis points over prior year

●	Diluted earnings per share were $32.78 and adjusted diluted earnings per share were $11.60 for the year, up 328% and 19%, respectively, from prior year

●	For the year, cash flows from operating activities were $2.0 billion, up 16% from prior year and free cash flow increased to $1.9 billion, up 23% from prior year

2021 served as a transformative year for Willis Towers Watson Public Limited Company (WTW). Solid Company performance throughout the year demonstrated the resilience of WTW’s colleagues and a diversified portfolio of products and services, amid challenges caused by the COVID-19 pandemic and a shift in WTW’s strategy as an independent company. Despite these unprecedented circumstances, the Company continued to serve our clients, protect our colleagues and safeguard our business fundamentals.

[1]

See pages 60-66 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 24, 2022, for a reconciliation of GAAP to non-GAAP figures identified in this CD&A. All financial results are presented on a continuing operations basis except where stated otherwise.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	37

Executive Compensation: Compensation Discussion and Analysis (continued)

With the COVID-19 pandemic, the Company continued its comprehensive set of global processes to stabilize business operations while providing high quality service to clients. This included ongoing global business continuity and incident management efforts to restrict travel, limit office access and enhance our global workforce to a work-from-home protocol with split team operations for our essential workers. The Company regularly considered the impact of the pandemic on our business and stress tested the rigor of our business resilience, continuity plans, forecasting and liquidity management. Throughout 2021, the Company took decisive measures to reinforce working capital discipline and reduce discretionary spending.

From March 2020 through July 2021, the Board and leadership drove the Company towards the closing of the business combination with Aon, which would have been an all-stock transaction with a combined equity value of approximately $80 billion. One of the goals of the combination was to accelerate elements of the Company’s pre-existing strategy. At the same time as leadership was driving towards the closing of the transaction, they were also managing the day-to-day business of the Company. When the proposed Aon combination was terminated in July, after almost 18 months of integration planning and closing preparations and after a period of substantial uncertainty, the Board and leadership quickly shifted their attention to supporting the Company on an independent path. With the combination no longer feasible, the Company took decisive actions to accelerate its standalone strategy and aggressive steps to retain colleagues and recruit new talent, to enhance its ability to serve clients and to create value for stakeholders. In particular, the Company quickly announced a CEO successor, hired a new CFO and took significant steps to refresh the Board; transformed its senior management structure through the creation of a new Global Leadership Team and simplified the Company’s organizational structure; sold its treaty reinsurance business, generating several billion dollars of capital for focused investments and share repurchases; and created and launched an ambitious strategic plan to grow, simplify and transform with plans to refresh the WTW brand.

These actions, combined with the commitment of our leaders and colleagues, helped WTW deliver solid financial results in 2021 and position the Company for future years.

Certain key highlights of these efforts and our financial results are described below.

CEO and Board Succession; Global Leadership Team Transformation

Once on an independent path forward, the Board revisited its CEO succession plan and, by August, had appointed Mr. Hess as the Company’s President as of September 1, 2021 and CEO as of January 1, 2022. Mr. Hess succeeded Mr. Haley as CEO following Mr. Haley’s previously scheduled retirement on December 31, after his decades-long tenure. Additionally, Mr. Krasner was appointed as the new CFO in early September, by which time Mr. Haley and Mr. Hess had established a new management structure and appointed the members of the new Global Leadership Team. Members of the Global Leadership Team also developed and presented multi-year strategic plans to the Company’s stakeholders during the Company’s Investor Day on September 9. At Investor Day, the Company announced plans to complete approximately $4 billion in share repurchases by 2022, $1.6 billion of which has been repurchased by December 31. Throughout the fall, management continued its shareholder outreach programs to introduce Mr. Hess, maintain and strengthen relationships and understand shareholder feedback. On December 1, Arthur J. Gallagher & Co. completed the principal closing of its acquisition of the Company’s treaty reinsurance business under the Security and Asset Purchase Agreement, dated as of August 13.

By the end of December, after revisiting its refreshment plan, the Board announced the addition of four new directors before the 2022 Annual Meeting, in addition to Mr. Hess, and the retirement of six then-current directors (including Mr. Haley) by no later than the Annual Meeting. The Board also reconstituted the Board Committee slates as discussed further in the section entitled “Corporate Governance — Willis Towers Watson Board Committees.”

38	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

Effective January 1, 2022, we provide our comprehensive offering of services and solutions to clients across two rather than four business segments: Health, Wealth and Career (“HWC”) and Risk and Broking (“RB”). These changes were made in conjunction with changes in the Global Leadership Team.

Strategy Acceleration: Grow, Simplify and Transform

The multi-year strategic plans presented at Investor Day articulated the steps the Company would take to help accelerate performance and position WTW for a bold new future, including executing on the following:

●	Grow at or above market in priority areas

●	Simplify the business to increase agility and effectiveness

●	Transform operations to drive savings while enhancing our client and colleague experiences

Focusing on these priorities is intended to benefit all Company stakeholders and we believe will better position us against our peers.

Financial Results

Revenue

●	Generated revenue of $9.00 billion or an increase of 4% (2% increase constant currency, 6% increase organic) as compared to revenue for the prior year.

●

Demonstrated growth and resilience despite the challenging environment, with revenue growth of 10% (10% increase constant currency, 10% increase organic) in our Benefits Delivery & Administration (“BDA”) segment, 7% (5% increase constant currency, 5% increase organic) in our Corporate Risk & Broking (“CRB”) segment, 5% (3% increase constant currency, 3% increase organic) in our Human Capital & Benefits (“HCB”) segment and -12% (-15% decline constant currency, 16% organic revenue) in our Investment, Risk & Reinsurance (“IRR”) segment.

●

Increased operating income in each of our segments for the year and margin improvement across HCB, CRB, and IRR. BDA’s margin was down compared to the prior year as a result of increased investment in resources for the annual enrollment period coupled with headwinds on lead-conversions.

As reported, $USD million, except %	FY2021

	Revenue	Operating Margin %	Margin Year-over-year

HCB	3,447	27%	+100 bps

CRB	3,177	23%	+180 bps

IRR	814	20%	+500 bps

BDA	1,500	22%	-110 bps

Profitability

●	Produced income from operations of $2.2 billion or 24.5% of revenue, versus income from operations of $859 million or 10.0% of revenue for the same period in the prior year.

●

Achieved adjusted operating income of $1.8 billion or 19.9% of revenue, versus adjusted operating income of $1.6 billion or 18.0% of revenue for the prior year. The 190 basis-point increase in margin reflects the increased operating leverage on underlying growth coupled with book-of-business sales and settlements.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	39

Executive Compensation: Compensation Discussion and Analysis (continued)

●	Reported diluted earnings per share (“EPS”), which includes discontinued operations, of $32.78, representing a 328% increase from the prior year.

●	Reported adjusted diluted EPS of $11.60, representing a 19% increase from the prior year.

     Operating Margin & Adjusted Operating Margin

	FY21	FY20	Margin Change Year-over-year

Operating Margin %	24.5%	10.0%	+1,450 bps

Adjusted Operating Margin %	19.9%	18.0%	+190 bps

     Diluted Earnings Per Share & Adjusted Diluted Earnings Per Share

	FY21	FY20	% Change Year-over-year

Diluted EPS	$32.78	$7.65	+328%

Adjusted Diluted EPS	$11.60	$9.71	+19%

Long-Term Shareholder Value

●

A disciplined capital management strategy intended to provide WTW with the financial flexibility to reinvest in our businesses, capitalize on market growth opportunities and support significant value creation for shareholders.

●

Our capital structure provides a solid foundation of business strength and reinforces our ability to capture growth in the long-term with a strong focus on return on investment to optimize the deployment of capital.

●

Although our total shareholder return for 2021 did not outperform our industry peers (which outperformed the S&P 500 index) or compensation peers, we generated greater total shareholder return in 2021 than in 2020 while driving towards the closing of the then-pending transaction and managing the day-to-day business of the Company.

Capital Return to Common Shareholders

●	Generated cash flow from operating activities of $2.0 billion, up 16% over prior year.

●	Produced free cash flow of $1.9 billion, up 23% over prior year. This includes deal termination income and other non-recurring activities which had a net benefit to free cash flow of 8%.

●

Returned $374 million cash to shareholders in 2021 through cash dividends. During the third quarter of 2021, we also restarted our share repurchase programs and during the year ended December 31, 2021, we repurchased $1.6 billion of shares and have authorization to repurchase an additional $3.9 billion.

40	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

Cash Returned to Shareholders

$5.3 Billion (FY2016 to FY2021)

Meaningful Dividend Growth

+11% Cash Dividend Growth (5 years CAGR)

COVID-19 Response: Health, Safety and Well-Being

In 2021, the Company continued to:

●

Monitor and adapt both in-office operations and return-to-office approaches for more than 44,000 colleagues across the 140 countries and markets we serve, prioritizing colleague health and safety, as well as client service quality, while complying with all applicable local regulations.

●

Offer effective remote working solutions that address wellbeing, potential travel, at-home office equipment provisioning, collaboration tools and manager resources, while also facilitating flexible work-life arrangements and support for home care requirements.

●

Monitor colleague feedback on the Company’s response to the pandemic using all-colleague pulse surveys which, on an overall basis, indicated support for our efforts to respond to COVID-19 with a significant portion of respondents feeling connected to their teams, in an inclusive environment, and able to effectively work in a hybrid work model.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	41

Executive Compensation: Compensation Discussion and Analysis (continued)

●

Rethink how colleagues work, both independently and collaboratively, now and in the future, focusing on the evolving role company offices play. The outcome of this work has been the development of a new work style model that supports colleagues who are office-based, home-based or a hybrid of the two. For additional information, see the “Business — Human Capital” section in Part I, Item 1 of our Annual Report on Form 10-K, filed with the SEC on February 24, 2022.

2021 Compensation Program Summary

2021 NEO Pay at a Glance

Consistent with our goals and overall compensation philosophy of appropriately incenting our executives, the Compensation Committee has adopted a compensation program that incorporates a mix of fixed and at-risk pay incentives. Total direct compensation awarded to our NEOs in 2021 consists of base salary, Short-Term Incentive (“STI”) awards and Long-Term Incentive (“LTI”) awards based on performance.

Base Salary + STI Award + LTI Award = Total Direct Compensation

	NEO	2021 Base Salary	2021 STI Award (4)	2021 LTI Award (5)	2021 Total Direct Compensation
Current Executives	Mr. Hess (1)	$766,667	$2,443,875	$975,000	$4,185,542
	Mr. Krasner (2)	$298,622	$493,397	$0	$792,019
	Ms. Gebauer	$650,000	$837,574	$975,000	$2,462,574
	Mr. Furman	$550,000	$984,328	$750,000	$2,284,328
Former Executives	Mr. Haley	$1,200,000	$3,501,000	$9,600,000	$14,301,000
	Mr. Burwell (3)	$562,500	$0	$1,500,000	$2,062,500

(1)

In connection with Mr. Hess’s promotion to President of the Company, his base salary was increased from $650,000 to $1 million effective September 1, 2021 and his STI target was increased from 90% to 175% of base salary. His increased base salary and STI target percentage were used to establish his STI target for 2021 (as if the increases had occurred on January 1, 2021) to compensate for the fact that he did not receive an increase to his 2021 LTI award in connection with his promotion to President.

(2)

Mr. Krasner rejoined the Company as CFO on September 7, 2021. Previously he served as Global Treasurer and Head of Mergers and Acquisitions for the Company until January 2021. Per terms of his offer letter: (i) his annual base salary is $800,000; (ii) his STI target is 125% of base salary (prorated for 2021 to reflect the time he was employed by the Company during the year); (iii) his LTI target is 200% of base salary beginning in 2022; (iv) he received a cash sign-on bonus equivalent to $50,000 per month (including prorated amounts for partial months up to the start date) for the months during 2021 that he was not employed by the Company, subject to a 12-month clawback (not reflected above); and (v) he received a make whole sign-on equity award of time-based restricted share units (“RSUs”) valued at $3 million to vest ratably over three years (not reflected above).

(3)

Mr. Burwell resigned from the Company on August 26, 2021, effective as of September 30, 2021. Mr. Burwell ceased to serve as CFO when Mr. Krasner joined the Company on September 7, 2021. To reward his extraordinary achievements during his tenure and a challenging 2021 and his support of a successful transition of his position, upon his resignation: (i) he received a completion bonus of $1 million and three months of COBRA coverage (not reflected above); and (ii) he received accelerated vesting of his unvested shares under the Non-Qualified Deferred Savings Plan and Non-Qualified Stable Value Excess Plan as of his termination date (totaling 2,523 shares). Mr. Burwell did not receive a 2021 STI award and, upon his resignation, he forfeited his outstanding 2019, 2020 and 2021 LTI awards.

42	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

(4)	The 2021 STI awards for NEOs other than Mr. Burwell ranged from 124.2% to 145.9% of the target award.

(5)

The amounts in the 2021 LTI Award column reflect the target value of the LTI award granted to each NEO. Note that these values differ from the values shown in the section entitled “Compensation Tables — Summary Compensation Table” which reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Mr. Haley was granted a 2021 LTI award in accordance with the terms of his employment agreement. All other NEOs besides Mr. Krasner were granted 2021 LTI awards consisting 100% of performance-based restricted share units (“PSUs”) with target values ranging from 136% to 200% of base salary (at the time of the grant).

For more information regarding the details of the above and other compensation earned by the NEOs in 2021, including NEO pension benefits, see the discussion under “Our Executive Compensation Program in Detail” and the Summary Compensation Table under “Compensation Tables” below.

2021 Compensation Highlights

2021 Compensation Program

The Compensation Committee largely maintained the design of the 2020 compensation program in 2021. For a more detailed discussion of our compensation program for 2021, see “Components of the Named Executive Officers’ 2021 Compensation” below.

Mr. Haley’s Retirement

Mr. Haley’s employment agreement terminated in accordance with its terms on December 31, 2021, and Mr. Haley retired as CEO and director of the Company. Mr. Haley received compensation in 2021 in accordance with his employment agreement, and as accelerated, as further described under “Payments in Connection with Mr. Haley’s Retirement” below. See “Summary Compensation Table” below for additional detail.

Mr. Hess’s Appointment to President Effective September 1, 2021 and CEO Effective January 1, 2022

At the same time, it was announced that Mr. Hess would succeed Mr. Haley as CEO of the Company effective January 1, 2022.

●

Mr. Hess’s 2021 Compensation in Connection with Appointment to President: Effective September 1, 2021, the Compensation Committee approved certain changes to Mr. Hess’s compensation in connection with his appointment as the Company’s President, including: (i) an increase to his annual base salary from $650,000 to $1 million and (ii) an increase to his 2021 STI target from 90% to 175% of his base salary. His increased base salary and STI target percentage were used to establish his STI target for 2021 (as if the increases had occurred on January 1, 2021) to compensate for the fact that he did not receive an increase to his 2021 LTI award in connection with his promotion to President from September 1, 2021 to December 31, 2021. In determining Mr. Hess’s compensation, the Committee considered Mr. Hess’s expanded accountabilities as President, market pay data for executives in similar roles and that he did not receive an incremental LTI award.

●

Mr. Hess’s 2022 Compensation as CEO: The Compensation Committee approved Mr. Hess’s 2022 compensation as CEO effective January 1, 2022 consisting of: (i) a continued base salary of $1 million, (ii) a continued STI target of $1.75 million (or 175% of his base salary) and (iii) an LTI award target of $7.25 million (or 725% of his base salary). The Committee considered peer group proxy data, which largely reflected 2020 pay levels, when determining his target total direct compensation as CEO for 2022. Mr. Hess’s compensation is approximately 20% below the peer group median target total direct compensation, which the Committee believes is appropriate in light of his status as a first-time public company CEO.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	43

Executive Compensation: Compensation Discussion and Analysis (continued)

2022 Compensation Highlights

On February 22, 2022, the Compensation Committee approved the following compensation changes:

●

Executive Officer Incentive Designs: In light of the Company’s strategy discussed at the September Investor Day, the Compensation Committee approved changes to the 2022 STI and LTI designs discussed further in “— Executive Officer 2022 Incentive Design Update” below.

●

Executive Officer Severance Policies: In light of management changes, the Compensation Committee approved changes to the executive officer severance policies discussed further in “— Payments on Change in Control and Termination.”

Compensation Practices at a Glance

We maintain a comprehensive compensation and governance framework aligned with market practices and standards.

What We Do:

✓	Annual “say-on-pay” vote (as recommended by the Board and management and as supported by a majority of shareholders).

✓	Independent compensation consultant selected, engaged and overseen by the Compensation Committee.

✓	A substantial majority of total compensation for executives is tied to performance.

✓	A substantial portion of our annual LTI equity awards for executive officers are subject to performance-based vesting requirements.

✓	Dividend equivalents accrued on PSUs and RSUs are paid if and when the underlying shares vest.

✓	Additional time-based vesting requirement after performance under LTI award is achieved.

✓	Compensation recoupment policy applicable to executive officers’ cash and equity incentive awards in the event of financial restatement as well as detrimental conduct.

✓	All LTI awards subject to double-trigger vesting upon change in control.

✓	Minimal perquisites for executives.

✓	Significant share ownership guidelines for executive officers and non-employee directors.

✓	Compensation Committee oversight of risks associated with compensation policies and practices.

What We Don’t Do:

x	No backdating of share options and no option repricing without shareholder approval.

x	No excise tax gross-ups.

x	No share reserve automatic replenishment (evergreen) provision in any share-based plans.

x	No hedging by directors and executive officers or pledging by directors and employees of Company shares.

Shareholder Engagement and Say-on-Pay

The Company frequently engages with shareholders. Each year, during the spring and fall seasons, we reach out to shareholders holding a majority of our shares and discuss the feedback with our Board. The purpose of our year- round outreach is to foster relations with our shareholders by enhancing communications on corporate governance, executive compensation and environmental and social issues and provide our shareholders with a forum to raise questions or voice any criticisms. We also use the opportunity to explain the various proposals included within the Proxy Statement.

44	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

Over the past year, the Company tailored our shareholder outreach programs to address the various corporate changes. During the 2021 Proxy Season, although the Company was awaiting regulatory approval to potentially combine with Aon, management believed it was still important to continue to reach out to its main institutional investors to discuss the Proxy Statement and its rationale for the executive compensation program, corporate governance structure and ESG initiatives. Shareholders were generally supportive of the Company’s proposals, which is evidenced by our 2021 Say-on-Pay proposal to approve the NEOs’ compensation receiving approximately 95.92% of the votes cast in favor at the 2021 Annual General Meeting of Shareholders.

After the Aon transaction was terminated, in August 2021, the Board appointed Mr. Hess as President and future CEO. Again, management took the opportunity to reach out to shareholders representing approximately 50% of the outstanding shares to offer an introductory call with Mr. Hess. Other management attendees included, among others, our then-current CFO, Head of Investor Relations and/or General Counsel. Management then held an Investor Day in early September to explain its going-forward strategy.

In the fall, management continued the conversations with investors and offered the opportunity to discuss governance, compensation and other ESG highlights, including governance actions the Board has recently taken and expected to take, as well as expectations for the upcoming Proxy Season.

The Governance and Compensation Committees are both involved in the outreach program. Generally, we review our outreach plans and the results of our outreach efforts and discuss any significant feedback with both Committees (and the full Board, as appropriate). In light of the new strategy unveiled at Investor Day, the Company undertook a review and redesign of 2022 executive officer incentives, which considered shareholder feedback, as detailed in the section entitled “ — Executive Officer 2022 Incentive Design Update.” The Board also continued its succession plan, which included announcing the appointment of four new independent directors as discussed in the section entitled “Proposal No. 1 — Board and CEO Succession.”

Our Executive Compensation Program in Detail

Our Pay Philosophy

The main objectives of the Company’s executive compensation program are to attract, motivate and retain highly qualified executives and align their interests with our strategy of maximizing shareholder value. In addition, the Compensation Committee believes it is important for the Company’s executive officers’ interests to be aligned with each other to drive profitable growth.

The Compensation Committee has placed an emphasis on variable pay; 90% of Mr. Hess’s target total direct compensation as CEO is performance-based and, on average, 74% of the other NEOs’ (who are current executives) target total direct compensation is performance-based. The Compensation Committee does not have an explicit pay positioning strategy relative to market, but rather evaluates a number of factors, including role, tenure, experience, contribution and performance, as well as comparisons to peers, among other factors, in determining appropriate target pay opportunities.

Although the Compensation Committee looks at each component of compensation (base salary, STI, LTI and pension) separately, it also looks at the total rewards package to ensure competitiveness, incenting top performance, internal equity among the executive team members and shareholder alignment. The table below reflects the 2021 compensation design for the NEOs.

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Executive Compensation: Compensation Discussion and Analysis (continued)

Components of the Named Executive Officers’ 2021 Compensation

Type	Component	Objective	Additional Detail

Variable Compensation	Short-Term Incentive Awards

•  Incent and reward the NEOs for their contribution in generating exceptional annual performance, both financially and strategically at the enterprise and individual levels

•  Incent collaboration among NEOs across different business units

•  Manage through the global COVID-19 pandemic and organizational changes

•  Promote an even more unifying company mindset with the broader employee population

•  Under the 2021 STI Program, all executive officers are eligible to receive an annual STI award with a target value expressed as a percentage of his or her base salary (ranging from 90% to 200% for the NEOs). The awards are weighted (i) 80% upon enterprise financial performance and (ii) 20% upon individual performance

•  Paid entirely in cash

Long-Term Incentive Awards

•  Align NEOs’ interests with those of our shareholders

•  Incent long-term decision making and meaningful value creation

•  Reward exceptional performance for executive officers

•  Retain high-performing executives

•  Grants under the 2021 LTI Program made 100% in the form of PSUs

•  The 2021 LTI Program includes a multi- year performance period to better align pay with long-term performance

•  Earned PSUs will be determined based on three-year Total Shareholder Return (TSR) Compounded Annual Growth Rate (CAGR) relative to the S&P 500

•  Dividends accrue on PSUs in the form of additional shares but are only payable to the same extent and at the same time the underlying shares vest

Fixed Compensation	Base Salary	• Provide market-competitive fixed pay reflective of an executive’s role, responsibilities, and individual performance • Attract and retain highly talented executives	• Salary adjustments made only to reflect changes in responsibilities or when market or internal conditions warrant
	Pension Benefits	• Encourages sustained service and retention and provides future retirement security • Qualified and non-qualified defined benefit plans utilizing stable value plan formula	• Applies primarily to executive officers in the U.S. • Non-qualified plan allows for participation by all eligible U.S. employees and provides an opportunity for participants to receive equity

The discussion below provides additional detail about each component of the Company’s compensation program.

Base Salary

The Compensation Committee strives to set base salary at a competitive level based on an executive’s position and the relevant markets in which the executive operates. The Compensation Committee generally does not provide annual merit increases to executives, but rather rewards exceptional performance through STI and/or LTI awards. Adjustments to base salaries are made by the Compensation Committee to reflect changes in responsibilities or when competitive market or internal conditions warrant. During 2021, Mr. Hess’s base salary was increased from $650,000 to $1 million effective September 1, 2021 in connection with his promotion to President of the Company and his expanded responsibilities in the role. No other NEO received a salary increase during 2021. In February 2022, the Compensation Committee approved an increase to Mr. Furman’s base salary from $550,000 to $590,000 effective April 1, 2022, reflecting his first base salary increase since joining the Company.

Short-Term Incentive Compensation

STI awards are an integral component of the NEOs’ total compensation and they are intended to deliver exceptional pay for exceptional performance and provide a well- timed link between recent performance and individual compensation.

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Executive Compensation: Compensation Discussion and Analysis (continued)

Each NEO is eligible to receive an annual STI award with a target value expressed as a percentage of his or her base salary. The targets were established by the Compensation Committee based on an evaluation of each executive officer’s total compensation, market practice and preexisting employment arrangements. During 2021, the Committee increased Mr. Hess’s STI target from 90% to 175% of base salary in connection with his promotion to President of the Company. No other changes were made to STI target opportunities for the NEOs in 2021.

2021 STI Program Design

In light of the significant business uncertainty that was created by the COVID-19 pandemic and then-pending Aon transaction, in June 2020, the Compensation Committee adopted changes to the 2020 STI Program that were continued for the 2021 performance year. More specifically, the Committee (i) eliminated separate business segment, geography and functional performance components, (ii) eliminated defined performance metric payout grids at the enterprise level and (iii) applied the same component weightings and performance measures for all executive officers. The Committee placed a greater emphasis on enterprise financial performance (80% of STI opportunity) than individual performance (20% of STI opportunity), which was further aligned to the bonus funding for the broader employee base creating greater colleague cohesiveness. The objectives of these changes were to: (i) align the rewards of executive officers from different business and geographic units to promote an even more unifying team mindset to help in response to the pandemic, with its varied impacts on different business units within the Company, (ii) more fully align the rewards for the senior executive team with the rest of the Company’s employees during this period of economic uncertainty and (iii) reduce the potential volatility in payout levels driven by unanticipated and uncontrollable business impacts of the pandemic.

2021 STI Component	Weighting (as % of Total STI Award)

Enterprise Financial Performance	80%

Individual Performance	20%

2021 STI Awards

The following table sets forth the STI awards approved by the Compensation Committee and paid in cash to the NEOs for the fiscal year ended December 31, 2021.

	Summary of 2021 STI Awards for NEOs (1)
	NEO	2021 Base Salary ($)	2021 STI Target as % of Base Salary	2021 STI Target Opportunity ($)	Total 2021 STI Award ($)	Total 2021 STI Award as % of STI Target
Current Executives	Mr. Hess (2)	1,000,000	175%	1,750,000	2,443,875	139.7%
	Mr. Krasner (3)	800,000	125%	397,260	493,397	124.2%
	Ms. Gebauer	650,000	90%	585,000	837,574	143.2%
	Mr. Furman	550,000	125%	687,500	984,328	143.2%
Former Executive	Mr. Haley	1,200,000	200%	2,400,000	3,501,000	145.9%

(1)	Mr. Burwell did not receive a 2021 STI Award as he was not employed by the Company for the full performance year.

(2)	Mr. Hess’s base salary and STI target above were approved in connection with his promotion to President of the Company earlier this year and were used to establish his STI target for 2021.

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Executive Compensation: Compensation Discussion and Analysis (continued)

(3)	Mr. Krasner’s 2021 STI target was prorated to reflect the time he was employed by the Company during the year.

The Total 2021 STI Awards reflect the NEOs’ 2021 STI Target Opportunity as impacted by the 2021 bonus pool funding percentage for the broader employee base (i.e., 124.5%). The bonus pool for the broader employee population is based on total enterprise financial performance, including adjusted operating income and revenue growth, which is evaluated in comparison to budget and prior year results. The Company determines what it believes is a reasonable level of total discretionary compensation funding (including bonuses) that balances both colleague rewards, as well as return on investment to shareholders. The discretionary compensation funding for the broader employee population is reflected in the Company’s financial statements which are reviewed with the Audit and Risk Committee.

The Compensation Committee concluded that the enterprise financial performance component of the NEO’s STI awards had been fully achieved and approved the NEOs’ 2021 STI awards by applying the broader employee base bonus pool funding percentage for 2021 of 124.5% (or in Mr. Krasner’s case, the bonus pool funding percentage accrued during his time spent working for the Company in 2021 of 108%) to the enterprise financial performance component of the award. The rationale was that the overall funding percentage for STI awards for executive officers (as a percentage of target) should mirror the funding percentage for STI awards made to the broader base of employees eligible for such awards and that executive officers from different business and geographic units, all impacted differently by challenges during the year, would be more closely aligned. The approach was intended to promote an even more unifying, team mindset, thereby helping the Company manage the uncertainty the Company faced during the year. The enterprise-wide bonus funding percentage reflected the Company’s strong financial results and colleagues’ resilience during an uncertain year, as discussed in the section above entitled “— Key 2021 Company Highlights.”

When assessing the individual performance of each NEO, the Compensation Committee considered the achievements of a range of factors, including CEO recommendations. In light of Mr. Haley’s retirement at the end of the year, Mr. Haley met with the then-current Compensation Committee members several times over the course of 2021 to provide his recommendations for the individual achievements of the NEOs based on the first and second half of the performance year. For all NEOs, the final individual performance result reflects a blend of assessments of the first and second half year of performance.

As described below, these included, among other things, overall enterprise level contributions through leadership of his or her respective business segment or function, particularly in light of the uncertainty the Company faced in 2021, quality of underlying financial achievement and contributions to strategic goals in a transformative year. Because 80% of the 2021 STI Program design was tied to the promotion of enterprise financial achievement, the Compensation Committee applied the enterprise-wide bonus funding percentage of 124.5% (108% in the case of Mr. Krasner) to the level of achievements set forth in the table below.

The Compensation Committee also included inclusion and diversity objectives as part of each NEO’s 20% individual performance component, which are reflected in the achievements below. For a more detailed discussion of the Company’s commitment to inclusion and diversity, see the “Business — Human Capital” section in Part I, Item 1 of our Annual Report on Form 10-K, filed with the SEC on February 24, 2022.

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Executive Compensation: Compensation Discussion and Analysis (continued)

NEO	Considerations

Mr. Hess

•  Significant contributions in integration planning as a member of the integration steering committee as part of the then-pending business combination with Aon.

•  Strong leadership and significant contributions in new role as President of the Company, including selection and implementation of the Company’s new Global Leadership Team, consisting of highly accomplished leaders across the Company’s geographies, segments and functions who will work together to drive the Company forward.

•  Significant contributions to the Company’s 2021 Investor Day and its major unveiling of the Company’s new vision and its new Grow, Simplify, Transform strategy that is intended to deliver the Company’s three-year financial targets.

•  Strong leadership of the complex IRR segment during the year amid the uncertainties of the year.

•  Leadership and support of IRR mergers and acquisitions, including the divestiture of Willis Re.

•  Significant efforts in connection with the Company’s commitment to a disciplined capital allocation policy and the implementation of its plan to return $4+ billion to shareholders through share buybacks by fiscal year-end 2022.

•  Personal leadership and commitment to improving inclusion and diversity at all levels, including increased female and racially diverse representation in senior and executive leadership and focused initiatives to progress hiring, development and progression of diverse talent.

•  Mr. Hess’s individual performance result for his 2021 STI award was 160.8%, which reflects his more critical role as President in the second half of the year (post-termination of the proposed combination) and his role as Head of IRR in the first half of the year (during the then-pending business combination with Aon).

Mr. Krasner

•  Rapid acclimation into his new role as CFO of the Company, including essential engagement with and reorganizing of the finance function, strong partnership with business leaders and strong leadership across Investor Relations.

•  Significant contributions to the Company’s financial strategy that is intended to deliver the Company’s three-year financial targets and strong participation in the Company’s 2021 Investor Day.

•  Significant efforts in connection with the Company’s commitment to a disciplined capital management and allocation policy and the implementation of its plan to return $4+ billion to shareholders through share buybacks by fiscal year-end 2022.

•  Strong leadership and significant contributions as a member of the Company’s new Global Leadership Team, including leadership on various sub-committees such as the Investment and Transformation Steering Committees and Policies.

•  Significant involvement in and contribution to the Willis Re divestiture.

•  Mr. Krasner’s individual performance result for his 2021 STI award was 175.0%.

Ms. Gebauer

•  Personal leadership and significant contributions in integration planning as part of the then-pending business combination with Aon, as well as exceptional efforts post-termination of the deal, including restructuring and strategic planning, client retention, and colleague engagement activities such as town halls, leader videos and increased senior leader engagement.

•  Strong leadership of the HCB segment during the year amid the various major uncertainties of the year.

•  Significant contributions to the Company’s 2021 Investor Day, including the Grow, Simplify, Transform strategy that will be executed in the HWC segment.

•  Strong leadership and significant contributions as a member of the Company’s new Global Leadership Team, including leadership on various sub-committees that focus on the Company’s transformation, policies and strategy.

•  Personal leadership in inclusion and diversity efforts and initiatives to improve racial and gender diversity, including increased female representation in senior leadership, where HCB continues to excel and focused initiatives to progress hiring and development of diverse talent.

•  Ms. Gebauer’s individual performance result for her 2021 STI award was 175.0%.

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Executive Compensation: Compensation Discussion and Analysis (continued)

NEO	Considerations

Mr. Furman

•  Personal leadership and significant contributions to planning as part of the then-pending Aon business combination, as well as exceptional efforts up to and after the termination of the deal, including work on counseling, negotiations, implementation, communications and stakeholder relations.

•  Support of the Board of Directors as it managed CEO and Board succession planning.

•  Leadership of a high-performing team during a challenging period of uncertainty and disruption.

•  Significant contributions to the Company’s 2021 Investor Day.

•  Leadership and support of the Willis Re divestiture.

•  Successful efforts by Mr. Furman and his team to resolve the Company’s most significant contingent exposures and to obtain summary judgment for a large insurance coverage action.

•  Management of expenses, including core outside counsel spend, internal headcount and discretionary spend, so that his function was under budget for the year.

•  Strong leadership and significant contributions as a member of the Company’s new Global Leadership Team, including leadership on various sub-committees such as the Investment and Controls Committees.

•  Personal leadership in inclusion and diversity efforts and initiatives to improve racial and gender diversity, including sponsoring the Office of General Counsel’s robust I&D working group that introduced innovative programs, expanded the use of diverse slates and developed new mentorship programs.

•  Mr. Furman’s individual performance result for his 2021 STI award was 175.0%.

Mr. Haley

•  Strong leadership of the Company during the year amid the major uncertainties of the year.

•  Active leadership and significant contributions in integration planning leading up to the pending business combination with Aon, as well as support of the Company post-termination of the deal to retain colleagues and clients and insurer relationships.

•  Active efforts and contributions toward succession planning and selection of Mr. Hess as the new CEO of the Company, as well as support and guidance during the transition period.

•  Leading role in setting with his successor a new vision, strategy and financial targets for the Company and communicating these at the Company’s 2021 Investor Day.

•  Selection and implementation of the Company’s new Global Leadership Team, consisting of highly accomplished leaders across the Company’s geographies, segments and functions who will work together to drive the Company forward.

•  Strengthened his executive team’s commitments to inclusion and diversity.

•  Mr. Haley’s individual performance result for his 2021 STI award was 185.8%.

Long-Term Incentive Compensation

LTI compensation is a significant element of our executive officer compensation and is granted in the form of equity awards under the Company’s 2012 Equity Incentive Plan (the “2012 Plan”). The NEOs’ 2021 LTI awards (including the CEO’s) were consistent with the design of the NEOs’ 2020 LTI awards.

2021 LTI Program

Messrs. Hess, Furman and Burwell and Ms. Gebauer received their 2021 LTI Awards on July 20, 2021, as was customary for the most senior executive team. Pursuant to Mr. Haley’s amended employment agreement, he received his 2021 LTI award with a target value of $9.6 million on January 1, 2021. There were no changes to the NEOs’ LTI targets for the 2021 performance year from 2020. Mr. Hess and Ms. Gebauer each had a 2021 LTI target of 150% of base salary, Mr. Furman had a 2021 LTI target of $750,000 per terms of his employment agreement and Mr. Burwell had a 2021 LTI target of 200% of base salary. Mr. Krasner did not receive a 2021 LTI award but received a make whole sign-on equity award of $3 million in time-based RSUs on September 7, 2021 per terms of his offer letter. Mr. Burwell’s 2021 LTI award was forfeited upon his departure from the Company in September 2021.

The NEOs’ 2021 LTI awards were granted on the same performance and payout terms as the 2020 and 2019 LTI awards. To align management’s and shareholders’ interests, the awards were 100% performance-based in the form of PSUs. The Compensation Committee and management conduct an

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Executive Compensation: Compensation Discussion and Analysis (continued)

annual review of the appropriateness of the performance metrics for the LTI awards. For the 2021 LTI awards, the Compensation Committee maintained a performance metric of three-year relative TSR measured against the S&P 500. The Compensation Committee selected relative TSR as it is aligned with the shareholder experience, requiring that we outperform the market to earn incentives above target. The S&P 500 was selected as a performance-benchmark as the Company has too few direct competitors to establish meaningful benchmarks for performance, and the Compensation Committee believes that the executives should be rewarded for outperforming the broader stock market returns, as represented by the S&P 500.

Earned PSUs will vest on July 20, 2024 for the NEOs other than Mr. Haley after a three-year performance period that runs from January 1, 2021 to December 31, 2023. Mr. Haley’s award was eligible to vest on a pro-rata monthly basis as to 1/12th of the number of earned PSUs for each full and partial calendar month he remained employed in calendar year 2021. The number of PSUs that will become eligible to vest under the award is based on a sliding scale reflecting the achievement of the applicable performance target relating to the Company’s TSR over the performance period (measured as a compounded annual growth rate (“CAGR”)) relative to the TSR of the S&P 500 constituents as of the last day of the performance period, as set forth in the table below.

Performance Level	Company’s TSR CAGR Percentile Rank Relative to the S&P 500	Payout (as % of Target Number of PSUs Granted)

Maximum	75th Percentile	200%

Target	50th Percentile	100%

Threshold	25th Percentile	50%

Below Threshold	Below 25th Percentile	0%

The PSUs are subject to the continued employment of the NEO during the vesting period, unless the NEO meets the retirement vesting eligibility requirements under the terms of the program (as Mr. Hess and Ms. Gebauer do). In the event of the NEO’s termination of service on or after the first year of the performance period (December 31, 2021) and prior to the vesting date due to a “qualifying retirement,” the earned PSUs shall vest on the vesting date, subject to the NEO’s compliance with the restrictive covenants and other obligations contemplated in the award agreement. “Qualifying retirement” generally means a voluntary termination of service by the NEO after attaining the age of 55 and completing 15 years of service with the Company, or any affiliate or predecessor company thereof, provided that the Compensation Committee has not determined that a basis exists for the NEO’s termination of service for “cause” at the time of such termination. Separately, in the event of an NEO’s termination of service without “cause” or a resignation for “good reason” (as these terms are defined in the award agreements) within 24 months following a change in control of the Company, any earned PSUs will fully vest. Vested PSUs, and the dividend equivalents that accrue with respect to the PSUs, are payable in Company shares within a short period following the vesting date or accelerated vesting event, if applicable.

2019 — 2021 LTIP Payout

The Company’s performance against the targets established for the 2019 LTI Program resulted in a final payout of 88.0% of target for the awards granted to NEOs under the program. For additional detail on 2019 LTIP targets, determination of payout and resulting earned PSUs for the NEOs, see section entitled “Compensation Tables — Outstanding Equity Awards at Fiscal Year-End.”

Additional Awards for NEOs in 2021

Per terms of Mr. Krasner’s offer letter dated August 26, 2021, he received: (i) a cash sign-on bonus of $361,667 (equivalent to $50,000 per month, including prorated amounts for partial months up to the start date) to address bonus forfeiture on account of his prior employer for the months during 2021 that he was

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Executive Compensation: Compensation Discussion and Analysis (continued)

not employed by the Company, subject to a 12-month clawback and (ii) a make whole sign-on equity award of $3 million in RSUs granted on September 7, 2021 with ratable vesting over three years. On September 20, 2021, the Compensation Committee approved a special bonus of $300,000 for Mr. Furman in recognition of his exceptional contributions during 2021 in connection with the previously pending Aon transaction and his support of the Company on a stand-alone basis. In connection with Mr. Burwell’s resignation from the Company effective September 30, 2021, he received a completion bonus of $1 million to reward his extraordinary achievements during his tenure and a challenging 2021 and his support of a successful transition of his position.

Terminated 2021 Cash Retention Awards for NEOs

On February 2, 2021, the Compensation Committee approved retention agreements for certain executives. Under the agreements, Messrs. Hess, Furman and Burwell would have been eligible to earn up to $487,500, $375,000, and $750,000, respectively, based on the number of whole and partial months of employment with the Company from January 1, 2021 through the date of the closing of then-pending business combination with Aon. The awards were granted in lieu of a 2021 LTI award and were due to expire if the combination closed after July 20, 2021, which is the date the Compensation Committee expected to award the 2021 LTI grants. On February 21, 2021, the Compensation Committee approved an additional cash retention award for Mr. Furman in the amount of $300,000 as a result of the additional efforts required in connection with the anticipated closing of the business combination. Since the business combination with Aon did not close, the retention agreements were terminated and none of the February awards were paid.

Payments in Connection with Mr. Haley’s Retirement

Acceleration of Payment of Mr. Haley’s 2021 STI Award and 2019 LTI Award: On December 6, 2021, the Committee approved, with the full Board ratifying:

●

A 2021 STI award for Mr. Haley that was paid to him on his departure date of December 31, 2021. The 2021 STI award payment was $3,298,590, which represented 95% of his estimated 2021 STI award, including forecasted 2021 enterprise financial results and individual achievement. At the time, it was agreed that (i) if actual results exceeded estimated results for the applicable period, Mr. Haley would subsequently be paid any remainder due under his STI Award and (ii) if actual results for the full year were lower than forecasted, Mr. Haley would repay any surplus. The actual results determined for the 2021 performance year exceeded the estimated results and Mr. Haley was subsequently paid the remaining amount of $202,410 due under his 2021 STI Award in March 2022.

●

Amendments to Mr. Haley’s 2019 LTI award agreement (the “Amended LTI Agreement”) to provide for the settlement of his award to coincide with his departure date. The Amended LTI Agreement provided for the same three-year performance period as the original award agreement, with the performance period ending on December 31, 2021, but with accelerated payment in 2021. An initial number of shares (46,688) was distributed to Mr. Haley on December 30, 2021 based on a deemed partial performance period ending on December 28, 2021. A remaining number of 2019 LTI shares (2,570) was distributed to Mr. Haley on December 31, 2021 once final performance results were known following the market close. No additional shares under the award were issued after this time period.

Treatment of Mr. Haley’s 2020 and 2021 LTI Awards: Mr. Haley met the retirement vesting eligibility requirements under the terms of the 2020 LTI Program. As such, his termination of service on December 31, 2021 was considered a “qualifying retirement” (as defined in the section entitled “— 2021 LTI Program” above). Accordingly, the earned PSUs under the 2020 LTI award (as determined and approved by the Compensation Committee following the end of the performance period on December 31, 2022) will vest on

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Executive Compensation: Compensation Discussion and Analysis (continued)

the vesting date, subject to Mr. Haley’s compliance with the restrictive covenants and other obligations contemplated in the award agreement. Earned performance shares under the 2020 LTI award that become vested on the vesting date will be delivered on the vesting date or within 30 days thereafter. Mr. Haley’s 2021 LTI award was eligible to vest on a pro-rata monthly basis as to 1/12th of the target grant date value for each full and partial calendar month he remained employed in calendar year 2021. Earned PSUs under the 2021 LTI award will be determined and approved by the Compensation Committee following the end of the performance period on December 31, 2023. The earned performance shares under the 2021 LTI award that become vested will be delivered within 30 days of the last day of the performance period, subject to Mr. Haley’s compliance with the restrictive covenants and other obligations contemplated in the award agreement.

Executive Officer 2022 Incentive Design Update

In light of the new Grow, Simplify, Transform strategy unveiled at Investor Day in September 2021 and the newly announced Global Leadership Team, management and the Compensation Committee undertook a thorough review of the executive officer incentives to ensure 2022 and longer-term priorities are appropriately reflected. At its meeting on February 22, 2022, the Compensation Committee approved the executive officer incentive plan designs summarized below. The objectives of the program changes are to: (i) align rewards with progress towards the Company’s longer-term goals, as outlined on Investor Day, and (ii) create a unifying, team mindset as the Company aims to advance its new strategy.

Executive Officer 2022 STI Design

The Executive Officer 2022 STI program is based upon specific enterprise financial results and individual performance as outlined in the table below:

STI Component	Metrics

Enterprise Financial Performance (66.7% of Total STI Award)

   50% — Adjusted Net Revenue

   50% — Adjusted Operating Income

The attainment levels for the enterprise financial performance component will continue to be determined based on the same metrics and the resulting performance percent will be the same percentage of target that the broad-based bonus pool for employees is funded.

Individual Performance (33.3% of Total STI Award)

   50% — Qualitative assessment of Segment / Geography / Function financial performance (as applicable to each executive officer)

   50% — Individual objectives and contributions to shared key enterprise operational initiatives, including inclusion and diversity, colleague engagement, innovation and transformation

The Committee and management will retain discretion on the overall STI plan payout for executive officers based on their assessment of Company performance and the broad-based employee STI enterprise funding.

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Executive Compensation: Compensation Discussion and Analysis (continued)

Executive Officer 2022 — 2024 LTIP Design

The 2022 LTI awards will be comprised of: (i) 75% PSUs which will cliff vest at the end of the three-year period and (ii) 25% RSUs which will vest in equal installments over three years. Management and the Compensation Committee believe that introducing time-based RSUs into the LTI Program for 2022 will support retention as the Company executes the Grow, Simplify, Transform strategy and further align the Company’s LTI Program with common market practice.

The PSUs will vest based on performance relative to the achievement of targets at the end of fiscal year 2024 for the following metrics (as they are defined under the applicable plan or award agreement):

●	50% Adjusted Operating Margin

●	30% Adjusted Net Revenue

●	20% Adjusted EPS

The financial metrics were selected to align share-based rewards with the Company’s fiscal year 2024 financial targets, as outlined on Investor Day. Management and the Committee believe that delivering improved margins, revenue growth and earnings per share are essential to a successful execution of the Grow, Simplify, Transform strategy that will benefit all stakeholders. Emphasis on Adjusted Operating Margin, as demonstrated by the metric weightings, will allow the Company to make the necessary investments in order to achieve the strategy.

The Compensation Committee selected the PSU metrics to align a significant portion of the executive officer’s compensation with the Investor Day goals, which reflect the Company’s growth strategy and commitment to driving shareholder value. The PSU award payouts are based on a sliding scale with a 100% (target) payout if the year-end 2024 targets set forth in the Company’s Investor Day presentation are achieved (i.e., 2024 Adjusted Operating Margin (24%), 2024 Adjusted Net Revenue ($10 billion) and 2024 Adjusted EPS ($18)).

The payout on each metric will be below 100% if results fall below target and above 100% if results are above target. The sliding scales contain thresholds, such that there is a potential of $0 payout on each metric if threshold performance is not achieved and a payout of 200% if the maximum performance goal is achieved. The performance ranges were established so that target is aligned with our three-year strategic priorities and the corresponding maximum performance goals represent significant outperformance relative to the Investor Day goals. The performance ranges on each metric are independent and it is possible to earn a payout on one metric and not the others (assuming threshold performance has been met on that metric). The Company believes any further detail is competitively sensitive.

Both PSUs and RSUs will accrue dividends that will be paid only on vested shares.

The Compensation Committee approved the following 2022 LTI targets for the NEOs: (i) 725% of base salary for Mr. Hess, (ii) 200% of base salary for Mr. Krasner, (iii) 175% of base salary for Ms. Gebauer and (iv) 150% of base salary for Mr. Furman.

Retirement and Savings Plans

In 2021, all of the NEOs participated in qualified and supplemental non-qualified defined benefit plans sponsored by the Company in the United States. The Company’s sponsorship of such plans is consistent with its belief that defined benefit plans continue to represent a crucial and viable means to encourage sustained service with the Company and to provide for the future retirement security of our associates. When the Compensation Committee assesses the competitiveness of compensation for the Company’s executives, it considers the impact of changes in pension value to positioning of total compensation.

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Executive Compensation: Compensation Discussion and Analysis (continued)

Effective July 1, 2017, changes became effective for the Willis Towers Watson Pension Plan for U.S. Employees (“Willis Towers Watson Pension Plan”) (previously named the Towers Watson Pension Plan) and Towers Watson Supplemental Executive Retirement Plan (“Towers Watson SERP”). The Towers Watson SERP was frozen effective July 1, 2017. Eligible employees, including those who were earning benefits under the Willis Towers Watson Pension Plan and Towers Watson SERP as of December 31, 2016, began earning benefits under the Willis Towers Watson Non-Qualified Stable Value Excess Plan for U.S. Employees (“WTW Stable Value Excess Plan”) as of July 1, 2017. This excess plan is a share plan rather than a pension plan.

Legacy Towers Watson employees earning a benefit in the Willis Towers Watson Pension Plan as of December 31, 2016 (i.e., Messrs. Hess and Haley and Ms. Gebauer) began earning benefits under a stable value formula with a lump sum benefit payable at 65 based upon a formula ranging from 11.5% to 15% (depending on credited service) of each year’s covered pay up to the Social Security wage base and from 16.5% to 20% (depending on credited service) of each year’s covered pay in excess of the wage base. Other U.S. employees not earning a benefit in the Willis Towers Watson Pension Plan as of December 31, 2016 (i.e., Messrs. Furman and Burwell) also became eligible to participate in the plan under a separate stable value formula within the Willis Towers Watson Pension Plan. These employees will be eligible for a lump sum benefit payable at age 65 based on a stable value formula with benefits ranging from 9.5% to 12.5% (depending on credited service after January 1, 2017) of covered pay up to the Social Security wage base and ranging from 14.5% to 17.5% of covered pay in excess of the Social Security wage base. Employees not earning a benefit in the plan as of December 31, 2016 are required to make employee contributions of 2% of covered pay to the plan in order to be eligible to participate beginning July 1, 2017. Note that Mr. Krasner became eligible to participate in the plan in January 2022, since he had eligible past service count toward the mandatory one-year waiting period.

Prior to the changes above, the Company’s defined benefit plans provided benefits using a stable value formula for service rendered on or after January 1, 2012. Under this formula, the qualified and supplemental non-qualified plans provided each eligible participant with a lump sum benefit payable equal to 15% of each covered year’s pay up to the Social Security wage base, and 20% of each covered year’s pay in excess of the wage base, with pay for these purposes consisting of salary, bonuses and, for non-executives, any overtime wages. The lump sum will be reduced for benefit commencement prior to age 62. Participants in the qualified pension plan may, in most instances, choose to receive the value of their lump sum benefit as an annuity at the time of retirement.

For U.S. employees, a 401(k) Plan is available for saving towards retirement pursuant to which matching contributions were made. For U.K. employees, a defined contribution plan, the Willis Group Personal Pension Plan (which replaced the Willis Stakeholder Pension Scheme as of February 1, 2015), is available for new employees.

For details of the NEOs’ retirement benefits, see “Compensation Tables — Pension Benefits at 2021 Fiscal Year-End.”

Other Benefits for Named Executive Officers

Non-Qualified Deferred Savings Plan for U.S. Employees

Effective January 1, 2017, the Towers Watson Non-Qualified Deferred Savings Plan was changed to the Willis Towers Watson Non-Qualified Deferred Savings Plan for U.S. Employees (the “WTW Deferred Savings Plan”) and was amended to allow for participation by certain colleagues from legacy Willis Group. All NEOs except for Mr. Krasner participated in the WTW Deferred Savings Plan in 2021. It is an unfunded deferred compensation plan for select management and other highly compensated associates. The purpose of the WTW Deferred Savings Plan is to provide a select group of associates who contribute significantly to the future success of the Company with a means to defer receipt of a portion of their

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	55

Executive Compensation: Compensation Discussion and Analysis (continued)

compensation, and potentially to receive a discretionary matching contribution from the Company. All associate deferrals and all Company matches are credited in the form of Company share units and will be paid in Company shares under the 2012 Plan. As a result, the value of the notional account is aligned with the value of the Company’s shares. Payments will be made on the first business day of the month following the date that is six months after the participant’s separation from service.

Employee Welfare Benefit Plans

Our NEOs are eligible to participate in the medical, life insurance and other welfare benefits available to all other colleagues. There are no special medical plans or other welfare plans for our NEOs.

Perquisites

The Compensation Committee does not believe that providing generous executive perquisites is necessary to attract and retain executive talent or consistent with its pay-for-performance philosophy. In 2021, we did not provide perquisites to the NEOs, other than as described in the “Summary Compensation Table” or in modest amounts, less than $10,000 and not required to be itemized under applicable SEC rules.

Compensation Recoupment Policy

Effective November 15, 2017, the Board expanded the existing compensation recoupment policy beyond certain financial restatement situations to cover certain types of detrimental conduct that are likely to cause or have caused material financial, operational or reputational harm to the Company. Under the compensation recoupment policy, the Board, or if delegated by the Board, any of its committees or sub-committees, may to the extent permitted by applicable law, recoup any incentive compensation received by a Section 16 officer, as designated by the Company, in the event of a financial restatement or due to detrimental conduct, as described below.

In the case of a financial restatement, the Board may recover up to the amount by which the incentive compensation received exceeds the amount that would have been received if the error had not been made within the three years preceding the date on which the Board determines a financial restatement is required if, in the Board’s judgment and determination, the person engaged in fraud, negligence or other misconduct that contributed to the need for the financial restatement.

In the case of detrimental conduct that, in the sole discretion of the Board, is likely to cause or has caused material financial, operational, or reputational harm to the Company, the Board may recover incentive compensation received by the person during and after the period in which such detrimental conduct occurred. Detrimental conduct consists of:

i.	the commission of an act of fraud, misappropriation or embezzlement in the course of employment;

ii.

the commission of a criminal act, whether or not in the workplace, that in the Board’s sole discretion, constitutes a felony or crime of comparable magnitude that could subject the Company to reputational harm;

iii.	the material violation of a non-compete, non-solicitation, or confidentiality agreement;

iv.

the willful and material breach of a covered person’s obligations under the Company’s Code of Conduct relating to compliance with law or regulations that would give rise to dismissal under the Code of Conduct or termination for cause; or

v.	any act or omission involving willful misconduct that resulted in such covered person’s termination for cause.

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Executive Compensation: Compensation Discussion and Analysis (continued)

The Company will comply with the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act once the SEC’s rules are finalized. The current version of the recoupment policy is posted on the Company’s website under “Investor Relations — Corporate Governance.”

Executive Officer Share Ownership Guidelines

The executive share ownership guidelines are as follows:

Position	Multiple

CEO	6.0x Base Salary

Other Executive Officers	3.0x Base Salary

For purposes of meeting the executive officer share ownership guidelines, the related value, based on the average daily share price over the last 30 business days of the Company’s fiscal year of the following shares will be counted: shares owned outright or in a trust for benefit (including shares acquired from equity awards or from share market purchases); shares or units held in broad-based share purchase plans (i.e., the Employee Stock Purchase Plan, U.K. Sharesave); shares held in a 401(k) self-directed brokerage account; shares deemed held in the WTW Deferred Savings Plan and the WTW Stable Value Excess Plan; unvested and vested restricted shares or RSUs that are subject to time-based vesting; and unvested earned PSUs. Unvested or vested/unexercised share options and unvested/unearned PSUs are not counted as shares owned for purposes of the guidelines. Executives are required to retain at least 50% of the net shares received under equity award programs granted following adoption of the policy until the ownership guidelines are met.

Under the guidelines, executives are encouraged to comply with their applicable guideline as soon as practical given their individual circumstances and within five years from the later of (i) February 7, 2017 (the date of adoption of the policy) or (ii) the date of the executive’s hiring or promotion. The failure to comply with or make reasonable progress towards meeting the share ownership guidelines in a timely fashion would result in the executive being required to retain all of the net shares received upon (i) the vesting of RSUs; (ii) the vesting of PSUs; and (iii) the exercise of options to purchase Willis Towers Watson shares, and may impact future grants. Once an executive accumulates sufficient shares to meet his or her individual requirement, the executive is not required to retain shares above the threshold. If, as a result of a share price decline subsequent to an executive meeting his or her ownership requirement, the executive no longer satisfies the ownership requirement as of the Company’s fiscal year-end, the executive is not required to buy additional shares to meet the ownership requirement. However, the executive is required to retain the number of shares that originally were acquired to reach the share ownership threshold until such time as he or she is once again above the threshold. The Compensation Committee has interpreted “reasonable progress” for purposes of measuring compliance as looking at an executive’s ownership levels (calculated under the guidelines) compared to ownership levels that would be expected at the relevant stage of the five-year transition period (e.g., 1/5 per year after the first year).

The NEOs have either satisfied the minimum required share ownership requirements or have made reasonable progress to achieve the ownership guidelines within the prescribed period.

Anti-Hedging and Anti-Pledging Policies

The Company prohibits directors and executive officers from pledging any Company shares, including by entering into margin accounts, and prohibits directors and all employees from engaging in hedging transactions with respect to ownership in the Company’s securities (including prepaid variable forward contracts, equity swaps, collars and exchange funds).

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Executive Compensation: Compensation Discussion and Analysis (continued)

Share Award Policy

The Board has a policy governing the granting of options and other share-based awards under the Company’s equity plans.

It is the Company’s policy not to backdate option grants or other share-based awards to take advantage of a lower share price or to schedule grants of options or other share-based awards before or after specific events to take advantage of anticipated movements in the price of our shares.

It is also the Company’s policy that, if it grants options (which have not been awarded since before January 2016), it would grant options with an exercise price no less than the closing sales price as quoted on the NASDAQ on the date of grant, except in the case of any sharesave sub-plans adopted by the Company for non-U.S. employees, for which the exercise price of the option was set at a 5% or 10% discount off the closing sales price on the date before employees are invited to participate. In addition, none of the Company’s share-based plans permit the re-pricing of options without obtaining shareholder approval.

Under this policy, annual share-based awards for executive officers are authorized by the Compensation Committee and the grant date is on the date of that meeting or a date specified by the Compensation Committee no later than 90 days following that meeting. Except as directed by the Compensation Committee, share-based awards granted in connection with a new hire, a promotion or the assignment of additional responsibilities to an existing employee or for retention purposes will be considered granted on March 3rd, May 13th, August 13th, November 13th or December 1st (or if the applicable grant date was not a trading day, the next trading day) on the date most closely following the date on which such recipient’s employment or promotion or assignment of new responsibilities commenced and such award was approved.

Tax and Accounting Implications

Section 162(m) of the Internal Revenue Code (the “Code”) generally limits the deductibility of the compensation payable by public companies to certain executive officers covered by Code Section 162(m) to $1 million in any taxable year. As a result, short-term and long-term compensation, including performance-based compensation, in excess of $1 million payable to our executive officers who are considered “covered employees” under Code Section 162(m), which would include our NEOs, will not be deductible for tax purposes. While the nondeductibility of compensation for tax purposes is one of several considerations the Compensation Committee weighs in determining its executive compensation program, the Compensation Committee retains discretion to structure its executive compensation to be competitive and effective in order to promote the Company’s business goals even if the compensation payable to our NEOs is not fully deductible.

The Compensation Committee also takes into consideration the potential implications of Section 409A of the Code in designing the compensation payable to our NEOs.

The accounting expense of the compensation payable to our NEOs, including the decision to adopt new share-based programs or make any changes to the share-based component of our NEOs’ compensation arrangements, is also factored into the Compensation Committee’s decision to approve our NEOs’ compensation.

Payments on Change in Control and Termination

The Compensation Committee believes that severance benefits are a necessary component of a competitive compensation program because they minimize distraction and ensure continuity during times of uncertainty or transition, including during a change in control. In certain cases, such benefits are

58	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

consideration for an executive’s agreement not to compete. Set forth below is a summary of the NEOs’ termination arrangements as of December 31, 2021. The NEOs do not receive any form of tax gross-ups, significant perquisites or automatic payments in connection with a change in control of the Company.

With the exception of Messrs. Furman and Haley, all NEOs are participants of the Company’s executive severance plans adopted on March 8, 2020 described further below. Effective as of February 22, 2022, the executive severance plans were amended to make certain changes noted below. For additional details on payments that may be due to the NEOs in certain termination scenarios, see “Compensation Tables — Potential Payments to Named Executive Officers Upon Termination and/or Change in Control.”

Messrs. Hess and Krasner and Ms. Gebauer

Messrs. Hess and Krasner and Ms. Gebauer participate in the Willis Towers Watson Public Limited Company Severance and Change in Control Pay Plan for U.S. Executives as amended on June 5, 2020 and February 22, 2022 (the “U.S. Executive Severance Plan”) and the Willis Towers Watson Severance and Change in Control Pay Plan for Non-U.S. Executives as amended on February 22, 2022 (the “Non-U.S. Executive Severance Plan,” and together, the “Executive Severance Plans”). The Executive Severance Plans provide for the payment of severance benefits (i) if a participant’s employment is involuntarily terminated without “cause” (and other than due to the participant’s death or “permanent disability”) (an “Involuntary Termination” under the plans) and (ii) for an Involuntary Termination or if a participant resigns for “good reason” (a “Qualifying Termination” under the plans) in connection with a “change in control.” Under the U.S. Executive Severance Plan:

●

If a participant experiences an Involuntary Termination, that occurs prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control,” the participant is entitled to receive the following upon execution and delivery of a general release of liability against the Company: (i) monthly cash installments during a 12-month period (24-month period for Mr. Hess as CEO) equal to the sum of 12 months (24 months for Mr. Hess as CEO) of base salary and one times (two times for Mr. Hess as CEO) target STI, and (ii) the cost of COBRA premiums for the continuation of group healthcare coverage for up to 18 months (24 months for Mr. Hess as CEO) following the participant’s termination.

●

If a participant experiences a Qualifying Termination during the period commencing 6 months prior to a “change in control” and ending 24 months following a “change in control,” the participant is entitled to receive the following upon execution and delivery of a general release of liability against the Company: (i) a lump sum cash payment equal to the sum of 24 months (36 months for Mr. Hess as CEO) of base salary and two times (three times for Mr. Hess as CEO) target STI, (ii) a pro-rata portion of the STI award payable for the year in which the termination occurs based on the period the participant is employed during the year and (iii) the cost of COBRA premiums for the continuation of group healthcare coverage for up to 18 months (24 months for Mr. Hess as CEO) following the participant’s termination.

Under the Executive Severance Plans, if any payments and benefits constitute “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Additional information on the Executive Severance Plans, as well as the plan documents, can be found in our Current Reports on Form 8-Ks filed with the SEC on March 11, 2020 and on February 28, 2022.

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Executive Compensation: Compensation Discussion and Analysis (continued)

In addition to the severance benefits described above, in the event of Mr. Krasner’s resignation for “good reason” prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control” (as such terms are defined in the U.S Executive Severance Plan), Mr. Krasner would be entitled to: (i) monthly cash installments during a 12-month period equal to the sum of 12 months of base salary and one times target STI and (ii) the cost of COBRA premiums for the continuation of group healthcare coverage for up to 18 months following the termination date. Additionally, in the event of a Qualifying Termination and whether or not a “change in control” occurs (as such terms are defined in the U.S. Executive Severance Plan), prior to full vesting of his sign-on RSU award (granted in September 2021), the Company will (i) accelerate the vesting of any outstanding unvested RSUs under the award at the time of his termination, subject to the approval of the Compensation Committee; or, in the absence of such approval, (ii) pay him the cash value of the outstanding unvested RSUs under the award.

Mr. Furman (General Counsel)

Mr. Furman’s employment agreement, as amended from time to time, provides that upon a termination of Mr. Furman’s employment by the Company without “good cause” (other than by reason of death or “disability”) or by Mr. Furman for “good reason” (as such terms are defined in the employment agreement), he is entitled to (i) continued payment of his annual base salary during the 12-month period following the termination date, (ii) payment of his target STI of 125% of his annual base salary in equal installments during the 12-month period following the termination date, (iii) payment of a prorated STI award for the fiscal year of his termination based on actual performance, (iv) continued medical coverage for Mr. Furman, his spouse and covered dependents as of the date of termination until the earlier of the end of the 12-month period following the termination date or the date he obtains new employment with medical coverage and (v) for purposes of determining achievement of service-based vesting requirements applicable to any outstanding unvested equity awards, he will be treated as having an additional 12 months of service as of the date of termination. However, if such termination occurs within 24 months following a “change in control” (as defined under the 2012 Plan), Mr. Furman is entitled to (i) two times his annual base salary (paid in a cash lump sum), (ii) two times his target STI (paid in a cash lump sum), (iii) payment of a prorated STI award for the year of termination based on target (not actual) performance, (iv) continued medical coverage for Mr. Furman, his spouse and covered dependents as of the date of termination until the earlier of the end of the 12-month period following the termination date or the date he obtains new employment with medical coverage and (v) all service-based vesting requirements applicable to any outstanding unvested equity awards will be waived as of the date of termination. Any and all amounts payable upon Mr. Furman’s termination will be provided subject to Mr. Furman delivering and not revoking within 60 days of his termination a general release of claims in favor of the Company.

Mr. Haley (CEO through December 31, 2021)

Mr. Haley’s employment agreement, as amended, terminated on December 31, 2021, and Mr. Haley retired from the Company. Prior to its termination, the agreement provided for certain payments in connection with the termination of Mr. Haley’s employment by the Company without “cause,” his resignation for “good reason” and a termination of employment due to his death or “disability” (as such terms may be defined in the employment contract), including (i) a severance payment equal to the sum of two times his annual base salary and two times his target STI award, payable in a lump sum, (ii) the full amount of his STI award for the year of termination, based on actual performance, (iii) continued medical coverage at the active employment rate for up to 18 months, (iv) treatment of his equity incentive awards in accordance with the terms of the applicable award agreements and (v) the waiver of service requirements under any retention policy applicable to Mr. Haley’s prior cash incentive compensation awards. Pursuant to his employment agreement, if Mr. Haley’s employment had been terminated by the Company without “cause” or by Mr. Haley for “good reason” in 2021, then Mr. Haley’s severance payment would not have included any entitlement to the balance of the 2021 annual bonus for the period following the date of termination. None of the foregoing events occurred prior to the termination of the agreement.

60	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

Compensation Decision Process and Methodology

Role of the Compensation Committee

The Compensation Committee is responsible for evaluating the compensation levels for each of the NEOs and for administering the Company’s executive compensation program. The Compensation Committee reviews and approves all components of executive compensation for the NEOs, including the CEO whose compensation is ratified by the other independent directors. In addition, each year, the Compensation Committee reviews and approves the corporate goals and key objectives related to the NEOs’ compensation, evaluates their performance in light of those goals and objectives and determines and approves their compensation, including for the CEO, whose compensation must be approved by the Compensation Committee and ratified by the other independent directors. Each year the Committee also reviews, among other things, compliance with share ownership guidelines, proxy season trends, shareholder feedback and the compensation risk assessment. The Committee also reviews talent, culture, inclusion and diversity initiatives; as well as its Charter, responsibilities, and annual calendar. With respect to assessing culture, the Company implements a multi-dimensional strategy to gather feedback from colleagues, which includes among other things, annual formal engagement via company-wide surveys as well as frequent pulse surveys and other listening mechanisms.

Compensation Risk Analysis

In reviewing the Company’s pay programs, the Compensation Committee considers whether the programs encourage unnecessary or excessive risk taking that might have an adverse impact on the Company. At the request of the Compensation Committee, the Company’s internal compensation consultants (the “WTW consultants”) completed a 2021 risk assessment of the Company’s compensation programs with the review and concurrence of Semler Brossy Consulting Group LLC (“SBCG”), the Compensation Committee’s independent compensation consultant. The 2021 risk assessment included a review of the design and features of the Company’s incentive compensation programs in place, as well as an evaluation of program structure and philosophy, design characteristics, performance management and governance practices relative to compensation risk factors. The 2021 compensation risk assessment led SBCG and the Compensation Committee to agree that the Company’s compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Role of External Compensation Committee Consultant

The Compensation Committee has the independent authority to hire external consultants as well as the sole authority to retain and terminate the services of its consultant. In 2021, the Compensation Committee engaged SBCG as its independent consultant.

During the course of 2021, SBCG worked directly under the guidance of the Company’s Compensation Committee, in cooperation with management, to assist the Committee with executing its executive compensation-related responsibilities. In such role, the Compensation Committee’s consultant served as an objective third-party advisor in assessing the reasonableness of compensation levels and the appropriateness of the design of the evolving compensation program structure in supporting the current and future business strategy and human resource objectives. SBCG attended all formal meetings of the Company’s Compensation Committee during 2021.

During 2021, SBCG supported the Company’s Compensation Committee by assisting with the design and administration of the Company’s executive compensation pay practices, including:

●	reviewing and providing input on the peer group used to benchmark executive pay;

●	assessing the market pay data used to inform 2021 pay decisions;

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Executive Compensation: Compensation Discussion and Analysis (continued)

●	providing input on the pay decisions for the Company’s executive officers, including pay mix and levels;

●	reviewing and providing input on the Company’s annual and long-term incentive plan designs;

●	reviewing the Company’s Compensation Risk Assessment;

●	reviewing compensation disclosures, including the CD&A;

●	keeping the Compensation Committee informed of changes in the regulatory or governance environment for executive compensation issues; and

●	reviewing the Company compensation plans relative to proxy advisory standards.

The Compensation Committee was also provided compensation market data and inputs from WTW consultants. The Compensation Committee along with SBCG used the data and analysis provided by the WTW consultants to ensure that the compensation practices were consistent with the compensation philosophy and objectives for both the amount and composition of executive compensation, including that of Mr. Haley. Based on the data and analysis provided by the WTW consultants as reviewed by SBCG as well as information from management and SBCG, the Compensation Committee applied business judgment in recommending compensation awards, taking into account the dynamic nature of the brokerage and consulting businesses internationally and the adaptability and response required by the senior leadership to manage significant changes that arose during the course of the year.

Other than serving as the consultant to the Compensation Committee, SBCG provides no other services to the Company. The Compensation Committee determined that, based on the factors specified in the exchange listing rules, SBCG’s services produced no conflicts of interest. The WTW consultants work for the Company and are therefore by definition not independent advisors, although they do provide professional advice, data and guidance to the Compensation Committee with the concurrence of SBCG.

Role of the CEO and Management

The CEO does not participate in the Compensation Committee’s determination of his own compensation. However, he makes recommendations to the Compensation Committee for each of the other NEOs. The CEO bases these recommendations on his holistic assessment of each executive’s individual performance, as well as overall Company financial goals for the fiscal year as described above. The Compensation Committee reviews and considers the CEO’s recommendations, makes adjustments as it determines appropriate, and approves compensation in its sole discretion.

Use of Peer Company Data

In making its determinations for fiscal year 2021, the Compensation Committee considered publicly available information of a select group of peer companies as well as survey data from the Company’s compensation surveys to inform the pay levels and structures for the senior executive team. All compensation data used was reviewed and supported by SBCG as the Compensation Committee’s independent compensation consultant.

The peer group was selected by the Compensation Committee based on the recommendations of the WTW consultants and SBCG based on input from management on the comparability of the business operations of potential peer group companies, including reasonably comparable size (based on revenue and market capitalization) and industry. Information about the peer group companies was used to inform decisions regarding pay levels and mix and program design.

62	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Executive Compensation: Compensation Discussion and Analysis (continued)

For conducting a competitive assessment of the compensation levels for the Company’s executives for fiscal year 2021, the Compensation Committee approved the below peer group of 17 companies. There were no changes to the 2021 peer group from the prior year.

●  Marsh & McLennan Companies, Inc.

●  Aon

●  Robert Half International Inc.

●  The Hartford Financial Services Group, Inc.

●  Conduent Incorporated

●  Cognizant Technologies Solutions Corp.

●  Principal Financial Group Inc.

●  Automatic Data Processing, Inc.

●  Unum Group

●  Fidelity National Information Services, Inc.

●  Fidelity National Financial, Inc.

●  Nielsen Holdings plc

●  S&P Global Inc.

●  Arthur J. Gallagher & Co.

●  Booz Allen Hamilton Holding Corporation

●  Fiserv, Inc.

●  First American Financial Corporation

At the time the peer group was approved by the Compensation Committee in 2021, Willis Towers Watson was at the 41st percentile in terms of total revenue and the 59th percentile in terms of market capitalization among this peer group.

Although the Compensation Committee references target pay for all of the companies listed in the peer group, particular attention was given to the pay practices of Aon and Marsh & McLennan Companies, Inc. as these two companies represent our most direct competitors.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	63

Compensation Committee Report

This report is submitted to the shareholders of Willis Towers Watson Public Limited Company by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee consists solely of non-executive directors who are independent, as determined by the Board in accordance with the Company’s guidelines and NASDAQ listing standards.

The Compensation Committee has reviewed, and discussed with management, the Compensation Discussion and Analysis contained in this Proxy Statement, and based on this review and discussion, recommended to the Board that it be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors of Willis Towers Watson Wendy Lane (Chair), Victor Ganzi, Michael Hammond (Committee member as of January 1, 2022), Linda Rabbitt and Michelle Swanback (Committee member as of January 1, 2022).

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board.

64	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered in 2021 by Carl Hess (Head of IRR and President through December 31, 2021; Current CEO as of January 1, 2022), Andrew Krasner (CFO as of September 7, 2021), Julie Gebauer (Head of HCB through December 31, 2021; Current Global Head of Health, Wealth and Career as of January 1, 2022), Matthew Furman (General Counsel), John Haley (CEO through December 31, 2021) and Michael Burwell (CFO until September 7, 2021), collectively our NEOs, for the fiscal year ended December 31, 2021.

A	B	C	D	E	F	G	H	I
Name and Principal Position	Year	Salary ($)	Bonus ($)	Share Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
CURRENT EXECUTIVES

Carl Hess	2021	766,667	—	1,167,419	2,443,875	209,050	241,474	4,828,485
President through 12/31/2021;	2020	650,000	—	1,525,847	758,160	809,732	197,839	3,941,578
CEO as of 1/1/2022	2019	643,750	—	1,519,030	681,876	532,742	169,132	3,546,530

Andrew Krasner CFO as of 9/7/2021	2021	333,625	361,667	2,999,991	493,397	8,178	2,698	4,199,556

Julie Gebauer	2021	650,000	—	1,167,419	837,574	—	216,167	2,871,160
Head of HCB through 12/31/2021; Global Head of HWC as of 1/1/2022	2020	650,000	—	1,525,847	726,570	1,133,761	187,728	4,223,906
Matthew Furman General Counsel	2021	550,000	300,000	897,994	984,328	22,482	108,449	2,863,253
FORMER EXECUTIVES

John Haley CEO through 12/31/2021	2021	1,770,721	—	13,300,715	3,501,000	34,743	1,730,113	20,337,292
	2020	1,200,000	—	13,821,838	3,110,400	187,555	2,412,212	20,732,005
	2019	1,200,000	—	12,544,351	2,839,200	181,015	1,927,165	18,691,731

Michael Burwell (1) CFO until 9/7/2021	2021	658,457	1,000,000	1,796,252	—	—	177,502	3,632,211
	2020	750,000	—	2,347,182	1,215,000	32,664	165,735	4,510,581
	2019	750,000	—	2,442,815	975,938	27,888	167,666	4,364,307

(1)

Mr. Burwell’s 2021 LTI Award was forfeited upon his departure from the Company on September 30, 2021. For details on the treatment of his outstanding equity awards upon his departure, see the section entitled “— Potential Payments to Named Executive Officers Upon Termination and/or Change in Control.”

Salary (Column C)

The amounts shown in column C reflect base salaries earned by each NEO during the listed year. In connection with Mr. Hess’s promotion to President of the Company, his base salary was increased from $650,000 to $1 million effective September 1, 2021. Mr. Krasner rejoined the Company as CFO in September 2021. Previously he served as Global Treasurer and Head of Mergers and Acquisitions for the Company until January 2021. Pursuant to his offer letter, Mr. Krasner’s annual base salary is $800,000. In addition, the amounts in column C include (i) a payout of cash in lieu of vacation days in connection with NEO departures from the Company during 2021 (a benefit provided generally by the Company to salaried employees upon termination of employment) in the amount of $35,003 for Mr. Krasner (who departed the Company earlier in 2021 and then rejoined as CFO effective September 7, 2021), $193,846 for Mr. Haley and $95,957 for Mr. Burwell and (ii) Mr. Haley’s legacy Watson Wyatt frozen vacation balance (accrued but not used as of December 31, 1992) which was paid out to him upon his departure at his then-current rate of hourly base salary in the amount of $376,875.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	65

Compensation Tables (continued)

Bonus (Column D)

The amount shown in column D for Mr. Krasner reflects a cash sign-on bonus that was paid to him in September 2021 and was equivalent to $50,000 per month (including prorated amounts for partial months up to the start date) to address bonus forfeiture for the months during 2021 that he was not employed by the Company, subject to a 12-month clawback. The amount shown in column D for Mr. Furman reflects a special bonus paid to him in October 2021 in recognition of his exceptional contributions during 2021 in connection with the previously pending Aon transaction and his support of the Company on a stand-alone basis. The amount shown in column D for Mr. Burwell reflects a completion bonus that was paid to him upon his departure from the Company on September 30, 2021 to reward his extraordinary achievements during his tenure and a challenging 2021 and his support of a successful transition of his position.

Share Awards (Column E)

The amounts shown in column E reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in “Note 19-Share-based Compensation” to our Fiscal Year 2021 Consolidated Financial Statements included in our Annual Report on Form 10-K for Fiscal Year 2021 filed with the SEC on February 24, 2022. For awards shown in column E that are subject to market conditions, the amount included in the table is the full fair value of the award at the grant date consistent with the recognition criteria in FASB ASC Topic 718. For the 2021 PSU awards (which are subject only to a market condition), the full fair value at the grant date takes into account all possible outcomes of the market condition. Therefore, pursuant to FASB ASC Topic 718, the expense does not change based on the number of shares that are ultimately settled upon achievement of performance at the end of the performance period. Additional details regarding the 2021 amounts shown in column E for the NEOs are as follows:

					Column E
Name	Award	Grant Date	PSU Award Aggregate Grant Date Fair Value ($)	RSU Award Aggregate Grant Date Fair Value ($)	Total Share Award Aggregate Grant Date Fair Value ($)

CURRENT EXECUTIVES

Carl Hess	2021 LTI Award	20-Jul-2021	1,167,419	—	1,167,419

Andrew Krasner	Sign-On RSU Award	7-Sep-2021	—	2,999,991	2,999,991

Julie Gebauer	2021 LTI Award	20-Jul-2021	1,167,419	—	1,167,419

Matthew Furman	2021 LTI Award	20-Jul-2021	897,994	—	897,994

FORMER EXECUTIVES

John Haley	2021 LTI Award	1-Jan-2021	13,300,715	—	13,300,715

Michael Burwell*	2021 LTI Award	20-Jul-2021	1,796,252	—	1,796,252

*Mr. Burwell’s 2021 LTIP Award was forfeited upon his departure from the Company on September 30, 2021.

For more information regarding the equity awards, see the “Grants of Plan-Based Awards” table, the “Outstanding Equity Awards at Fiscal Year-End” table and the section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Long-Term Incentive Compensation — 2021 LTI Program” and the section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Additional Awards for NEOs in 2021.”

66	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables (continued)

Non-Equity Incentive Plan Compensation (Column F)

The amounts shown in column F reflect the NEOs’ 2021 STI awards which were paid 100% in cash. For the NEOs other than Mr. Haley, the 2021 STI awards were paid in March 2022. Mr. Haley received a 2021 STI award payment on his departure date (December 31, 2021) in the amount of $3,298,590, which represented 95% of his estimated 2021 STI award, including forecasted 2021 enterprise financial results and individual achievement. At the time, it was agreed that (i) if actual results exceeded estimated results for the applicable period, Mr. Haley would subsequently be paid any remainder due under his STI Award and (ii) if actual results for the full year were lower than forecasted, Mr. Haley would repay any surplus. The actual results determined for the 2021 performance year exceeded the estimated results and Mr. Haley was subsequently paid the remaining amount of $202,410 due under his 2021 STI Award in March 2022. For more information regarding Mr. Haley’s retirement, see the section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Payments in Connection with Mr. Haley’s Retirement.”

Change in Pension Value and Non-Qualified Deferred Compensation Earnings (Column G)

This column reflects any aggregate increase in actuarial present values of accumulated benefits during the relevant fiscal year for the NEOs under the Willis Towers Watson Pension Plan and the Towers Watson SERP (through July 1, 2017, when it was frozen). Any increase in actuarial present value was determined using assumptions that are the same as those used in the Company’s financial statements for the fiscal year ended December 31, 2021, except that retirement is assumed to occur at the earliest unreduced retirement age for the NEOs and no pre-retirement terminations or deaths are assumed to occur.

The earliest unreduced retirement ages for each of the NEOs is as follows:

●

Mr. Hess – Age 62 under the Legacy Watson Wyatt and pre-July 1, 2017 stable value formulas; Age 65 under the post-July 1, 2017 stable value formula. Age 62 was assumed for Mr. Hess because the majority of his benefit value is unreduced at age 62.

●	Messrs. Krasner and Furman – Age 65

●

Ms. Gebauer – Age 60 under the Legacy Towers Perrin benefit formula; Age 62 under the pre-July 1, 2017 stable value benefit formula; Age 65 under the post-July 1, 2017 stable value benefit formula. Ms. Gebauer was assumed to retire immediately because the majority of her benefit value is unreduced at age 60 and she has attained that age.

●	Mr. Haley – Current age because he is over the plans’ unreduced early retirement ages at the end of the fiscal year. His actual retirement date was as of December 31, 2021.

●	Mr. Burwell – Current age as he terminated employment during 2021.

The pension values for Messrs. Hess, Furman and Haley increased during the year. The pension value for Mr. Krasner increased during the year when reflecting the benefit that was paid to him for a prior period of service. The pension values for Ms. Gebauer and Mr. Burwell decreased during the year. The increases/(decreases) in the actuarial present values (including any benefits paid during the year) for the NEOs for fiscal year 2021 were $209,050 for Mr. Hess, $8,178 for Mr. Krasner, $(360,218) for Ms. Gebauer, $22,482 for Mr. Furman, $34,743 for Mr. Haley and $(57,265) for Mr. Burwell. These increases are attributable to a number of factors. The NEOs (except Mr. Burwell) accrued additional benefits in the Willis Towers Watson Pension Plan during 2021. These accruals increased the present values by $43,267 for Mr. Hess, $21,167 for Mr. Krasner, $43,356 for Ms. Gebauer, $25,338 for Mr. Furman and $50,420 for Mr. Haley. Since Mr. Burwell terminated prior to vesting in his employer provided benefit, he forfeited $57,265 of benefit accruals. The actuarial present value from the Willis Towers Watson Pension and the Towers Watson SERP increased due to the passage of time by $109,821 for Mr. Hess, $1,842 for Mr. Krasner, $155,298 for Ms. Gebauer, $1,772 for Mr. Furman and $105,896 for Mr. Haley. Changes in the actuarial assumptions were also made during fiscal 2021. The discount rates used to value benefits increased during fiscal 2021

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	67

Compensation Tables (continued)

from 2.54% to 2.87% for benefits from the Willis Towers Watson Pension Plan and 1.63% to 2.23% for the Towers Watson SERP. The assumed lump sum interest rate to determine the value of benefits under the Towers Watson SERP decreased from 1.75% to 1.25% for Mr. Hess and the assumed retirement age was delayed for Mr. Haley and Ms. Gebauer. In addition, the prior benefit for Mr. Krasner was paid out immediately during 2021 as opposed to being deferred to age 65 as was assumed for the prior year calculation. The assumption changes described above changed the actuarial present value amounts by $55,962 for Mr. Hess, $(14,831) for Mr. Krasner, $(558,873) for Ms. Gebauer, $(4,628) for Mr. Furman and $(121,573) for Mr. Haley.

All Other Compensation (Column H)

The amounts shown in column H reflect the aggregate dollar amount of perquisites and other personal benefits and Company contributions to Company-sponsored retirement plans for each NEO during 2021. Additional details are shown below:

Name	Perquisites and Other Personal Benefits ($) (1)	Company Contributions to Company-Sponsored Retirement Plans ($) (2)	2021 All Other Compensation Total ($)
CURRENT EXECUTIVES
Carl Hess	—	241,474	241,474
Andrew Krasner	—	2,698	2,698
Julie Gebauer	—	216,167	216,167
Matthew Furman	—	108,449	108,449
FORMER EXECUTIVES
John Haley	—	1,730,113	1,730,113
Michael Burwell	—	177,502	177,502

(1)	During 2021, the NEOs did not receive any perquisites or other personal benefits.

(2)	The amounts in this column reflect Company contributions to Company-sponsored retirement plans for the NEOs during 2021:

●

For Mr. Hess, (i) the Company’s contribution to his 401(k) Plan in the amount of $10,150, (ii) Company matching contributions made in the form of fully vested RSUs to the WTW Deferred Savings Plan in the amount of $43,219 and (iii) the value of Company-provided quarterly allocations of fully vested RSUs under the WTW Stable Value Excess Plan in the amount of $188,105.

●	For Mr. Krasner, the Company’s contribution to his 401(k) Plan.

●

For Ms. Gebauer, (i) the Company’s contribution to her 401(k) Plan in the amount of $10,150, (ii) Company matching contributions made in the form of fully vested RSUs to the WTW Deferred Savings Plan in the amount of $38,030 and (iii) the value of Company-provided quarterly allocations of fully vested RSUs under the WTW Stable Value Excess Plan in the amount of $167,987.

●

For Mr. Furman, (i) the Company’s contribution to his 401(k) Plan in the amount of $10,150, (ii) Company matching contributions made in the form of RSUs to the WTW Deferred Savings Plan in the amount of $38,986 and (iii) the value of Company-provided quarterly allocations of RSUs under the WTW Stable Value Excess Plan in the amount of $59,313.

●

For Mr. Haley, (i) the Company’s contribution to his 401(k) Plan in the amount of $10,150, (ii) Company matching contributions made in the form of fully vested RSUs to the WTW Deferred Savings Plan in the amount of $256,165 and (iii) the value of Company-provided quarterly allocations of fully vested RSUs under the WTW Stable Value Excess Plan in the amount of $1,463,798.

68	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables (continued)

●

For Mr. Burwell, (i) the Company’s contribution to his 401(k) Plan in the amount of $10,150, (ii) Company matching contributions made in the form of RSUs to the WTW Deferred Savings Plan in the amount of $52,063 and (iii) the value of Company-provided quarterly allocations of RSUs under the WTW Stable Value Excess Plan in the amount of $115,289.

Total (Column I)

The amounts shown in column I reflect the sum of columns C through H for each NEO.

Grants of Plan-Based Awards

The following table sets forth the grants of plan-based awards made to the NEOs during 2021. Amounts shown in columns C through E relate to the STI award opportunities in respect of 2021. The terms and conditions of these awards are described in the section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Short-Term Incentive Compensation.” The remaining columns relate to equity awards granted under the 2021 LTI Program (which consisted of PSUs) and Mr. Krasner’s sign-on equity award (which consisted of RSUs).

A	B	C	D	E	F	G	H	I	J	K	L
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units # (3)	All Other Options Awards: Number of Securities Underlying Units #	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
CURRENT EXECUTIVES
Carl Hess	—	—	1,750,000	3,062,500	—	—	—	—	—	—	—
	7/20/2021	—	—	—	2,219	4,437	8,874	—	—	—	1,167,419
Andrew Krasner	—	397,260	397,260	695,205	—	—	—	—	—	—	—
	9/7/2021	—	—	—	—	—	—	13,210	—	—	2,999,991
Julie Gebauer	—	—	585,000	1,023,750	—	—	—	—	—	—	—
	7/20/2021	—	—	—	2,219	4,437	8,874	—	—	—	1,167,419
Matthew Furman	—	—	687,500	1,203,125	—	—	—	—	—	—	—
	7/20/2021	—	—	—	1,707	3,413	6,826	—	—	—	897,994
FORMER EXECUTIVES
John Haley	—	—	2,400,000	4,200,000	—	—	—	—	—	—	—
	1/1/2021	—	—	—	22,783	45,566	91,132	—	—	—	13,300,715
Michael Burwell	7/20/2021	—	—	—	3,414	6,827	13,654	—	—	—	1,796,252

(1)

The amounts shown in columns C through E reflect threshold, target and maximum performance for the STI awards granted to each NEO who participated in 2021 STI. The threshold payout for each NEO (other than Mr. Krasner) reflects the minimum possible payout of $0. For Mr. Krasner, the threshold payout reflects the minimum possible payout for his 2021 STI award per terms of his offer letter (equal to his 2021 STI target which was prorated to reflect the number of days that he was employed by the Company in 2021). The maximum payout for each NEO reflects the maximum STI award opportunity of 175% of 2021 STI target (and for Mr. Haley, it also reflects 350% of his base salary which was his maximum STI award opportunity pursuant to his employment agreement). The actual 2021 STI awards granted are shown in column F of the Summary Compensation Table and further analyzed in the table entitled “Summary of 2021 STI Awards for NEOs” in the Compensation Discussion and Analysis above.

(2)

The amounts shown in columns F through H reflect threshold, target and maximum performance for the PSUs granted to the NEOs pursuant to the 2021 LTI Program. PSUs granted under the 2021 LTI Program to Mr. Haley on January 1, 2021 (per terms of his Amended Agreement) and to all other

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	69

Compensation Tables (continued)

NEOs (besides Mr. Krasner) on July 20, 2021 have the same performance and payout terms. Earned PSUs will be determined based on the achievement of the applicable performance target relating to the Company’s TSR over the performance period (from January 1, 2021 through December 31, 2023) measured as a CAGR relative to the TSR of the S&P 500 constituents as of the last day of the performance period. PSUs are eligible to vest based on the target award and the TSR CAGR percentile rank relative to the S&P 500 as set forth in the table in the section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Long-Term Incentive Compensation — 2021 LTI Program.”

The earned PSUs will vest on July 20, 2024 for all NEOs besides Mr. Haley, subject to the continued employment of the participant during the vesting period, unless eligible for retirement under the terms of the program (as Mr. Hess and Ms. Gebauer are). Mr. Haley’s award was eligible to vest on a pro-rata monthly basis as to 1/12th of the number of earned PSUs for each full and partial calendar month he remained employed in calendar year 2021. Dividend equivalents in the form of additional shares will accrue on the PSUs but are only paid to the same extent and at the same time as the underlying shares vest.

(3)

The amount shown in column I reflects the make whole sign-on equity award that Mr. Krasner received pursuant to his offer letter. The award was granted to him on September 7, 2021 in the form of time-based RSUs with ratable vesting over a 3-year period as of the first, second and third anniversary, respectively, of the grant date subject to continued employment with the Company.

(4)

The aggregate grant date fair value is computed in accordance with FASB ASC Topic 718. For awards subject to market conditions, the full fair value at the grant date takes into account all possible outcomes of the market condition.

70	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables (continued)

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the options and share-based awards held by the NEOs as of December 31, 2021.

	Option Awards					Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
CURRENT EXECUTIVES
Carl Hess	43,119(2)	—	—	110.58	9/10/2022	—	—	—	—
	—	—	—	—	—	—	—	5,142(3)	1,221,174
	—	—	—	—	—	—	—	4,779(4)	1,134,965
	—	—	—	—	—	—	—	4,467(5)	1,060,868
Andrew Krasner	—	—	—	—	—	13,299(6)	3,158,380	—	—
Julie Gebauer	—	—	—	—	—	—	—	5,142(3)	1,221,174
	—	—	—	—	—	—	—	4,779(4)	1,134,965
	—	—	—	—	—	—	—	4,467(5)	1,060,868
Matthew Furman	12,571(7)	—	—	116.68	11/9/2023	—	—	—	—
	—	—	—	—	—	—	—	3,955(3)	939,273
	—	—	—	—	—	—	—	3,675(4)	872,776
	—	—	—	—	—	—	—	3,436(5)	816,016
FORMER EXECUTIVES
John Haley	—	—	—	—	—	—	—	48,623(4)	11,547,476
	—	—	—	—	—	—	—	46,139(5)	10,957,551

(1)

The market value of shares or units that have not vested has been calculated using the closing price of the Company’s shares on December 31, 2021, as quoted on the NASDAQ ($237.49), the last business day of the year.

(2)

The time-based options were granted on September 11, 2015. The options are fully exercisable. The exercise price on date of grant was $120.58; however, this exercise price was adjusted to $110.58 to reflect the special dividend declared and paid by legacy Towers Watson on December 29, 2015.

(3)

The PSUs were granted to Mr. Hess, Ms. Gebauer and Mr. Furman on July 20, 2019 pursuant to the 2019 LTI Program with a performance period from January 1, 2019 to December 31, 2021. The table reflects the target amount of the awards and dividend equivalents in the form of additional shares that have accrued on the PSUs through December 31, 2021. Following the end of the performance period, earned PSUs were determined based on the Company’s achievement of the performance targets established for the 2019 LTI Program as set forth in the following table:

Performance Level	WTW’s TSR CAGR Percentile Rank Relative to the S&P 500	Payout (as % of Target # of PSUs Granted)

Maximum	75th Percentile	200%

Target	50th Percentile	100%

Threshold	25th Percentile	50%

< Threshold	< 25th Percentile	0%

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	71

Compensation Tables (continued)

The Company achieved an annualized TSR over the three-year performance period of 19.1% which resulted in a percentile ranking of 44.0% relative to the S&P 500. Based on the interpolation of the above sliding scale, the Company’s percentile ranking produced a payout of 88.0% of the target number of shares granted under the PSU award. As a result, the earned shares shown below are expected to vest in July 2022 for each executive. Note that the earned shares shown below include dividend equivalents in the form of additional shares accrued on the PSUs through December 31, 2021, but the actual earned shares to vest in July 2022 will include additional dividend equivalents accrued through the vesting date.

Mr. Hess	4,525
Ms. Gebauer	4,525
Mr. Furman	3,480

(4)

The PSUs were granted to Mr. Haley on February 25, 2020 and to Mr. Hess, Ms. Gebauer and Mr. Furman on July 20, 2020 pursuant to the 2020 LTI Program with a performance period from January 1, 2020 to December 31, 2022. The table reflects the target amount of the awards and dividend equivalents in the form of additional shares that have accrued on the PSUs through December 31, 2021.

(5)

The PSUs were granted to Mr. Haley on January 1, 2021 and to Mr. Hess, Ms. Gebauer and Mr. Furman on July 20, 2021 pursuant to the 2021 LTI Program with a performance period from January 1, 2021 to December 31, 2023. The table reflects the target amount of the awards and dividend equivalents in the form of additional shares that have accrued on the PSUs through December 31, 2021 as discussed further in “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Long-Term Incentive Compensation — 2021 LTI Program.”

(6)

The time-based RSUs were granted on September 7, 2021. The table reflects the dividend equivalents in the form of additional shares that have accrued on the RSUs through December 31, 2021. The RSUs will vest in three equal annual installments on the first, second and third anniversaries of the grant date, subject to continued employment with the Company.

(7)	The time-based options were granted on November 9, 2015. The options are fully exercisable.

Option Exercises and Shares Vested

The following table sets forth the share option exercises by the NEOs and the vesting of RSUs and PSUs during 2021.

	Option Awards		Share-Based Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (2)	Value Realized On Vesting ($) (3)
CURRENT EXECUTIVES
Carl Hess	—	—	8,075	1,746,571
Andrew Krasner	—	—	—	—
Julie Gebauer	42,010	5,000,814	8,398	1,816,440
Matthew Furman	—	—	6,460	1,395,941
FORMER EXECUTIVES
John Haley	150,235	18,369,603	49,258	11,755,876
Michael Burwell	—	—	12,922	2,792,315

(1)	Reflects the aggregate difference between the market price of the Company’s ordinary shares, as quoted on the NASDAQ, on the date of exercise and the exercise price of the options.

72	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables (continued)

(2)

Number of shares acquired on vesting for Mr. Hess, Ms. Gebauer, Mr. Furman and Mr. Burwell reflects PSUs earned under the 2018 LTI Program that vested in July 2021. Number of shares acquired on vesting for Mr. Haley reflects PSUs earned under the 2019 LTI Program that he received in December 2021 in accordance with his Amended 2019 LTI Agreement as discussed in the section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Payments in Connection with Mr. Haley’s Retirement.”

(3)

The value realized in respect of vested RSUs and PSUs is calculated using the share closing price, as quoted on the NASDAQ, on the date such RSUs and PSUs became vested. For any vesting date that did not fall on a trading day, the value realized is calculated using the share closing price, as quoted on the NASDAQ, on the last trading day prior to such vesting date.

Pension Benefits at 2021 Fiscal Year-End

Messrs. Hess, Krasner, Furman, Haley and Burwell and Ms. Gebauer had accrued a pension benefit in one or more of the defined benefit pension plans maintained by the Company as of December 31, 2021. With respect to the NEOs eligible for pension benefits, the table below provides information as of December 31, 2021 regarding the number of years of credited service and the present value of accumulated benefits payable at the earliest unreduced retirement age with respect to the Willis Towers Watson Pension Plan and the Towers Watson SERP.

Mr. Hess received distributions of $18,091 from the Towers Watson SERP during fiscal year 2021 to pay a portion of the Social Security tax for benefits earned under the plan. Mr. Krasner received a distribution of $60,942 from Willis Towers Watson Pension Plan for a prior period of service.

Name	Plan	Pension Benefits
		Number of Years Credited Service (#)	Present Value of Accumulated Benefit (#) (1)	Payments During the Twelve Months Ended December 31, 2021 ($)
CURRENT EXECUTIVES
Carl Hess	Willis Towers Watson Pension Plan	32.50	2,016,904	—
	Towers Watson SERP	28.00	3,766,247	18,091
	Total		5,783,151	18,091
Andrew Krasner	Willis Towers Watson Pension Plan	3.92	19,766	60,942
	Total		19,766	60,942
Julie Gebauer	Willis Towers Watson Pension Plan	35.17	2,060,874	—
	Towers Watson SERP	30.67	6,839,221	—
	Total		8,900,095	—
Matthew Furman	Willis Towers Watson Pension Plan	4.50	91,994	—
	Total		91,994	—
FORMER EXECUTIVES
John Haley	Willis Towers Watson Pension Plan	44.67	2,618,666	—
	Towers Watson SERP	40.17	19,827,457	—
	Total		22,446,123	—
Michael Burwell	Willis Towers Watson Pension Plan	3.08	22,893	—
	Total		22,893	—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are the same as those used and disclosed in Note 12, “Retirement Benefits,” to our audited financial statements for the fiscal year ended December 31, 2021 included in our Annual Report on Form 10-K, except the NEOs are assumed to retire at their earliest unreduced retirement age and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or benefit service is assumed beyond the December 31, 2021 calculation date. The specific relevant assumptions include a discount rate of 2.87% for the Willis Towers Watson Pension Plan and 2.23%

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	73

Compensation Tables (continued)

for Towers Watson SERP. The mortality assumption for the Willis Towers Watson Pension Plan is the PRI-2012 white collar, non-disabled table with no improvements for 2 years and beginning in 2024 future improvements based on MP-2020 grading down to 0% linearly over 10 years.

The Towers Watson SERP was frozen as of July 1, 2017. Accruals for compensation over the IRS statutory compensation limit after July 1, 2017 are now earned in the WTW Stable Value Excess Plan and are credited as notional shares of WTW stock each quarter.

Effective December 31, 2011, benefit accruals were frozen under the qualified and non-qualified defined benefit plans that had been maintained by legacy Towers Perrin and legacy Watson Wyatt for U.S. colleagues, and benefits began to accrue under the stable value pension design for service rendered on or after January 1, 2012. Effective July 1, 2017 the stable value formula was changed for existing participants in the Willis Towers Watson Pension Plan and other employees who previously did not participate became eligible to earn accruals under this plan.

Mr. Haley retired effective December 31, 2021. Mr. Burwell separated from service during 2021 without being vested in his employer contributions under the Willis Towers Watson Pension Plan. He is fully vested in his employee contributions made to the plan.

Willis Towers Watson Pension Plan

The Willis Towers Watson Pension Plan is a broad-based, tax-qualified defined benefit pension plan that provides a benefit to eligible associates of the Company. In general, all U.S. salaried and hourly associates are eligible to participate after completing one year of service.

The Willis Towers Watson Pension Plan provides benefits using two stable value formulas. Participants eligible for benefit accruals as of December 31, 2016 in general earn benefits under the non-contributory stable value formula (“Non-Contributory Participants”). Under the non-contributory formula eligible participants will earn a lump sum benefit at the participant’s normal retirement age (65) equal to:

(i)

11.5% of each year’s covered pay up to the Social Security wage base for the first 10 years of credited service, 13.0% of each year’s covered pay up to the Social Security wage base for the next 10 years of credited service, and 15.0% of each year’s covered pay up to the Social Security wage base for 20 or more years of credited service; plus

(ii)

16.5% of each year’s covered pay over the Social Security wage base for the first 10 years of credited service, 18.0% of each year’s covered pay over the Social Security wage base for the next 10 years of credited service, and 20.0% of each year’s covered pay over the Social Security wage base for 20 or more years of credited service.

Messrs. Hess and Haley and Ms. Gebauer earned benefits under the non-contributory formula.

Participants who were not eligible for benefit accruals as of December 31, 2016 earn benefits under the contributory stable value formula (“Contributory Participants”). Under the contributory formula, employees must contribute 2% of covered pay to the plan in order to participate. Beginning July 1, 2017 participants covered by the contributory formula will earn a lump sum benefit payable at the participant’s normal retirement age (65) equal to:

(i)

9.5% of each year’s covered pay up to the Social Security wage base for the first 10 years of credited service after January 1, 2017, 11.0% of each year’s covered pay up to the Social Security wage base for the next 10 years of credited service after January 1, 2017, and 12.5% of each year’s covered pay up to the Social Security wage base for 20 or more years of credited service after January 1, 2017; plus

(ii)

14.5% of each year’s covered pay over the Social Security wage base for the first 10 years of credited service, 16.0% of each year’s covered pay over the Social Security wage base for the next 10 years of credited service, and 17.5% of each year’s covered pay over the Social Security wage base for 20 or more years of credited service after January 1, 2017.

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Messrs. Krasner, Furman and Burwell earned benefits under the contributory formula.

For this purpose, covered pay consists of salary, bonus and any overtime. The lump sum is reduced for commencement prior to age 65 at a compounding rate of 5% per year.

Prior to July 1, 2017 under the stable value formula, each eligible participant earned a lump sum benefit at the participant’s normal retirement age (65) equal to 15% of each covered year’s pay up to the Social Security wage base, and 20% of each covered year’s pay in excess of the wage base, with pay for this purpose consisting of salary, bonus and, for non-executives, any overtime. The lump sum is unreduced at age 62 and for commencement prior to age 62, it is reduced at a compounding rate of 5% per year.

Under the stable value formulas, participants may choose to receive the value of their lump sum benefit as an actuarial equivalent annuity at the time of retirement. The standard form of benefit payment for benefits earned under the stable value provisions is a single life annuity benefit for participants who are not married and a 100% joint and contingent annuity for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of either 50% or 75% or a certain and continuous annuity with either 5 or 10 years of guaranteed payments. A single lump sum benefit is also available.

Benefits earned prior to December 31, 2011 are specified in the legacy formulas as outlined below.

Legacy Watson Wyatt Formulas

Benefit accruals earned under these formulas ceased on December 31, 2011. Defined benefit plan accruals after December 31, 2011 are earned under the stable value provisions described above.

Benefits earned under the legacy Watson Wyatt Pension formulas by participants who were employed by legacy Watson Wyatt prior to the Towers Perrin/Watson Wyatt Merger or who were hired into a legacy Watson Wyatt office prior to January 1, 2011 were based upon combined years of service with legacy Watson Wyatt and legacy Towers Watson through the earlier of date of termination and December 31, 2011 and the highest consecutive 60-month average of total compensation (base pay, overtime and bonus) through the earlier of date of termination and December 31, 2011.

The standard form of benefit payment is a single life annuity benefit for participants who are not married and a 100% joint and contingent annuity benefit for married participants. Alternatively, participants may elect a joint and contingent annuity with a continuation percentage of 50%, 75% or 100%, or a certain and continuous annuity benefit with 5 or 10 years of guaranteed payments, subject to the plan provisions and statutory limits. The payout option must be elected by the participant before benefit payments begin.

The monthly benefit at normal retirement (age 65) is equal to 1.7% times the participant’s average monthly compensation for the 60 consecutive months with the highest compensation plus 0.4% times the average monthly compensation for the 60 consecutive months with the highest compensation that exceeds the Social Security Covered Compensation (as defined in the plan), all times the number of completed years and months of continuous service up to 25 years. Mr. Haley’s benefits are based on the maximum 25 years of credited service. As of December 31, 2021, Mr. Hess is eligible for early retirement benefits, but not yet eligible for unreduced early retirement benefits. Mr. Haley was beyond his normal retirement date and retired as of December 31, 2021.

Associates who were employed by legacy Watson Wyatt on June 30, 2003 were grandfathered into prior pension plan provisions for five years, or until June 30, 2008. During the 5-year grandfathering period, eligible associates continued to accrue benefits under the legacy Watson Wyatt provisions in effect before July 1, 2003, except that the 5-year certain and continuous annuity form of payment was not grandfathered. Under these provisions, the same formula described above is used except that an associate’s average pay is determined to be the highest average 36 consecutive months of total pay. In addition, the benefit can never be less than the June 30, 2003 accrued benefit indexed by 3% each year.

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Benefits accrued under the grandfathered formulas were frozen on the earlier of June 30, 2008 or termination of employment, except for the formula that indexes the June 30, 2003 accrued benefit which was frozen at December 31, 2011. At retirement or termination, whether before or after June 30, 2008, an associate’s accrued benefit will not be less than the frozen grandfathered benefit. If the associate terminates employment after age 50, the frozen grandfathered benefit will be reduced by 5% per year for commencement before age 60. For termination before age 50, this benefit will be actuarially reduced from age 65. Grandfathered associates who attain age 50 with 10 years of service will be eligible for early retirement. Mr. Hess qualifies for the grandfathered provisions and is eligible for retirement under those provisions. Mr. Haley retired as of December 31, 2021 being eligible for these provisions.

Legacy Towers Perrin Formulas

Benefit accruals earned under these formulas ceased on December 31, 2011. Defined benefit plan accruals after December 31, 2011 are earned under the stable value provisions described above.

In general, all U.S. associates who were employed by legacy Towers Perrin prior to the Towers Perrin/ Watson Wyatt Merger or who were hired into a legacy Towers Perrin office prior to January 1, 2011, with the exception of those associates paid on a bi-weekly basis, were eligible for benefits under these provisions. Participants earned benefits under two formulas. Under the first formula, benefits were based upon final average plan compensation as of the earlier of the date of the participant’s termination of employment or December 31, 2007, for which plan compensation included base pay and both the bonus paid under the individual bonus program and the bonus paid under the Principal bonus program for the year in which they were earned. Under the second formula, benefits were determined using a cash balance methodology, for which plan compensation included base pay, the bonus paid under the individual bonus program and other incentive bonuses when paid, but did not include the bonus paid under the Principal bonus program. The normal retirement age under these provisions is the later of (i) age 65 and (ii) the earlier of (a) three years of service under the plan or (b) the fifth anniversary of employment.

Active associates as of January 1, 2003 accrued benefits under both the final average earnings formula and the cash balance formula until December 31, 2007. Upon termination of employment, the values of the benefits under both of these formulas are compared, with the participant receiving the greater of the two. Participants hired (or rehired) on or after January 1, 2003, but prior to January 1, 2011, earned benefits solely under the cash balance formula. Beginning January 1, 2008 through December 31, 2011, benefits were earned only under the cash balance formula. Ms. Gebauer earned benefits under both the final average earnings formula and the cash balance formula described below and is eligible to retire with unreduced benefits as described below.

Final Average Earnings Formula

Benefits earned under the final average earnings formula are equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) as of the earlier of termination of employment or December 31, 2007, multiplied by credited service as of December 31, 2007, subject to a maximum of 20 years. Under this formula, participants may retire as early as age 50 with 5 years of service and receive a reduced benefit. A participant may retire early with an unreduced benefit after the later of age 60 or 3 years of service. This is the participant’s unreduced early retirement date. Reduction factors are based upon either 5 percent per year or actuarial equivalent reductions based on the specified assumptions in Code Section 417(e)(3) from age 60, whichever produces the greater benefit.

Prior to October 1, 2008, the accrued benefit for participants terminating prior to eligibility for early retirement was equal to 2 percent of the final five-year average of plan compensation (subject to the IRS statutory maximum) multiplied by credited service projected to unreduced early retirement date (maximum of 20 years) multiplied by the ratio of credited service as of the earlier of date of termination or

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December 31, 2007 divided by projected credited service as of the unreduced early retirement date. Participants terminating after October 1, 2008 are not subject to such projection and proration.

Participants earning benefits under the final average earnings formula are also entitled to a Social Security supplemental benefit. This benefit is equal to $9,600 per year multiplied by the ratio of the participant’s credited service at the earlier of date of termination or December 31, 2007 to the participant’s projected service at unreduced early retirement date. This amount is payable from the later of the participant’s unreduced early retirement date or actual retirement date to the date the participant attains age 62.

Participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50. The subsidized percentage equals 100 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of date of termination or December 31, 2007, both subject to a maximum of 20 years.

Cash Balance Formula

Benefits earned under the cash balance formula are expressed in the form of a notional account balance. Each month a participant’s cash balance account was increased by (1) pay credits based on the participant’s plan compensation for that month and (2) interest credits based on the participant’s hypothetical account balance at the end of the prior month. As of December 31, 2011, pay credits were frozen, but interest credits continue. Pay credits were 5 percent of plan compensation up to the Social Security taxable wage base and 10 percent of pay over the Social Security taxable wage base, subject to the IRS statutory maximum on plan compensation. Interest credits are based on 10-year Treasury bond yields.

An opening cash balance account was established for all active plan participants as of January 1, 2003. This opening account balance was equal to the present value of the final average earnings accrued benefit and Social Security supplemental benefit payable at the participant’s unreduced early retirement date.

Participants with benefits under both the final average earnings formula and the cash balance formula may elect to receive their entire benefit as an annuity with the Social Security supplement or receive their cash balance formula benefit as a lump sum with the remaining benefit value distributed as an annuity.

Towers Watson SERP

The Towers Watson SERP was designed to restore benefits to plan participants whose qualified plan compensation or benefit levels are impacted by IRC maximums. For service rendered after December 31, 2011 and prior to July 1, 2017, benefits were earned under the stable value formula set forth in the Willis Towers Watson Pension Plan, where the participant would accrue a lump sum payable at normal retirement age (65) equal to 20% of plan compensation for the Towers Watson SERP. For purposes of the Towers Watson SERP, plan compensation is the same as the qualified plan, but only amounts over the IRC limit were considered in determining the Towers Watson SERP benefit. A participant will receive a lump sum distribution six months after termination of employment equal to his or her stable value account with reductions for payments made prior to age 62 of a compounding 5% per year. Other than the timing and form of payment, all other stable value provisions are the same as those described in the Willis Towers Watson Pension Plan in effect prior to July 1, 2017.

Messrs. Hess and Haley and Ms. Gebauer continue to be entitled to benefits earned under the Towers Watson SERP attributable to service after January 1, 2012 through June 30, 2017.

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Benefits earned prior to December 31, 2011 are specified in the legacy formulas as outlined below.

Legacy Watson Wyatt Formulas

The legacy Watson Wyatt Excess Benefit and legacy Watson Wyatt Excess Compensation formulas were designed to restore to eligible associates the reductions to their pension benefit imposed by IRC limitations. When the excess formula benefits are added to the benefit provided by the legacy Watson Wyatt qualified plan formula, eligible associates will receive a total benefit equal to the benefit that would have been provided by the Watson Wyatt Pension Plan formula had the limitations not existed. The form of benefit payment provided under the excess plans for retirement eligible individuals is a lump sum generally payable six months following the termination of employment for the executive. The portion of the vested benefit earned before January 1, 2005 is payable immediately at the end of the month following the retirement date. For associates that are not retirement eligible, the benefit accrued prior to June 30, 2003 is paid as a lump sum with the accrued benefit earned after June 30, 2003 paid as a life annuity at age 65.

On August 16, 2013, the Committee recommended, and the Board (with Mr. Haley recusing himself) approved, freezing the portion of the lump sum benefit payable to Mr. Haley upon his retirement attributable to his accrued benefit under the legacy Watson Wyatt formula at $17,597,266, its value as of June 30, 2013. The Committee recommended this change as a retention tool, because, otherwise, Mr. Haley could have been incentivized to retire if he believed interest rates would increase (which would cause the lump sum value of his benefit to decline). This benefit is subject to applicable tax withholding.

Messrs. Hess and Haley continue to be entitled to benefits earned under the legacy Watson Wyatt formula of the Towers Watson SERP.

Legacy Towers Perrin Formulas

The benefits provided under the Towers Perrin Restoration formula will be approximately equal to the difference between the benefits provided under the legacy Towers Perrin qualified formula and benefits that would have been provided under such formula if not for the limitations applicable to qualified plans under the Code, except that participants with service prior to December 31, 1993 are entitled to a subsidized joint and survivor spousal annuity, provided that they terminate employment after attaining age 50. The subsidized percentage on the total benefit equals 60 percent multiplied by the ratio of credited service as of December 31, 1993 divided by credited service at the earlier of the date of termination or December 31, 2007, both subject to a maximum of 20 years.

Benefits earned under this formula are distributed in four approximately equal annual installments, beginning six months after separation from service.

Ms. Gebauer continues to be entitled to benefits earned under the legacy Towers Perrin formula of the Towers Watson SERP.

Non-Qualified Deferred Compensation for the Fiscal Year Ended December 31, 2021

The following table provides information as of December 31, 2021 concerning the legacy Watson Wyatt non-qualified deferred compensation plans assumed by legacy Towers Watson in connection with the Towers Perrin/Watson Wyatt Merger, in which Messrs. Hess and Haley are participants. In connection with approval of the stable value pension plan amendments discussed above, legacy Watson Wyatt also froze contributions under the Watson Wyatt Deferred Savings Plan (“WW Deferred Savings Plan”) effective immediately following the date that contributions were made for the short plan year ended December 31, 2011.

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The table also provides information as of December 31, 2021 concerning the WTW Deferred Savings Plan, as well as for the WTW Stable Value Excess Plan effective July 1, 2017.

The Towers Watson SERP was frozen effective July 1, 2017 and participants ceased to accrue further benefits in the Towers Watson SERP. In place of the Towers Watson SERP, the Company adopted the WTW Stable Value Excess Plan. The WTW Stable Value Excess Plan is an unfunded deferred compensation plan for select management and other highly compensated associates, including the Company’s executive officers. The purpose of the WTW Stable Value Excess Plan is to provide participants with supplemental and deferred compensation benefits through the accrual of a contributory or non-contributory stable value benefit. Non-Contributory Participants in the Willis Towers Watson Pension Plan who have eligible salary and bonus compensation that is in excess of the limit under IRC Section 401(a)(17) (“Eligible Compensation”) during a plan year were automatically enrolled in the WTW Stable Value Excess Plan, and accrue a stable value benefit equal to a percentage of Eligible Compensation determined under the following formula: 16.5% of Eligible Compensation for the first 10 years of vesting service (from the date of hire); 18% of Eligible Compensation for the next 10 years of vesting service; 20% of Eligible Compensation for over 20 years of vesting service. The benefit accrued during a plan year is subject to a 5% compound reduction for each year by which the date of accrual precedes age 65. Mr. Hess, Ms. Gebauer and Mr. Haley were Non-Contributory Participants in 2021.

Under the WTW Stable Value Excess Plan, certain employees who meet eligibility requirements and are Contributory Participants in the Willis Towers Watson Pension Plan are permitted to enroll in the WTW Stable Value Excess Plan. Each plan year, Contributory Participants will defer 2% of Eligible Compensation, and will accrue a stable value benefit equal to the excess of a percentage of Eligible Compensation over the amount deferred, determined pursuant to the following formula: 14.5% of Eligible Compensation for the first 10 years of vesting service from January 1, 2017 (or date of hire, if later); 16% of Eligible Compensation for the next 10 years of vesting service; and 17.5% of Eligible Compensation for over 20 years of vesting service. The benefit accrued during a plan year is subject to a 5% compound reduction for each year by which the date of accrual precedes age 65. Messrs. Furman and Burwell were Contributory Participants in 2021. Mr. Krasner became eligible to participate in the plan in January 2022.

The amount accrued during a plan year will vest at the end of the second year following the year in which it was accrued, provided that all accruals will vest in full when the employee reaches age 55 if he or she has at least 10 years of service, or age 65 if he or she has at least five years of service. Contributory Participants will be vested at all times in the 2% of Eligible Compensation deferred.

All accruals in the WTW Stable Value Excess Plan are credited in the form of Company share units under the Company’s 2012 Plan, will accrue dividend equivalents and will be paid in Company shares; as a result, the value of the notional account will be aligned with the value of the Company’s underlying shares. To comply with IRC Section 409A, distributions will be made on the first business day of the month following the date that is six months after the participant’s separation from service.

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Name	Non-Qualified Deferred Compensation Plan	Executive Contributions for the Fiscal Year Ended December 31, 2021 ($)	Registrant Contributions for the Fiscal Year Ended December 31, 2021 ($)	Aggregate Earnings for the Fiscal Year Ended December 31, 2021 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2021 ($) (5)
CURRENT EXECUTIVES*

Carl Hess	WW Deferred Savings Plan (1)	—	—	3,951	(3)	—	123,728

	WTW Deferred Savings Plan (2)	74,090	43,219	133,954	(4)	—	1,163,633

	WTW Stable Value Excess Plan	—	168,623	67,405	(4)	—	745,288

Julie Gebauer	WTW Deferred Savings Plan (2)	65,194	38,030	606,950	(4)	—	4,969,596

	WTW Stable Value Excess Plan	—	166,697	71,908	(4)	—	777,128

Matthew Furman	WTW Deferred Savings Plan (2)	66,833	38,986	35,646	(4)	—	362,896

	WTW Stable Value Excess Plan	22,277	58,791	33,127	(4)	—	357,411
FORMER EXECUTIVES

John Haley	WW Deferred Savings Plan (1)	—	—	27,803	(3)	—	870,607

	WTW Deferred Savings Plan (2)	439,139	256,165	698,285	(4)	—	27,731,174

	WTW Stable Value Excess Plan	—	804,080	356,410	(4)	—	4,017,344

Michael Burwell	WTW Deferred Savings Plan (2)	89,250	52,063	88,579	(4)	—	827,752

	WTW Stable Value Excess Plan	29,750	129,486	36,569	(4)	—	487,959

*

Following Mr. Krasner’s departure from the Company in January 2021, he received a payout of $87,347 in respect of his employment by the Company in prior years. Mr. Krasner did not participate in the Company’s non-qualified deferred compensation plans during the period in 2021 after he rejoined the Company.

(1)

The WW Deferred Savings Plan was established to supplement the benefits of those participants in the Watson Wyatt & Company Savings Plan for U.S. employees whose company matching contributions to the savings plan are limited by the compensation and elective deferral limitations, or the nondiscrimination requirements, imposed by the IRC. The WW Deferred Savings Plan does not allow for associate contributions. Participants generally vest in their account after three years of service. Messrs. Hess and Haley are fully vested in their account balances in the WW Deferred Savings Plan. Participants are eligible for payment of their vested account balance upon termination of employment or retirement. Mr. Haley retired on December 31, 2021 and will receive payment of his vested account balance six months after his separation from service.

(2)

The WTW Deferred Savings Plan is an unfunded deferred compensation plan for select management and other highly compensated associates who contribute significantly to the future success of the Company, including the Company’s executive officers. The purpose of the WTW Deferred Savings Plan is to provide this group with a means to defer receipt of a portion of their compensation, and potentially to receive a discretionary matching contribution from the Company. Further, pursuant to Mr. Haley’s Amended Agreement, he received special deferred compensation contributions of $1 million in 2019 and $1 million and $520,000 in 2020 into the WTW Deferred Savings Plan.

With the exception of Mr. Haley’s deferred compensation contributions pursuant to his Amended Agreement, all associate deferrals and all Company matches are credited in the form of Company share units and will be paid in Company shares under the Company’s 2012 Plan. As a result, the value of the notional account set forth in the “Aggregate Balance at December 31, 2021” column is based on the value of the Company’s underlying shares on such date, plus the value of deferred salary (and interest earned thereon) for Mr. Haley. Payments will be made from this plan on the first business day of the month following the date that is six months after the participant’s separation from service (with the exception of Mr. Haley’s special deferred compensation contributions which were paid to him on August 31, 2021 in accordance with the terms of his Amended Agreement).

(3)	Represents interest earned during the fiscal year ended December 31, 2021 on the account balance in the WW Deferred Savings Plan. Interest under the WW Deferred Savings Plan is calculated using the

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prime rate of interest as reported by Willis Towers Watson’s primary bank, determined as of the first day of the calendar year.

(4)

Represents the increase (decrease) in value during fiscal year 2021 of Company share units credited to an associate’s account from associate deferrals and discretionary Company matching contributions, calculated using the prime rate of interest as reported by Willis Towers Watson’s primary bank, determined as of the first day of the calendar year, as well as quarterly dividends and Company share price appreciation (depreciation).

(5)

Other than registrant contributions of $555,852 for Mr. Hess, $381,254 for Ms. Gebauer, $97,777 for Mr. Furman, $5,379,847 for Mr. Haley and $480,978 for Mr. Burwell, no portion of the amounts shown has been reported in the Company’s Summary Compensation Table for the fiscal year ended December 31, 2021 or in prior fiscal years.

The balances reported for the WTW Deferred Savings Plan and the WTW Stable Value Excess Plan reflect the value of Company share units credited to an associate’s account from associate deferrals and discretionary Company matching contributions as calculated based on the closing price of the Company’s shares on December 31, 2021 of $237.49 per share, plus the value of deferred salary (and interest earned thereon) for Mr. Haley.

Named Executive Officers’ Employment Agreements

The material terms of the existing employment agreements, for the NEOs who have them, are described below.

In addition, the award agreements for the long-term equity awards granted to each of the NEOs (other than Mr. Haley, whose award agreements expressly reference certain terms and restrictions under his employment agreement) provide that, unless otherwise set forth in the individual’s employment agreement or required by law, the executive is subject to certain non-competition, non-solicitation and non-disparagement restrictions for a period of up to 24 months following his termination, depending upon his jurisdiction, and confidentiality restrictions for an unlimited period following his termination.

Further information regarding the values of the change in control and severance provisions in our NEOs’ employment agreements are contained in the section entitled “— Potential Payments to Named Executive Officers Upon Termination and/or Change in Control.”

Current Executives

Carl Hess — CEO as of January 1, 2022; Head of IRR and President through December 31, 2021

Mr. Hess is not party to an employment agreement.

Andrew Krasner — CFO as of September 7, 2021

The Company entered into an offer letter with Mr. Krasner, dated as of August 26, 2021, pursuant to which he has served as CFO since September 7, 2021. The terms of Mr. Krasner’s offer letter provide for: (i) an annual base salary of $800,000, (ii) an STI target of 125% of his base salary, which for 2021 will be no less than Mr. Krasner’s target STI prorated for the number of days employed by the Company in 2021, (iii) an LTI target of 200% of his base salary beginning in 2022, (iv) a cash sign-on bonus equivalent to $50,000 per month (including prorated amounts for partial months up to the start date) to address bonus forfeiture for the months during 2021 that Mr. Krasner was not employed by the Company, subject to a 12-month clawback and (v) a sign-on award of time-based RSUs valued at $3,000,000, to vest ratably over three years. Mr. Krasner is also eligible to participate in employee benefit programs that are generally made available to similarly situated executive employees of the Company, vacation and the reimbursement of reasonable business expenses incurred in performing duties to the Company.

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Mr. Krasner is eligible to participate in the U.S. Executive Severance Plan and would be entitled to the severance benefits described under the U.S. Executive Severance Plan in the section entitled “ — Potential Payments to Named Executive Officers Upon Termination and/or Change in Control — U.S. Executive Severance Plan.” In addition, in the event of Mr. Krasner’s resignation for “good reason” prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control” (as such terms are defined in the U.S Executive Severance Plan), he would be entitled to: (i) monthly cash installments during a 12-month period equal to the sum of 12 months of base salary and one times target STI and (ii) the cost of COBRA premiums for the continuation of group healthcare coverage for up to 18 months following the termination date. Additionally, in the event of a Qualifying Termination, and whether or not a “change in control” occurs (as such terms are defined in the U.S. Executive Severance Plan), prior to full vesting of his sign-on RSU award (granted in September 2021), the Company will (i) accelerate the vesting of any outstanding unvested RSUs under the award at the time of his termination, subject to the approval of the Compensation Committee; or, in the absence of such approval, (ii) pay him the cash value of the outstanding unvested RSUs under the award.

Julie Gebauer — Global Head of Health, Wealth and Career as of January 1, 2022; Head of Human Capital & Benefits through December 31, 2021

Ms. Gebauer is not party to an employment agreement.

Matthew Furman — General Counsel

The Company entered into an employment agreement with Mr. Furman dated as of February 25, 2015. Pursuant to the agreement, Mr. Furman has served as the Company’s Executive Vice President and General Counsel in the role of chief legal officer since April 1, 2015, and will continue until such the agreement is terminated by either party without “good cause” or with “good reason” upon 60 calendar days’ prior written notice, immediately by the Company for “good cause” or immediately upon his death or disability. The agreement provides for a base salary of $45,833.33 per month ($550,000 annually), subject to annual increases in the Board’s discretion. Pursuant to his employment agreement, Mr. Furman’s STI target is 125% of base salary and his LTI target is $750,000. Mr. Furman is also eligible to participate in employee benefit programs that are generally made available to similarly situated executive employees of the Company, vacation and the reimbursement of reasonable business expenses incurred in performing duties to the Company.

Mr. Furman’s employment agreement provides that upon a termination of his employment by the Company without “good cause” (other than by reason of death or “disability”) or by Mr. Furman for “good reason” (as such terms are defined in the employment agreement), Mr. Furman is entitled to (i) continued payment of his annual base salary during the 12-month period following the termination date, (ii) payment of his target STI of 125% of his annual base salary in equal installments during the 12-month period following the termination date, (iii) payment of a prorated STI award for the fiscal year of his termination based on actual performance, (iv) continued medical coverage for Mr. Furman, his spouse and covered dependents as of the date of termination until the earlier of the end of the 12-month period following the termination date or the date Mr. Furman obtains new employment with medical coverage and (v) for purposes of determining achievement of service-based vesting requirements applicable to any outstanding unvested equity awards, he will be treated as having an additional 12 months of service as of the date of termination. However, if such termination occurs within 24 months following a “change in control” (as defined under the 2012 Plan), Mr. Furman is entitled to (i) two times his annual base salary (paid in a cash lump sum), (ii) two times his target STI (paid in a cash lump sum), (iii) a prorated STI award payment for the year of termination based on target (not actual) performance, (iv) continued medical coverage for Mr. Furman, his spouse and covered dependents as of the date of termination until the earlier of the end of the 12-month period following the termination date or the date Mr. Furman obtains new employment with medical coverage and (v) all service-based vesting requirements applicable to any outstanding unvested equity awards will be waived as of the date of termination. In the event that any of the foregoing payments and benefits are

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provided in connection with a change in control of the Company and would result in the imposition of excise taxes to Mr. Furman, the payments and benefits will be reduced so as to avoid triggering such excise taxes, but only if such reduction would result in a greater after-tax payment to Mr. Furman than if no reduction was made. Any and all amounts payable upon Mr. Furman’s termination will be provided subject to Mr. Furman delivering and not revoking within 60 days of his termination a general release of claims in favor of the Company.

Mr. Furman’s employment agreement defines “good cause” and “good reason” as follows:

●

“Good cause” is defined as (i) the gross and/or chronic neglect by Mr. Furman of his duties, (ii) Mr. Furman’s conviction of a felony or misdemeanor involving moral turpitude, (iii) dishonesty, embezzlement, fraud or other material willful misconduct by Mr. Furman in connection with his employment, (iv) the issuance of any final order for Mr. Furman’s removal as an associate of the Company by any state or federal regulatory agency, (v) Mr. Furman’s violation of the restrictive covenant provisions contained in his employment agreement or any other agreement with the Company or its affiliates, (vi) Mr. Furman’s material breach of any duty owed to the Company or its affiliates, including, without limitation, the duty of loyalty, (vii) Mr. Furman’s material breach of other material obligations under his employment agreement or other agreement with the Company or its affiliates, (viii) any material breach of the Company’s Code of Ethics by Mr. Furman or (ix) his failure to maintain any insurance or other license necessary to the performance of his duties as chief legal officer.

●

“Good reason” is defined to mean the occurrence of one or more of the following events without Mr. Furman’s written consent: (i) a material adverse diminution in his position, authority or responsibilities or the assignment of duties or responsibilities which are materially inconsistent with his position; provided, that, a material diminution in the foregoing shall not be deemed to have occurred solely as a result of the occurrence of a change in control or the Company ceasing to be a public company, so long as the position, authority or responsibilities of Mr. Furman with the Company or any successor is not otherwise materially diminished, (ii) a reduction in Mr. Furman’s monthly base salary or target AIP percentage; or (iii) he is required to relocate his office outside a radius of 35 miles from the current office location of One World Financial Center at 200 Liberty Street in New York City.

During the term of his employment and for a period of 12 months following the termination of his employment, Mr. Furman is or will be subject to certain non-competition and non-solicitation restrictions as provided under his employment agreement.

Former Executives

John Haley — CEO through December 31, 2021

The Company entered into an employment agreement with Mr. Haley, effective March 1, 2016, with a term through December 31, 2018, which was amended on July 18, 2018 and May 20, 2019, and further amended on June 12, 2020 (such agreement, as amended, the “Amended Agreement”), to, among other things, extend Mr. Haley’s term of employment through the “effective date” of the then-pending transaction with Aon or such later time as may be agreed, but not later than December 31, 2021. Accordingly, the Amended Agreement terminated on its terms on December 31, 2021, and Mr. Haley retired from the Company. For a period of two years following the termination of his employment, Mr. Haley is subject to certain non-competition and non-solicitation restrictions as provided under the Amended Agreement.

The Amended Agreement provided for the same annual base salary and target STI award opportunity as under the original Employment Agreement, except that the target STI award would vest monthly during 2021. Mr. Haley received (i) an annual base salary of $1.2 million and (ii) a target STI award opportunity equal to 200% of his annual base salary (with a maximum opportunity equal to 350% of his annual base

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Compensation Tables (continued)

salary). Under the Amended Agreement, Mr. Haley also received a PSU award in January 2021 with a target value of $9.6 million, which vested monthly as to 1/12 of the target number of PSUs (each 1/12 with a grant date fair value of $800,000) for each full and partial calendar month of Mr. Haley’s continued employment during 2021, subject to the attainment of the specified performance criteria under the award agreement. Mr. Haley’s LTI awards are subject to all of the same terms and conditions as the awards made to other senior executives of the Company for fiscal 2021, unless otherwise agreed by Mr. Haley and the Company, including pursuant to the Amended Agreement. See section entitled “Executive Compensation: Compensation Discussion and Analysis — Our Executive Compensation Program in Detail — Components of the Named Executive Officers’ 2021 Compensation — Payments in Connection with Mr. Haley’s Retirement” above for details regarding the payment of Mr. Haley’s 2021 STI award and 2019 LTI award and the treatment of his outstanding 2020 and 2021 LTI awards.

Pursuant to the Amended Agreement, Mr. Haley received $1 million deferred compensation contributions on January 1, 2019 and January 1, 2020, both of which vested one year following the contribution, and a final fully vested $520,000 deferred compensation contribution on December 31, 2020. Each contribution was credited interest at an annual rate of 4.5% and was paid to Mr. Haley on August 31, 2021 under the WTW Deferred Savings Plan. The additional deferred compensation payments were designed to compensate Mr. Haley for loss in value on his pension benefits in connection with his expected retirement.

Under the Amended Agreement, “cause” and “good reason” are defined as follows:

●

“Cause” means (i) indictment for, conviction of or plea of no contest or guilty to, a misdemeanor involving sexual misconduct or to a felony under U.S. federal or state law; (ii) willful misconduct with regard to his material duties and responsibilities with the Company, including any willful failure to abide by any material, written employment policies of the Company; (iii) willful breach of material obligations under the employment agreement (including any repeated willful failure to abide by the reasonable, legal, written directives presented by the Board); (iv) drug addiction or habitual intoxication that adversely effects job performance or the reputation or best interests of the Company or its affiliates; or (v) commission of material fraud, embezzlement or misappropriation of funds, willful breach of fiduciary duty or willfully engaging in a material act of dishonesty against the Company or its affiliates.

●

“Good reason” means the occurrence of any of the following events at any time during the term of the employment agreement: (i) any reduction in annual base salary or target annual STI percentage; (ii) any adverse change in Mr. Haley’s title such that he is not the CEO; (iii) Mr. Haley ceases for any reason to report solely and directly to the Board; (iv) any material adverse change in Mr. Haley’s duties, responsibilities or authorities, or the assignment to him of any duties that are materially inconsistent with his position as the CEO of the Company, in each case without his prior written consent (including, without limitation, the appointment of any other executive officer as the leader of the Company’s Operating Committee or any successor committee thereto); (v) the Board, or the Compensation Committee, enters into or modifies, or authorizes the Company to enter into or modify, any employment agreement with any executive officer of the Company without prior consultation with Mr. Haley; (vi) any required relocation of the principal location where Mr. Haley performs services by more than 50 miles from his principal location prior to the Effective Date (or such other principal location as the Company and Mr. Haley may agree in a signed writing) without Mr. Haley’s prior written consent; or (vii) any material breach by the Company of the employment agreement or any equity incentive award agreements.

The Amended Agreement also provided for payments to Mr. Haley under certain termination scenarios. For a description of such payments, see section entitled “— Potential Payments to Named Executive Officers Upon Termination and/or Change in Control” below.

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Compensation Tables (continued)

Michael Burwell — CFO through September 6, 2021; departed Company September 30, 2021

Mr. Burwell’s offer letter, dated August 17, 2017, set forth the terms of his employment, effective as of October 2, 2017. The offer letter provided for (i) an annual base salary of $750,000; (ii) an STI target of 125% of base salary; and (iii) an annual LTI award of 200% of base salary. Mr. Burwell also participated in the U.S. Executive Severance Plan.

Mr. Burwell’s offer letter terminated in connection with his departure from the Company on September 30, 2021.

Potential Payments to Named Executive Officers Upon Termination and/or Change in Control

The table appearing immediately below sets forth the estimated payments and benefits that the Company’s NEOs would have received assuming termination and/or a change in control had occurred on December 31, 2021. The definitions of “cause,” “good cause,” “change in control” and “good reason,” as set forth in the NEOs’ employment agreements, are contained in the section entitled “— Named Executive Officers’ Employment Agreements.”

General Severance Payments

The Committee believes that severance benefits are a necessary component of a competitive compensation program; in certain cases, such benefits are consideration for an executive’s agreement not to compete. With the exclusion of Messrs. Furman and Haley (who have severance terms included in their respective employment agreements), the NEOs are eligible for severance under the U.S. Executive Severance Plan that was approved by the Board on March 8, 2020 and amended on June 5, 2020 and February 22, 2022 and is further described below. The Company does not provide any form of tax gross-ups, significant perquisites or automatic payments in connection with a change in control of the Company. No NEO receives cash severance upon a single-trigger change in control.

U.S. Executive Severance Plan

Messrs. Hess and Krasner and Ms. Gebauer participate in the U.S. Executive Severance Plan. The U.S. Executive Severance Plan provides for the payment of severance benefits (i) if a participant’s employment is involuntarily terminated without “cause” (and other than due to the participant’s death or “permanent disability”) (an “Involuntary Termination” under the plan) and (ii) for an Involuntary Termination or if a participant resigns for “good reason” (a “Qualifying Termination” under the plan) in connection with a “change in control.” Under the U.S. Executive Severance Plan:

●

If a participant experiences an Involuntary Termination, that occurs prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control,” the participant is entitled to receive the following upon execution and delivery of a general release of liability against the Company: (i) monthly cash installments during a 12-month period (24-month period for Mr. Hess as CEO) equal to the sum of 12 months (24 months for Mr. Hess as CEO) of base salary and one times (two times for Mr. Hess as CEO) target STI and (ii) the cost of the entire amount of COBRA premiums for the continuation of group healthcare coverage for up to 18 months (24 months for Mr. Hess as CEO) following the participant’s termination.

●

If a participant experiences a Qualifying Termination during the period commencing 6 months prior to a “change in control” and ending 24 months following a “change in control,” the participant is entitled to receive the following upon execution and delivery of a general release of liability against the Company: (i) a lump sum cash payment equal to the sum of 24 months (36 months for Mr. Hess as CEO) of base salary and two times (three times for Mr. Hess as CEO) target STI, (ii) a pro-rata portion of the STI award payable for the year in which the termination occurs based on the period

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Compensation Tables (continued)

the participant is employed during the year and (iii) the cost of the entire amount of COBRA premiums for the continuation of group healthcare coverage for up to 18 months (24 months for Mr. Hess as CEO) following the participant’s termination.

Equity award vesting acceleration treatment is not included in the U.S. Executive Severance Plan and will be addressed separately on an annual basis and set forth in executive’s equity award agreements.

Under the Executive Severance Plans, if any payments and benefits constitute “parachute payments” within the meaning of Section 280G of the Code and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then the payments and benefits will be either delivered in full or delivered as to such lesser extent which would result in no portion of such benefits being subject to such excise tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Additional information on the Executive Severance Plans, as well as the plan documents, can be found in our Current Reports on Form 8-K filed with the SEC on March 11, 2020 and February 28, 2022.

In addition to the severance benefits described above, in the event of Mr. Krasner’s resignation for “good reason” prior to the 6-month period preceding a change in control or after the 24-month period following a “change in control” (as such terms are defined in the U.S Executive Severance Plan), Mr. Krasner would be entitled to: (i) monthly cash installments during a 12-month period equal to the sum of 12 months of base salary and one times target STI and (ii) the cost of the entire amount of COBRA premiums for the continuation of group healthcare coverage for up to 18 months following the termination date. Additionally, in the event of a Qualifying Termination and whether or not a “change in control” occurs (as defined in the U.S. Executive Severance Plan) prior to full vesting of his sign-on RSU award (granted in September 2021), the Company will (i) accelerate the vesting of any outstanding unvested RSUs under the award at the time of his termination, subject to the approval of the Compensation Committee; or, in the absence of such approval, (ii) pay him the cash value of the outstanding unvested RSUs under the award.

Mr. Furman

Mr. Furman’s employment agreement provides that upon a termination of Mr. Furman’s employment by the Company without “good cause” (other than by reason of death or “disability”) or by Mr. Furman for “good reason” (as such terms are defined in his employment agreement), he is entitled to (i) continued payment of his annual base salary during the 12-month period following the termination date, (ii) payment of his target STI of 125% of his annual base salary in equal installments during the 12-month period following the termination date, (iii) payment of a prorated STI award for the fiscal year of his termination based on actual performance, (iv) continued medical coverage for Mr. Furman, his spouse and covered dependents as of the date of termination until the earlier of the end of the 12-month period following the termination date or the date he obtains new employment with medical coverage and (v) for purposes of determining achievement of service-based vesting requirements applicable to any outstanding unvested equity awards, he will be treated as having an additional 12 months of service as of the date of termination. However, if such termination occurs within 24 months following a “change in control” (as defined under the 2012 Plan), Mr. Furman is entitled to (i) two times his annual base salary (paid in a cash lump sum), (ii) two times his target STI (paid in a cash lump sum), (iii) payment of a prorated STI award for the year of termination based on target (not actual) performance, (iv) continued medical coverage for Mr. Furman, his spouse and covered dependents as of the date of termination until the earlier of the end of the 12-month period following the termination date or the date he obtains new employment with medical coverage and (v) all service-based vesting requirements applicable to any outstanding unvested equity awards will be waived as of the date of termination. Any and all amounts payable upon Mr. Furman’s termination will be provided subject to Mr. Furman delivering and not revoking within 60 days of his termination a general release of claims in favor of the Company.

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Compensation Tables (continued)

Mr. Haley

Mr. Haley’s employment agreement, which terminated as of December 31, 2021, provided that upon the earliest to occur of a termination of his employment by the Company without “cause,” his resignation for “good reason” and a termination of employment due to his death or “disability” (as such terms are defined in his employment agreement), Mr. Haley would have been entitled to: (i) a severance payment equal to the sum of two times his annual base salary and two times his target STI award, payable in a lump sum, (ii) the full amount of his STI award for the year of termination, based on actual performance, (iii) continued medical coverage at the active employment rate for up to 18 months, (iv) treatment of his equity incentive awards in accordance with the terms of the applicable award agreements and (v) the waiver of service requirements under any retention policy applicable to Mr. Haley’s prior cash incentive compensation awards.

Potential Payments as of December 31, 2021

The below table reflects the severance benefits that Messrs. Hess and Krasner and Ms. Gebauer would have been eligible to receive under the U.S. Executive Severance Plan and that Messrs. Furman and Haley would have been entitled to receive under their respective employment agreements, in each case, in each termination scenario, as of December 31, 2021, prior to the February 22, 2022 amendment to the U.S. Executive Severance Plan, which primarily affects Mr. Hess’s severance benefits in connection with his promotion to CEO as of January 1, 2022. The amounts to which Mr. Hess would be entitled under the current U.S. Executive Severance Plan are described in the narrative following the table. Although Mr. Haley retired upon the termination of his employment agreement on December 31, 2021, amounts are included in the table below for all potential termination scenarios for Mr. Haley in accordance with applicable SEC rules.

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Compensation Tables (continued)

		Termination Scenarios

		A	B	C	D	E

Name	Form of Compensation	Termination Outside of Change in Control Period* ($)	Termination During Change in Control Period** ($)	Retirement ($)	Death or Disability ($)	Cause / Without Good Reason*** ($)

CURRENT EXECUTIVES
Carl Hess	Cash Severance Payment (1)	2,750,000	7,943,875	—	—	—
	Perquisites / Benefits (2)	85,405	85,405	58,173	58,173	58,173
	Accelerated Vesting of Equity Awards (3)	1,074,642	3,270,475	3,270,475	3,270,475	—
	Total	3,910,047	11,299,755	3,328,648	3,328,648	58,173
Andrew Krasner	Cash Severance Payment (1)	1,800,000	4,093,397	—	—	—
	Perquisites / Benefits (2)	41,716	41,716	—	—	—
	Accelerated Vesting of Equity Awards (3)	3,158,380	3,158,380	—	3,158,380	—
	Total	5,000,096	7,293,493	—	3,158,380	—
Julie Gebauer	Cash Severance Payment (1)	1,235,000	3,307,574	—	—	—
	Perquisites / Benefits (2)	25,468	25,468	—	—	—
	Accelerated Vesting of Equity Awards (3)	1,074,642	3,270,475	3,270,475	3,270,475	—
	Total	2,335,110	6,603,517	3,270,475	3,270,475	—
Matthew Furman	Cash Severance Payment (1)	2,221,828	3,162,500	—	—	—
	Perquisites / Benefits (2)	29,692	29,692	—	—	—
	Accelerated Vesting of Equity Awards (3)	826,465	2,515,257	—	2,515,257	—
	Total	3,077,985	5,707,449	—	2,515,257	—
FORMER EXECUTIVES ****
John Haley	Cash Severance Payment (1)	10,701,000	10,701,000	—	10,701,000	—
	Perquisites / Benefits (2)	26,072	26,072	—	26,072	—
	Accelerated Vesting of Equity Awards (3)	10,957,551	22,505,027	22,505,027	22,505,027	—
	Total	21,684,623	33,232,099	22,505,027	33,232,099	—

*

Termination Outside of Change in Control Period — For Cash Severance Payment and Perquisites/Benefits amounts, this column represents: (i) Involuntary Termination under the U.S. Executive Severance Plan for Mr. Hess and Ms. Gebauer, (ii) Qualifying Termination under the U.S. Executive Severance Plan for Mr. Krasner (per terms of his offer letter), (iii) termination without “good cause” or resignation for “good reason” for Mr. Furman (as described in his employment agreement) and (iv) termination without “cause” or resignation for “good reason” for Mr. Haley (as described in his employment agreement). For Accelerated Vesting of Equity Awards amounts, this column represents termination without “cause” (or “good cause”) or resignation for “good reason” (as such terms are described in the respective equity award and employment agreements).

**

Termination During Change in Control Period — For Cash Severance Payment and Perquisites/Benefits amounts, this column represents: (i) Qualifying Termination occurring during the period commencing 6 months prior to a “change in control” and ending 24 months following a “change in control,” under the U.S. Executive Severance Plan for Messrs. Hess and Krasner and Ms. Gebauer and (ii) termination without “good cause” or resignation for “good reason” within 24 months following a “change in control” for Mr. Furman (as described in his employment agreement). For Accelerated Vesting of Equity Awards amounts, this column represents termination without “cause” (or “good cause”) or resignation for “good reason” within 24 months following a “change in control” (as such terms are described in the respective equity award and employment agreements).

***

Per terms of Mr. Krasner’s offer letter, if he voluntarily leaves the Company other than for “good reason” or if he is terminated for “cause” (as such terms are defined in the U.S. Executive Severance Plan) within 12 months of payment of his cash sign-on bonus of $361,667 that he received in September 2021, he will be required to repay the Company in full for that payment immediately upon his termination. For Mr. Haley, this termination scenario assumed that no 2021 STI award would have been awarded based on the conclusion that it did not accrue due to his termination prior to completing the full fiscal year.

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Compensation Tables (continued)

****

In connection with Mr. Burwell’s departure in September 2021, he received a completion bonus of $1 million in recognition of his achievements during his tenure and a challenging 2021 and for his assistance with transitioning his role, three months of COBRA coverage and accelerated vesting of his unvested shares under the WTW Deferred Savings Plan and WTW Stable Value Excess Plan (totaling 2,523 shares). Mr. Burwell forfeited his outstanding 2019, 2020 and 2021 LTI awards and is subject to customary restrictive covenants and non-solicitation provisions and will sign a release of claims in favor of the Company.

(1) Cash Severance Payment

The components of the Cash Severance Payment that could be payable to the NEOs in certain termination scenarios include: (i) severance payment consisting of a multiple of the executive’s annual base salary and target STI award and (ii) pro-rata or full STI award for the year of termination, based on target or actual performance, and payable at the same time that STI awards are payable generally.

A breakdown of the Cash Severance Payment amounts shown above for each NEO is shown in the following table with additional details described below.

		Termination Scenarios

		A	B	C	D	E

Name	Breakdown of Cash Severance Payment	Termination Outside of Change in Control Period ($)	Termination During Change in Control Period ($)	Retirement ($)	Death or Disability ($)	Cause / Without Good Reason ($)

CURRENT EXECUTIVES
Carl Hess	Severance Multiplier	1	2	—	—	—
	Severance Payment	2,750,000	5,500,000	—	—	—
	Pro Rata STI for Year of Termination	—	2,443,875	—	—	—
	Cash Severance Payment	2,750,000	7,943,875	—	—	—
Andrew Krasner	Severance Multiplier	1	2	—	—	—
	Severance Payment	1,800,000	3,600,000	—	—	—
	Pro Rata STI for Year of Termination	—	493,397	—	—	—
	Cash Severance Payment	1,800,000	4,093,397	—	—	—
Julie Gebauer	Severance Multiplier	1	2	—	—	—
	Severance Payment	1,235,000	2,470,000	—	—	—
	Pro Rata STI for Year of Termination	—	837,574	—	—	—
	Cash Severance Payment	1,235,000	3,307,574	—	—	—
Matthew Furman	Severance Multiplier	1	2	—	—	—
	Severance Payment	1,237,500	2,475,000	—	—	—
	Pro Rata STI for Year of Termination	984,328	687,500	—	—	—
	Cash Severance Payment	2,221,828	3,162,500	—	—	—
FORMER EXECUTIVES
John Haley	Severance Multiplier	2	2	—	2	—
	Severance Payment	7,200,000	7,200,000	—	7,200,000	—
	Pro Rata STI for Year of Termination	3,501,000	3,501,000	—	3,501,000	—
	Cash Severance Payment	10,701,000	10,701,000	—	10,701,000	—

●	Messrs. Hess and Krasner and Ms. Gebauer

O

Termination Outside of Change in Control Period (Column A) — The Cash Severance Payment amounts shown above reflect the cash severance that each executive would be eligible to receive under the U.S. Executive Severance Plan in effect as of December 31, 2021, for an Involuntary Termination (or a Qualifying Termination in the case of Mr. Krasner per terms of his offer letter) occurring prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control,” which is equal to the sum of each NEO’s annual base salary and target STI award (payable in installments over 12 months).

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Compensation Tables (continued)

O

Termination During Change in Control Period (Column B) — The Cash Severance Payment amounts shown above reflect the cash severance that each executive would be eligible to receive under the U.S. Executive Severance Plan for a Qualifying Termination occurring during the period commencing 6 months prior to a “change in control” and ending 24 months following a “change in control,” which includes: (i) cash severance equal to two times the sum of each NEO’s annual base salary and target STI award (payable in lump sum) and (ii) a pro-rata portion of each NEO’s STI award for the year of termination based on actual performance.

O

Current U.S Executive Severance Plan (Changes Applicable to Mr. Hess as of January 1, 2022) — Under the current U.S. Executive Severance Plan, Mr. Hess would be entitled to receive enhanced severance as CEO. For an Involuntary Termination occurring prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control,” he would be entitled to a Cash Severance Payment of $5,500,000 (equal to two times the sum of his annual base salary and target STI award) payable in installments over 24 months. For a Qualifying Termination occurring during the period commencing 6 months prior to a “change in control” and ending 24 months following a “change in control,” he would be entitled to a Cash Severance Payment of $10,693,875 (equal to (i) three times the sum of his annual base salary and target STI award, payable in lump sum and (ii) a pro-rata portion of his STI award for the year of termination based on actual performance).

●

Mr. Furman — The Cash Severance Payment shown in column A above reflects the severance that he would be entitled to receive pursuant to his employment agreement for termination without “good cause” or resignation for “good reason,” including: (i) cash severance of $1,237,500 (equal to the sum of his annual base salary and target STI award) payable in installments over 12 months and (ii) a pro-rata portion of his STI award for the year of termination based on actual performance in the amount of $984,328. The Cash Severance Payment shown in column B above reflects the severance that he would be entitled to receive pursuant to his employment agreement for termination without “good cause” or resignation for “good reason” within 24 months following a “change in control,” including: (i) a lump sum cash severance payment of $2,475,000 (equal to two times the sum of his annual base salary and target STI award) and (ii) a pro-rata portion of his STI award for the year of termination based on target performance in the amount of $687,500.

●

Mr. Haley — The Cash Severance Payment amounts shown in columns A, B and D above reflect the severance he would have been entitled to receive pursuant to his employment agreement for termination without “cause,” resignation for “good reason” or termination due to death or “disability,” including: (i) a lump sum cash severance payment of $7,200,000 (equal to two times the sum of his annual base salary and target STI award) and (ii) the full amount of his STI award for the year of termination based on actual performance in the amount of $3,501,000.

(2) Perquisites/Benefits

The Perquisites/Benefits amounts shown in columns A and B above for Messrs. Hess and Krasner and Ms. Gebauer reflect the estimated value of continued group healthcare coverage that each executive would be entitled to under the U.S Executive Severance Plan. Under the plan, for (i) an Involuntary Termination (or a Qualifying Termination in the case of Mr. Krasner per terms of his offer letter) occurring prior to the 6-month period preceding a “change in control” or after the 24-month period following a “change in control” or (ii) a Qualifying Termination occurring during the period commencing 6 months prior to a “change in control” and ending 24 months following a “change in control,” each executive would be entitled to the cost of the entire amount of the COBRA premiums for the continuation of group healthcare coverage for the participant and the participant’s eligible dependents under the Company’s group medical and dental plans for up to 18 months following the date of termination. The values above reflect the estimated maximum COBRA subsidy (equal to the estimated cost of Company contributions for active

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Compensation Tables (continued)

medical and dental coverage for 18 months following termination) of $27,232 for Mr. Hess, $41,716 for Mr. Krasner and $25,468 for Ms. Gebauer. Under the current U.S. Executive Severance Plan, Mr. Hess in his role as CEO as of January 1, 2022 would be entitled enhanced severance and the above COBRA provision would be for 24 months (rather than 18 months). The estimated maximum COBRA subsidy that would apply to Mr. Hess as CEO (equal to the estimated cost of Company contributions for active medical and dental coverage for 24 months following termination) would be $36,310. The Perquisites/Benefits amounts shown above for Messrs. Furman and Haley reflect the estimated value of continued health benefits per terms of their respective employment agreements. Mr. Furman’s employment agreement provides for up to 12 months of continued health benefits (an estimated maximum benefit of $29,692). Mr. Haley’s employment agreement provided for up to 18 months of continued health benefits (an estimated maximum benefit of $26,072).

In addition, upon any termination of employment, the NEOs may be entitled to benefits that are provided generally by the Company to salaried employees, including distributions under the Company’s 401(k) plan, health care benefits, disability benefits and accrued vacation pay. Mr. Hess, in addition to accruing annual vacation during the fiscal year ended December 31, 2021, has a frozen vacation balance from prior years which, if unused, will be paid out to him upon termination of employment at his then current rate of hourly base salary. The Perquisites/Benefits amounts shown in all scenarios above for Mr. Hess reflect the Company’s liability for frozen vacation pay in the amount of $58,173.

(3) Accelerated Vesting of Equity Awards

The amounts above reflect the intrinsic value of any unvested option, RSU and PSU awards held by each NEO that would (or could) have received accelerated vesting treatment in each termination scenario as described below pursuant to the applicable equity award or employment agreement, based on the Company’s closing share price of $237.49, as quoted on the NASDAQ on the last business day of the fiscal year (December 31, 2021). Awards granted under the 2012 Plan will vest based on the participant’s continued service. However, (i) in the event of a participant’s termination of employment due to death or disability or (ii) in connection with a participant’s termination for any other reason except during the first year of vesting for awards that are subject to the minimum one-year vesting requirement, the Committee has the discretion to deem the performance conditions relating to all or a portion of the unvested PSUs to be attained up to the target level (i.e., 100%), accelerate the time-based vesting of all or a portion of the earned performance shares and accelerate the time-based vesting of unvested RSUs. For more information on the NEOs’ outstanding equity awards at December 31, 2021 considered for these calculations, refer to the section entitled “— Outstanding Equity Awards at Fiscal Year-End.”

●

Termination Outside of Change in Control Period (Column A) — Per terms of the award agreements for PSUs granted under the 2021, 2020 and 2019 LTI Programs (and the termination provisions in Mr. Furman’s employment agreement), in the event of termination without “cause” (or “good cause”) or resignation for “good reason” prior to a “change in control” or after the 24-month period following a “change in control,” one year of additional service credit will be applied. If, after giving effect to this additional service credit, the executive would have been employed through the vesting date, the executive will vest in the PSUs with respect to the earned performance shares. For Mr. Hess, Ms. Gebauer and Mr. Furman, the amounts in this column reflect the value of outstanding PSUs granted under the 2019 LTI Program (based on actual performance) which would have received full acceleration in this scenario in accordance with the above. For Mr. Haley, the amount in this column reflects the value of outstanding PSUs granted under the 2021 LTI Program (estimated based on target performance) which would have received full vesting acceleration in this scenario in accordance with the above. For Mr. Krasner, the amount in this column reflects the value of outstanding RSUs under his sign-on equity award that, pursuant to the terms of his offer letter, in the event of a Qualifying Termination (and whether or not a “change in control” occurs), the Company would (i) accelerate the vesting of at the time of his termination, subject to the approval of the Compensation Committee; or, in the absence of such approval, (ii) pay him the cash value of based on the share price on the date of his termination.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	91

Compensation Tables (continued)

●

Termination During Change in Control Period (Column B) — Per terms of the award agreements for PSUs granted under the 2021, 2020 and 2019 LTI Programs (and the termination provisions in Mr. Furman’s employment agreement), in the event of termination without “cause” (or “good cause”) or resignation for “good reason” within 24 months following a “change in control,” outstanding PSUs granted under the 2021, 2020 and 2019 LTI Programs as of December 31, 2021 would not have received automatic vesting acceleration. However, the Committee has the discretion to determine the treatment of PSUs upon a “change in control,” including, without limitation, the following: (i) deem the performance conditions relating to all or a portion of the unvested PSUs to be attained; (ii) without regard to whether the PSUs are assumed or substituted by a successor company, accelerate the time-based vesting of all or a portion of the earned performance shares. The amounts in this column for Mr. Hess, Ms. Gebauer, Mr. Furman and Mr. Haley reflect the value of outstanding PSUs granted under the 2021, 2020 and 2019 LTI Programs that could have received full vesting acceleration at the Committee’s discretion, based on the following assumptions: (i) target performance for the 2021 LTI PSUs and 2020 LTI PSUs and (ii) actual performance determined for the 2019 LTI PSUs. For Mr. Krasner, the amount in this column reflects the value of outstanding RSUs under his sign-on equity award that, pursuant to the terms of his offer letter, in the event of a Qualifying Termination (and whether or not a “change in control” occurs), the Company would (i) accelerate the vesting of at the time of his termination, subject to the approval of the Compensation Committee; or, in the absence of such approval, (ii) pay him the cash value of based on the share price on the date of his termination.

●

Retirement (Column C) — Mr. Hess, Ms. Gebauer and Mr. Haley would be eligible for retirement treatment of their outstanding equity awards (2021 LTI PSUs, 2020 LTI PSUs and 2019 LTI PSUs, as applicable), per terms of the respective programs. In the event of the executive’s termination of service on December 31, 2021 and prior to the vesting date due to a “qualifying retirement” (as defined in the applicable award agreements), the earned PSUs under each award will vest on the respective vesting date, subject to the executive’s compliance with the restrictive covenants and other obligations contemplated in the applicable award agreement. The amounts shown in column C of the above table are intended to reflect the potential value of outstanding equity awards that each NEO could receive on the respective vesting date for each award, in accordance with retirement treatment, and are based on the following assumptions: (i) target performance for the 2021 LTI PSUs and 2020 LTI PSUs and (ii) actual performance determined for the 2019 LTI PSUs. Note that while the values related to 2021 LTI PSUs and 2020 LTI PSUs have been estimated at target for purposes of the above table, the actual number of PSUs earned under each of these awards may differ and would be determined following the end of the respective performance period based on the applicable program performance criteria.

●

Death/Disability (Column D) — The amounts in this column for Mr. Hess, Ms. Gebauer, Mr. Furman and Mr. Haley reflect the value of outstanding PSUs granted under the 2021, 2020 and 2019 LTI Programs (as applicable) that could have received full vesting acceleration in this scenario at the Committee’s discretion, based on the following assumptions: (i) target performance for the 2021 LTI PSUs and 2020 LTI PSUs and (ii) actual performance determined for the 2019 LTI PSUs. For Mr. Krasner, the amount in this column reflects the value of outstanding RSUs under his sign-on equity award that could have received full vesting acceleration in this scenario at the Committee’s discretion.

●

All Other Termination Scenarios — In all other termination scenarios, outstanding PSUs granted under the 2021, 2020 and 2019 LTI Programs and outstanding RSUs would not receive automatic vesting acceleration per the terms of the applicable award agreements.

92	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables (continued)

Impact on Present Value of Accumulated Pension Benefits Payable in Certain Termination Scenarios

The account values payable to the NEOs through the Non-Qualified Deferred Compensation Plans are shown in the table in the section entitled “— Non-Qualified Deferred Compensation for the Fiscal Year Ended December 31, 2021” above and would not change based on early retirement, death, disability or a change in control of the Company. The value of benefits payable to the NEOs under the Willis Towers Watson Pension Plan and the Towers Watson SERP outlined above may increase (or decrease) in the event of the early retirement, pre-retirement death or disability of the NEO. Benefits do not become payable under the Willis Towers Watson Pension Plan or the Towers Watson SERP as a result of a change in control of the Company. Using the assumptions employed in the table in the section entitled “— Pension Benefits at 2021 Fiscal Year-End” (the “Pension Benefits Table”), the present value of the pension and disability benefit (as applicable) payable to the NEOs as of December 31, 2021 in the event of early retirement, death or disability is shown in the following table.

Total Present Value as of December 31, 2021 in case of:

Name	Plan	Early Retirement ($) (1)	Increase / (Decrease) from Pension Benefits Table ($)	Pre- Retirement Death ($) (2)	Increase / (Decrease) from Pension Benefits Table ($)	Disability ($) (3)	Increase / (Decrease) from Pension Benefits Table ($)
CURRENT EXECUTIVES
Carl Hess	Willis Towers Watson Pension Plan	1,917,048	(99,856)	1,569,478	(447,426)	1,989,530	(27,374)
	Towers Watson SERP	4,015,456	249,209	4,015,456	249,209	2,733,737	(1,032,510)
	Disability	N/A	N/A	N/A	N/A	1,677,257	1,677,257
	Total	5,932,504	149,353	5,584,934	(198,217)	6,400,524	617,373
Andrew Krasner	Willis Towers Watson Pension Plan	16,314	(3,452)	12,716	(7,050)	462,212	442,446
	Disability	N/A	N/A	N/A	N/A	5,377,823	5,377,823
	Total	16,314	(3,452)	12,716	(7,050)	5,840,035	5,820,269
Julie Gebauer	Willis Towers Watson Pension Plan	2,060,874	—	1,193,835	(867,039)	1,969,115	(91,759)
	Towers Watson SERP	6,496,599	(342,622)	6,496,599	(342,622)	3,631,562	(3,207,659)
	Disability	N/A	N/A	N/A	N/A	1,681,376	1,681,376
	Total	8,557,473	(342,622)	7,690,434	(1,209,661)	7,282,053	(1,618,042)
Matthew Furman	Willis Towers Watson Pension Plan	80,852	(11,142)	67,768	(24,226)	472,728	380,734
	Disability	N/A	N/A	N/A	N/A	3,874,809	3,874,809
	Total	80,852	(11,142)	67,768	(24,226)	4,347,537	4,255,543
FORMER EXECUTIVES
John Haley	Willis Towers Watson Pension Plan	2,618,666	—	2,344,690	(273,976)	2,618,666	—
	Towers Watson SERP	19,827,457	—	19,827,457	—	19,827,457	—
	Disability	N/A	N/A	N/A	N/A	N/A	N/A
	Total	22,446,123	—	22,172,147	(273,976)	22,446,123	—

(1)

The decrease for early retirement compared to the Pension Benefits Table for Mr. Hess in the Willis Towers Watson Pension Plan is because the discount rate used to discount payments under the Pension Benefits Table is less than the early retirement factors at which benefits are reduced to the early retirement age. The increase for early retirement compared to the Pension Benefits Table for Mr. Hess in the Towers Watson SERP is due to the use of a lower lump sum rate which is in effect for current terminations than the assumed lump sum rate used for when he assumed to retire for the Pension Benefits Table. The decrease for early retirement compared to the Pension Benefits Table for Ms. Gebauer in the Towers Watson SERP is due to the use of a higher lump sum rate which is in effect for current terminations than the assumed lump sum rate used for when she is assumed to retire for the Pension Benefits Table. There are no changes for Mr. Haley as he has attained his unreduced retirement age and is assumed to retire immediately for the Pension Benefits Table. In addition, his lump sum on his final average pay benefit has been frozen. The decrease for early retirement compared to the Pension Benefits Table for Messrs. Krasner and Furman in the Willis Towers Watson Pension Plan is because the discount rate used to discount payments under the Pension Benefits Table is less than the early retirement factors at which benefits are reduced to the early retirement age.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	93

Compensation Tables (continued)

The Willis Towers Watson Pension Plan benefit attributable to the stable value formulas is assumed payable to the NEOs in the same forms of benefit used in determining benefit obligations under ASC-715 at retirement. 50% of the benefit is assumed payable as a lump sum, 26% of the benefit is assumed to be paid as a 100% joint and survivor annuity, 22% of the benefit is assumed to be paid a single life annuity and 2% of the benefit is assumed to be paid as a 10-year certain and continuous annuity. The assumed forms of payment for the Willis Towers Watson Pension Plan benefit payable to Messrs. Hess and Haley attributable to the legacy Watson Wyatt formula is 50% as a 100% joint and survivor annuity, 45% as a single life annuity and 5% as a 10-year certain and continuous annuity. The assumed forms of payment for benefits from the Willis Towers Watson Plan benefit attributable to the legacy Towers Perrin formulas payable to Ms. Gebauer is 50% as a lump sum with a residual annuity, 25% as a 100% joint and survivor annuity, 22% as a single life annuity and 3% as a 10-year certain and continuous annuity. The stable value and Legacy Watson Wyatt benefits under the Towers Watson SERP are payable as a lump sum six months after retirement. The Legacy Towers Perrin benefits under the Towers Watson SERP are paid in four approximately equal annual installments beginning six months after retirement. Mr. Hess and Ms. Gebauer are currently eligible for early retirement under the terms of the Willis Towers Watson Pension Plan and the Towers Watson SERP. Mr. Haley had previously attained eligibility for normal retirement.

(2)

In case of death, the stable value benefits earned by all executives from the Willis Towers Watson Pension Plan and Towers Watson SERP become vested and are immediately payable to the NEO’s surviving spouse or beneficiary (six-month delay for benefits from the Towers Watson SERP). 80% of the Willis Towers Watson Pension Plan benefit is assumed to be paid as a lump sum and 20% is assumed to be paid as a single life annuity to the NEO’s surviving spouse or beneficiary. 100% of the Towers Watson SERP benefit is paid as a lump sum.

For Messrs. Hess and Haley, the legacy Watson Wyatt qualified formula provides a death benefit to the executive’s spouse assuming the executive retired on the date of his death, elected the 100% joint and contingent benefit form and died the next day. The legacy Watson Wyatt formula in the Towers Watson SERP provides a death benefit to the participant’s spouse, or the designated beneficiary of an unmarried participant, payable in a lump sum equal to the amount that would have been payable to the participant if the participant had retired on the date of the participant’s death. This benefit is provided if the participant is early retirement eligible at death and is available to all plan participants with a legacy Watson Wyatt formula benefit. The death benefit is paid six months after death.

For Ms. Gebauer, the legacy Towers Perrin qualified formula provides a death benefit equal to the greater of her cash balance account through December 31, 2007 and the value of the survivor portion of her final average earnings benefit, plus her cash balance account earned from January 1, 2008 through December 31, 2011. The assumed form of payment for the death benefit attributable to the legacy Towers Perrin formulas is 80% as a lump sum and 20% as a single life annuity to the NEO’s surviving spouse or beneficiary. The Towers Watson SERP benefit attributable to the legacy Towers Perrin formulas provides benefits payable upon death equal to the amount that would have been received if terminating employment on the date of death. The Towers Watson SERP death benefit is paid in four approximately equal annual installments beginning six months after the date of death.

Decreases in the Willis Towers Watson Pension Plan benefit value as compared to the amounts shown in the Pension Benefits Table are due to the payment of benefits related to the survivor portion of the final average earnings benefit only. The decrease in the Towers Watson SERP benefits for Ms. Gebauer is attributable to the use of a higher lump sum rate which is in effect for current terminations than the assumed lump sum rate used when she is assumed to retire for the Pension Benefits Table. The increase in the Towers Watson SERP benefits for Mr. Hess is attributable to the use of a lower lump sum rate which is in effect for current terminations than the assumed lump sum rate used for when he is assumed to retire for the Pension Benefits Table.

(3)

In case of disability, executives are eligible for a disability benefit equal to 60% of base salary plus target bonus, subject to a maximum monthly benefit of $30,000. This benefit is payable until age 65 or for at least 12 months, assuming the participant continues to meet the definition of disability. The table

94	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Compensation Tables (continued)

shows the value of the temporary disability benefit that would be payable to age 65 along with the pension benefits payable at age 65. Since Mr. Haley is over 65 and assumed to retire immediately, no temporary disability income benefit is provided. Participants also receive continued benefit accruals for pension purposes while on disability. The continued benefit accruals are provided as additional stable value accruals under the plans at the same base pay level prior to their disability. Since the Towers Watson SERP was frozen effective July 1, 2017, future accruals are payable from the WTW Stable Value Excess Plan. Those accruals will be credited as notional shares on a quarterly basis.

The change in present value under the Willis Towers Watson Pension Plan is attributable to continued benefit accruals to age 65, offset by the delay in payment until age 65. Decreases in pension values in the Towers Watson SERP are due to the deferral in payment to age 65 and an increase in the lump sum rate used to calculate benefits compared to the rates used in the Pension Benefits Table.

CEO Pay Ratio

Under the SEC rules adopted pursuant to the Dodd-Frank Act of 2010, the Company is required to calculate and disclose the total compensation paid to its median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to the Company’s CEO. The discussion below describes our methodology for how we determined our median employee for 2020. As permitted under the SEC rules, we have used the same median employee for purposes of calculating our CEO pay ratio for 2021.

Determining Our Median Employee

We identified our median employee based on our colleagues as of December 31, 2020. As is permitted under SEC rules, we used “base pay” as our consistently applied compensation measure. We calculated annual base pay based on a reasonable estimate of hours worked during 2020 for hourly workers and salary levels for the remaining employees (including a valid statistical sampling methodology for a small portion of our employee population) and we annualized base pay for those who commenced work during 2020.

The total number of colleagues employed by Willis Towers Watson as of December 31, 2020 was 46,796 (16,460 – U.S. and 30,336 non-U.S.). As permitted by SEC rules, we excluded our employees in 21 jurisdictions, as indicated in the table below, which represented 4.74% (2,220 non-U.S. employees) of our employees. After applying this exclusion, our employee total was 44,576 as of December 31, 2020.

Excluded (4.74% of workers)

Cambodia (4)	Cameroon (91)	Costa Rica (89)	Egypt (136)

El Salvador (81)	Ghana (13)	Guatemala (93)	Honduras (67)

Hungary (15)	Kazakhstan (10)	Nicaragua (20)	Panama (179)

Peru (279)	Poland (627)	Republic of Congo (51)	Romania (32)

Senegal (49)	Turkey (95)	Ukraine (16)	Uruguay (64)

Venezuela (209)

Methodology and Pay Ratio

We then used a valid statistical sampling methodology to determine employees within 5% of the median. From that group, we selected as our median employee a reasonably representative colleague who had relatively consistent total compensation history.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	95

Compensation Tables (continued)

For 2021, we calculated our median employee’s total annual compensation including all elements of compensation required to be included in the Summary Compensation Table. Our estimated median employee’s Summary Compensation Table total compensation was $66,942. Our CEO’s compensation as reported in the Summary Compensation Table was $20,337,292. Therefore, our estimate of CEO pay to median employee pay is 304:1. The calculation of the ratio should be considered an estimate; however, we believe the ratio is a reasonable estimate calculated in a manner consistent with SEC rules (Item 402(u) of Regulation S-K). We caution shareholders and other readers against comparing our ratio to those of other companies. The SEC has stated that it did not believe a purpose of the pay ratio rule was to facilitate comparisons among companies, and in adopting the rule, the SEC stated its belief that comparability of the ratio across registrants has significant limits, due to the variety of factors that could influence the ratio.

96	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 4: Renew the Board’s Existing Authority to Issue Shares under Irish Law

As a matter of Irish company law, the directors of a company may not issue new ordinary or preferred shares unless approved by shareholders. Our current authorization, approved by shareholders at our 2021 Annual General Meeting of Shareholders, will expire on November 11, 2022. We are presenting this Proposal No. 4 to renew the Board’s authority to issue our authorized shares on the terms set forth below.

We understand that it is customary practice for listed companies in Ireland to seek shareholder authority to issue up to 33% of a company’s issued ordinary share capital and for such authority to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice in Ireland, we are seeking approval to authorize the Board to issue up to 37,368,302 ordinary shares (being equivalent to approximately 33% of the Company’s issued ordinary share capital as of March 23, 2022 (the latest practicable date before this Proxy Statement)) for a period expiring 18 months from the passing of this resolution, unless otherwise varied, revoked or renewed.

Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. It is important for the Company to be able to issue shares in order to pursue its growth strategy. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NASDAQ-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of NASDAQ and the SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for other companies listed on NASDAQ with whom we compete.

The authority, if renewed, would apply to issues of shares and instruments convertible into shares, such as warrants and options. Under Irish law, an ordinary resolution requires the approval of over 50% of the votes of the shareholders cast at a general meeting.

The text of the resolution in respect of this proposal, which is an ordinary resolution, is as follows:

“RESOLVED, that, subject to applicable rules and listing standards of NASDAQ and to applicable rules and regulations of the U.S. Securities and Exchange Commission, the directors be and are hereby generally and unconditionally authorized with effect from the passing of this resolution to exercise all the powers of the Company to allot relevant securities (within the meaning of section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $11,383.69 (37,368,302 ordinary shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 23, 2022 (the latest practicable date before this Proxy Statement)). The authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked by the Company in general meeting and provided that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”

The Board of Directors unanimously recommends a vote “FOR” the resolution to renew the Board’s existing authority to issue new ordinary or preferred shares for issuances up to 33% of the Company’s outstanding share capital.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	97

Proposal No. 5: Renew the Board’s Authority to Opt Out of Statutory Pre-emption Rights under Irish Law

Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash to new shareholders, it is required first to offer those shares on the same or more favorable terms to its existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). As our current authority will expire on November 11, 2022, we are presenting this Proposal No. 5 to renew the Board’s authority to opt out of the pre-emption right on the terms set forth below.

We understand that it is customary practice for listed companies in Ireland to seek shareholder authority to waive (or “opt out of”) their statutory pre-emption rights in the event of (i) the issuance of shares for cash in connection with any rights issue; and (ii) the issuance of shares for cash, if the issuance is limited to up to 5% of a company’s issued ordinary share capital (with the possibility of issuing an additional 5% of the company’s issued ordinary share capital provided the company uses it only in connection with an acquisition or specified capital investment which is announced contemporaneously with the issuance, or which has taken place in the preceding six-month period and is disclosed in the announcement of the issue) bringing the total acceptable limit to 10% of the company’s issued ordinary share capital. It is also customary practice for such waiver (or opt-out) to be limited to a period of 12 to 18 months. Therefore, in accordance with customary practice for listed companies in Ireland, we are seeking this authority for a period expiring 18 months from the passing of this resolution, unless otherwise varied, renewed or revoked.

Similar to the authorization sought for Proposal No. 4, granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and, if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner originally permitted under our Articles of Association upon the terms below. Without this authorization, in each case where we issue shares for cash, we would first have to offer those shares on the same or more favorable terms to all of our existing shareholders. This requirement could cause delays in the completion of acquisitions and capital raising for our business. Renewal of this authority would not exempt the Company from applicable NASDAQ requirements to obtain shareholder approval prior to certain share issuances, generally at or greater than 20%.

As required under Irish law, the resolution is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of this proposal is as follows:

“RESOLVED, that, as a special resolution, subject to the passing of the resolution in respect of Proposal No. 4 as set out above and with effect from the passing of this resolution, the directors be and are hereby empowered pursuant to section 1023 of the Companies Act 2014 to allot equity securities (as defined in section 1023 of that Act) for cash, pursuant to the authority conferred by Proposal No. 4 as if sub-section (1) of section 1022 of that Act did not apply to any such allotment, provided that this power shall be limited to:

(a) the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and

98	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 5: Renew the Board’s Authority to Opt Out of Statutory Pre-emption Rights under Irish Law (continued)

(b) the allotment (otherwise than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $3,449.60 (11,323,728 shares) (being equivalent to approximately 10% of the aggregate nominal value of the issued ordinary share capital of the Company as of March 23, 2022 (the latest practicable date before this Proxy Statement)) provided that, with respect to 5,661,864 of such shares, (being equivalent to approximately 5% of the issued ordinary share capital), such allotment must be for the purposes referred to in the proxy statement;

and the authority conferred by this resolution shall expire 18 months from the passing of this resolution, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

The Board of Directors unanimously recommends a vote “FOR” the resolution to renew the Board’s existing authority to opt out of statutory pre-emption rights under Irish law.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	99

Proposal No. 6: Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Company’s Share Premium Account

Under Irish law, the Company may only make dividends and other distributions (and, generally, share repurchases and redemptions) from distributable profits shown on its unconsolidated financial statements prepared in accordance with the Act. Consequently, the Company has to-date generated distributable profits from dividends received from the Company’s subsidiaries before making dividends or effecting share repurchases or redemptions. This has also necessitated the Company preparing interim financial statements to be filed with the Irish companies Registration Office showing the amount of distributable profits available.

In order to increase the flexibility and decrease administrative burdens under Irish law to return capital to shareholders, we are asking shareholders to approve the creation of distributable profits, by the reduction and cancellation of the entire amount standing of the Company’s share premium account or such lesser amount as the Board of Directors or the High Court may determine (the “Reduction of Capital”). The amount reduced and cancelled will be treated as distributable profits which can be used to pay dividends and effect share repurchases and redemptions.

The Reduction of Capital is designed to create a pool of distributable profits in the Company to enable the Company to continue its existing dividend policy and to effect share repurchases and redemptions in a financially and operationally efficient manner, including without the need to prepare and file interim financial statements on an ongoing basis, and to ensure that the Company is not constrained from paying dividends or repurchasing or redeeming its shares by a lack of distributable profits in circumstances where it is otherwise in a position to do so.

The Reduction of Capital requires the passing of a special resolution of the Company and the confirmation of the High Court. If the Reduction of Capital is approved by the shareholders, the Company intends to apply for the confirmation of the High Court as soon as practicable following the Annual Meeting. Although we are not aware of any reason why such approval would be withheld, such approval is within the discretion of the High Court, and there is no guarantee that it will be granted.

The majority of the existing balance of the Company’s share premium account relates to legacy Willis Group’s merger with legacy Towers Watson in 2016. Following the reduction and cancellation of the balance of that account, the Board of Directors expects to create at least $9,491 million in distributable reserves (assuming the Reduction of Capital is approved).

As required under Irish law, the resolution is a special resolution that requires the affirmative vote of at least 75% of the votes cast.

The text of the resolution in respect of this proposal, which is a special resolution, is as follows:

“RESOLVED, that:

(a) subject to the confirmation of the High Court of Ireland (the “High Court”) pursuant to sections 84 and 85 of the Companies Act 2014, as amended (the “Act”), and the production and delivery to the Companies Registration Office of the relevant order of the High Court and a minute approved by the High Court and their registration in accordance with section 86 of the Act, the capital of the Company be reduced by the cancellation of the entire amount standing to the credit of the Company’s share premium account immediately preceding the passing of this resolution (or such lesser amount as the Board of Directors or the High Court may determine) and that the reserve arising from such cancellation be treated as profits available for distribution within the meaning of section 117 of the Act; and

100	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Proposal No. 6: Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Company’s Share Premium Account (continued)

(b) the Board of Directors be and is hereby authorized to generally do all acts and things required to give effect to this resolution, including, without prejudice to the Board of Directors’ general power of delegation under the Company’s Articles of Association, the delegation to any, or any combination, of its directors and/or officers of the authority to determine the final amount of share premium to be so reduced and cancelled hereunder and apply to the High Court for confirmation of the reduction and cancellation of capital as aforesaid.”

The Board of Directors unanimously recommends a vote “FOR” the resolution to create distributable profits by way of a reduction and cancellation of the Company’s share premium account.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	101

Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan

At the Annual General Meeting of Shareholders, our shareholders are being asked to approve amendments to and the restatement of the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as amended and restated June 10, 2016) (the “Current 2012 Plan”) to increase by 2,000,000 the number of ordinary shares reserved for issuance under the 2012 Plan, as well other amendments that are described further below (the “Amended 2012 Plan”). The Current 2012 Plan was last approved by our shareholders at our Annual General Meeting in 2016. Upon the recommendation of the Compensation Committee, our Board unanimously approved the Amended 2012 Plan on February 23, 2022, subject to shareholder approval. Until the Amended 2012 Plan is approved by our shareholders, no awards may be granted under the Amended 2012 Plan with respect to the additional shares reserved for issuance under the plan. As of March 1, 2022, 3,100,635 ordinary shares were reserved for issuance and available for future awards under the Current 2012 Plan. The Current 2012 Plan is the only plan pursuant to which the Company is authorized to grant awards over its shares (excluding its employee share purchase plan). As a result of the limited number of shares remaining available for issuance under the Current 2012 Plan, and in order to have an appropriate supply of shares available for future equity awards to recruit, hire, and retain the talent necessary to achieve strong performance in the future, we are requesting an additional 2,000,000 shares for issuance pursuant to awards granted under the Amended 2012 Plan for which shareholder approval is being requested.

In determining the number of additional shares to allocate to the Amended 2012 Plan, the Company analyzed various metrics, including the Company’s run rate and the dilutive impact of the proposed share reserve increase. The Company considered public information published by Institutional Shareholder Services (“ISS”) as well as the proxy voting guidelines of certain institutional advisors. The Company has calculated its average gross “run rate” for awards that have been granted under the Current 2012 Plan in the last three fiscal years as approximately 0.29%. “Run rate” is the number of shares subject to awards granted (in the case of PSUs, calculated based on the target number of PSUs) divided by the basic weighted average number of ordinary shares outstanding. The average gross run rate has been calculated based on the average of awards granted under the Current 2012 Plan for each of fiscal years 2019, 2020, 2021 without applying any multiplier to the number of restricted share units or other full-value awards granted based, in part, because investors and proxy advisors may vary in their approach with respect to the value of any multiplier, if any is used at all.

The Board and the Compensation Committee also considered the Company’s prospective equity compensation requirements and the dilutive impact of the proposed share increase under the Amended 2012 Plan. The potential dilution to current shareholders that could result from the future issuance of shares reserved under our equity plans, including the shares being considered by this proposal, determined as of March 1, 2022, would be approximately 8.32% (expressed as a percentage where the numerator is the sum of 2,000,000 (the additional shares being considered under this proposal), plus 3,100,635 shares currently reserved for the grant of future awards, plus 5,381,990 shares subject to outstanding awards (for PSUs, calculated assuming the maximum performance level is attained, and including awards granted under prior plans previously maintained by the Company and its predecessors and deferred awards that have since vested covering 285,256 shares), and the denominator is the sum of the numerator, plus 115,517,621 shares, the total number of ordinary shares outstanding). After considering the foregoing, the Company forecasted that our total share reserve resulting from this proposal would be appropriate to satisfy expected equity compensation needs for approximately 5 years.

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

This estimation is based on our current compensation design, projected grants and historical grant patterns, understanding that the share reserve could last for a longer or shorter period of time based on various factors that cannot be predicted at this time, e.g., growth of our employee population, future grant practices, and share price and prevailing market conditions.

The following table sets forth certain information about the Amended 2012 Plan, the Current 2012 Plan and awards that are currently outstanding, including under prior share-based plans of the Company:

Number of new shares requested for authorization under the Amended 2012 Plan	2,000,000

Number of shares available for future awards under the Amended 2012 Plan at March 1, 2022	3,100,635

Number of shares relating to outstanding options at March 1, 2022	110,283

Weighted average remaining term of outstanding options as of March 1, 2022	0.7

Weighted average exercise price of outstanding options as of March 1, 2022	$113.73

Number of shares outstanding at March 1, 2022 relating to time-based full-value awards (e.g., RSUs)	666,071*

Number of shares outstanding at March 1, 2022 relating to performance-based full-value awards (e.g., PSUs)	470,579**

Total number of shares available for future awards after March 1, 2022 if this proposal is approved	5,100,635

*	Includes fully vested deferred RSUs covering 285,256 shares.

**	Calculated assuming the maximum performance level is attained

The above table excludes information relating to rights granted under our employee share purchase plan.

Material changes to the Current 2012 Plan

The following summary highlights the proposed material changes reflected in the Amended 2012 Plan.

●	The maximum number of ordinary shares reserved for issuance pursuant to awards granted under the Amended 2012 Plan has been increased by 2,000,000 shares.

●	The maximum number of ordinary shares reserved for issuance pursuant to incentive stock option granted under the Amended 2012 Plan has been increased to 21,432,521 shares.

●

The provisions required under the Internal Revenue Code to grant awards intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, including the calendar year award limits, have been deleted in light of the elimination of the qualified performance-based compensation exception from the compensation deductibility limitation on compensation in excess of $1 million dollars to certain “covered employees” resulting from the amendments to the Internal Revenue Code under the Tax Cuts and Jobs Act.

●

The provisions authorizing the grant of dividends and dividend equivalents with respect to full-value awards have been amended to condition the payout of dividends and dividend equivalents on the vesting of the underlying award.

●

The share counting provision has been revised so that all awards, whether options, SARs or full-value awards, such as restricted share units, granted with respect to the 2,000,000 additional shares by which the share reserve is increased in connection with the Amended 2012 Plan will reduce the number of shares remaining available for grant by 1 share.

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

●

The provisions relating to a “Change of Control,” as defined in the Amended 2012 Plan, have been amended to eliminate the Compensation Committee’s discretion to accelerate vesting upon a Change of Control and to clarify the treatment of performance-based awards following a Change of Control (e.g., awards vest at target if they are (i) not assumed, substituted or replaced or (ii) assumed, substituted or replaced but the participant’s employment is involuntarily terminated within the 24-month period commencing on the Change of Control).

Key Terms of the Amended 2012 Plan at a Glance

The following is a summary of the key provisions of the Amended 2012 Plan, assuming the amendments are approved by shareholders as set forth and stated herein, which are consistent with sound corporate governance practices.

Plan Term	The Amended 2012 Plan continues in effect until terminated by the Board or the Compensation Committee.

Eligible Participants

Employees of the Company and any affiliate of the Company (including designated associated companies) are eligible to receive each type of award offered under the Amended 2012 Plan, except for “incentive stock options,” within the meaning of Section 422 of the Code, which may be granted only to employees of the Company or any subsidiary of the Company.

Consultants and non-employee directors are eligible to receive awards other than incentive stock options under the Amended 2012 Plan.

Shares Available for Future Awards	If the Amended 2012 Plan is approved by the shareholders, approximately 5,100,635 shares would be available for the grant of awards under the Amended 2012 Plan as of March 1, 2022 (including shares available for issuance as of March 1, 2022), subject to adjustment in the event of certain capitalization events.

Award Types	(1) Options (2) Share appreciation rights (SARs) (3) Restricted shares (4) Restricted share units (5) Dividend Equivalent Rights (6) Other share-based awards

Award Terms (Exercisability Period)	Options and SARs may have a term of no longer than 10 years, and incentive stock options granted to 10% owners may have a term of no longer than 5 years. All other awards have the terms set forth in the applicable award agreement and in the Amended 2012 Plan.

ISO Limits	No more than 21,432,521 shares may be issued upon the exercise of incentive stock options granted under the Amended 2012 Plan.

Vesting	Minimum one-year vesting requirements are applicable to all awards, except with respect to substitute awards, 5% of the number of shares reserved for issuance under the Amended 2012 Plan.

No Dividends/ Dividend Equivalents on Unvested Awards or Options/SARs	The Amended 2012 Plan prohibits the payment of dividends or dividend equivalents on unvested full-value awards. The Amended 2012 Plan also prohibits the payment of dividends and dividend equivalents on all options and SARs.

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

Not Permitted

(1) Repricing or reducing the exercise price of a share option without shareholder approval.

(2) Settling, canceling or exchanging any outstanding share option or share appreciation right in consideration for the grant of a new award with a lower exercise price or for a cash payment.

(3) Adding shares back to the number of shares available for issuance when (i) shares covered by an award are tendered or withheld in payment of the purchase price or tax withholding of an option or settlement of an award, (ii) shares are not issued or delivered as a result of net settlement of an outstanding SAR or option, and (iii) shares are repurchased on the open market with the proceeds of the exercise of an option.

No Discounted Share Options or Share Appreciation Rights	Share options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

No Evergreen	The Amended 2012 Plan does not include an automatic replenishment feature.

Change of Control	If awards granted under the Amended 2012 Plan are assumed or substituted by the successor entity in connection with a change of control of the Company, such awards will not automatically vest and pay out upon the Change of Control.

Description of the Amended 2012 Plan

The following summary of the material terms of the Amended 2012 Plan is not a complete description of all of the provisions of the Amended 2012 Plan, and is qualified in its entirety by reference to the full text of the Amended 2012 Plan, which we have filed electronically with this proxy statement as Exhibit A and is available on the SEC’s website at www.sec.gov.

Purpose of the Amended 2012 Plan

The purpose of the Amended 2012 Plan is to: (i) promote our long term financial interests and growth by attracting and retaining personnel with the training, experience and ability that enables them to make a substantial contribution to the success of our business; (ii) motivate management personnel by means of growth-related incentives to achieve long range goals; and (iii) further align the interests of participants with those of our shareholders through opportunities for increased share or share-based ownership by granting restricted share units, share options, and other share-based awards.

Administration

The Compensation Committee will administer the Amended 2012 Plan, including, without limitation, the determination of the participants to whom awards will be made, the number of shares subject to each award and the various terms of those awards (including, without limitation, the acceleration of the vesting of any award or the extension of any exercise period so long as it does not extend beyond the original term of the option). The Compensation Committee may also adopt, interpret or revise any rules or regulations including the adoption of sub-plans under the Amended 2012 Plan for the purpose of complying with securities, exchange control or tax laws outside of the United States or Ireland and/or to take advantage of tax favorable treatment for awards granted to participants as it may deem necessary or advisable. The Compensation Committee may from time to time amend, cancel or modify the terms of any award as long

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

as such amendment or cancellation is consistent with the terms of the Amended 2012 Plan, including any restrictions on repricing of awards and to shareholder approval requirements. Each of the Compensation Committee and our Board has the right to amend, suspend or terminate the Amended 2012 Plan consistent with the terms of the Amended 2012 Plan and subject to any required shareholder approvals. Certain of the Compensation Committee’s duties and authority may be delegated pursuant to the terms of the Amended 2012 Plan and the Company’s Share Award Policy.

Eligible Participants

Subject to the provisions of the Amended 2012 Plan, eligible participants in the Amended 2012 Plan include, as determined by the Compensation Committee, employees, members of our Board and certain consultants and advisors of the Company and its subsidiaries (including certain designated subsidiaries in which we own more than 20%, but less than 50%, of the voting rights therein, which we refer to as “designated associate companies”). As of March 1, 2022, approximately 49,914 persons, including 10 executive officers, 10 non-employee directors and 5,704 consultants were eligible to receive awards under terms of the Amended 2012 Plan based on the definitions of eligible participants set forth in the plan. However, a significantly smaller number of individuals are eligible to be granted awards under the Amended 2012 Plan based on the Company’s internal eligibility criteria and granting practices.

Share Limits

If the amendment is approved by the shareholders, the maximum number of shares available to be granted under the Amended 2012 Plan will be 21,432,521 (after giving effect to the additional 2,000,000 shares requested pursuant to the shareholder proposal). The maximum number of shares that may be granted in the form of incentive stock options as defined in Section 422 of the U.S. Internal Revenue Code is 21,432,521.

Share Counting

Awards granted with respect to the 2,000,000 additional shares by which the share limit is increased in connection with the Amended 2012 Plan (the “New Pool”) will reduce the share pool by 1 share for every share subject to the award. Awards granted with respect to shares that were reserved for issuance under the Current 2012 Plan (the “Prior Pool”) will reduce the total share pool as follows: (1) options and SARs will reduce the share pool by 1 share for every share subject to the award, and (2) “full-value” awards, will reduce the share pool by 3.28 shares for every share subject to the award. (A full-value award is an award other than an award for which the participant is required to pay (or the value of the amount payable under the award is reduced by) an amount equal to or exceeding the fair market value of the underlying shares determined on the date of grant, such as a restricted share award or restricted share unit.)

To the extent that an award under the Amended 2012 Plan terminates, expires, lapses for any reason, or is settled in cash, any shares subject to the award will again be available for the grant of an award pursuant to the Amended 2012 Plan. If the awards were granted with respect to shares from the New Pool, any shares that become available for the grant of awards, for the above reasons, will be added back as 1 share. If the awards were granted with respect to shares from the Prior Pool, any shares that become available for the grant of awards, for the above reasons, will be added back as 1 share if such shares were subject to options or SARs and as 3.28 shares if such shares were subject to full-value awards.

However, the following shares will not be added back to the aggregate number of shares that may be issued pursuant to the Amended 2012 Plan: (i) shares tendered by the participant or withheld by the Company (if and to the extent permitted by applicable law) to (A) satisfy the exercise price of a share option or share appreciation right and/or (B) tax withholding obligations with respect to an award; (ii) shares

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

repurchased on the open market with the proceeds of the option exercise price or (iii) shares not issued or delivered as a result of the net settlement of an outstanding share option or share appreciation right.

Fair Market Value of Shares

The fair market value of our shares on any relevant date under the Amended 2012 Plan is generally the closing sales price per share on that date on Nasdaq. The closing price of our shares as reported on the Nasdaq on March 1, 2022 was $218.93.

Minimum Vesting Requirements

No portion of an award granted under the Amended 2012 Plan may vest before the participant has completed one year of service, except for a limited carve-out with respect 5% of the number of shares reserved for issuance under the Amended 2012 Plan, substitute awards granted as a replacement for awards held by participants of a company acquired by the Company or the vesting acceleration of awards in connection with a participant’s termination of service due to death or disability.

However, the Compensation Committee has the authority to accelerate the vesting of awards for any reason, subject to the minimum vesting requirements described above or except would cause the award to violate Section 409A of the Code.

Types of Awards

Awards made under the Amended 2012 Plan may take the following forms at the Compensation Committee’s sole discretion:

Share Options

Share options granted under the Amended 2012 Plan may or may not be incentive stock options as defined in Section 422 of the U.S. Internal Revenue Code of 1986. The exercise price per share shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law, provided, however, if the share options are granted pursuant to a sub-plan adopted by the Compensation Committee for non-U.S. taxpayer employees outside of the U.S., the Compensation Committee may determine a different exercise price so long as it is not less than nominal value of the share or such higher price required by Irish law. No share option may have a term that is longer than 10 years after the date the option is granted. Share options may have limited post-termination exercise periods, or other restrictions, as the Compensation Committee or its delegate will determine. The vesting requirements, which may consist of service-based or performance conditions, applicable to share options will be determined by the Compensation Committee, subject to the minimum vesting requirements described above.

Incentive stock options may only be granted to our employees of the Company or any subsidiaries of the Company as defined in Section 424(e) and (f) of the U.S. Internal Revenue Code. The per share exercise price shall not be less than 100% of the fair market value of the share on the date of grant and the option term shall be 10 years from the date of grant. In addition, in the case of any incentive stock options granted to any individual who owns, as of the date of grant, shares possessing more than 10% of the total combined voting power of all classes of our shares, the incentive stock option must have an exercise price that is not less than 110% of the fair market value of a share on the date of grant and the maximum term of any such incentive stock option is 5 years. The aggregate fair market value (determined as of the time the option is granted) of all shares with respect to which incentive stock options are first exercisable by a participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the U.S. Internal Revenue Code.

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

Share Appreciation Rights

A share appreciation right is a right to receive, upon exercise, the product of: (i) the excess of (A) the fair market value of the shares on the date the share appreciation right is exercised over (B) the exercise price of the share appreciation right; and (ii) the number of ordinary shares with respect to which the share appreciation right is exercised. The exercise price per share subject to a share appreciation right shall not be less than the higher of (i) 100% of the fair market value of the share on the date of grant and (ii) the nominal value of a share or such other price required under Irish law. No share appreciation right may be exercisable more than ten (10) years from the date of grant. A share appreciation right may be paid in cash, in shares (based on the fair market value of such shares on the date the share appreciation right is exercised) or in a combination of cash and shares, as determined by the Compensation Committee. The vesting requirements, which may consist of service-based or performance conditions, applicable to share appreciation rights will be determined by the Compensation Committee, subject to the minimum vesting requirements described above.

Restricted Shares and Restricted Share Units

Restricted shares are shares awarded to a participant subject to certain restrictions and the risk of forfeiture. Restricted share units are rights to receive shares, cash (based on the fair market value of such shares on the date the restricted share units vest) or in a combination of cash and shares, as determined by the Compensation Committee upon satisfaction of certain restrictions or criteria. The vesting requirements, which may consist of service-based or performance conditions, applicable to restricted shares and restricted share units will be determined by the Compensation Committee, subject to the minimum vesting requirements described above.

The Compensation Committee determines the price, if any, to be paid by the participant for each share subject to the restricted shares or restricted share units. The price to be paid by the participant for each share subject to the restricted share or restricted share units may not be less than the nominal value of a share (or such higher amount required by applicable Irish law).

The purchase price of shares acquired pursuant to the restricted shares or restricted share units must be paid by a non-Irish incorporated subsidiary on behalf of the participant as designated by the Compensation Committee or by the participant through one or more of the following methods (i) in cash or (ii) in any other form of legal consideration that may be acceptable to our Compensation Committee in its sole discretion and in compliance with applicable Irish law.

Dividends payable on restricted shares will be subject to the same vesting conditions (based on the passage of time and/or the attainment of performance goals) applicable to the underlying restricted shares and the participant will not be entitled to payment of such dividends unless the vesting conditions of the underlying award have been met.

Other Share-Based Grants

The Compensation Committee also may grant to participants awards that are denominated in units, payable in shares, including awards valued other than with respect to the fair market value of the shares. The vesting requirements, which may consist of service-based or performance conditions, applicable to other share-based grants will be determined by the Compensation Committee, subject to the minimum vesting requirements described above.

Dividend Equivalent Rights

The Compensation Committee may grant with respect to a full-value award a dividend equivalent right, which is a right to receive an amount equal to the dividends that would have been paid on the number of

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Proposal No. 7: To Amend and Restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, Including to Increase the Number of Shares Authorized for Issuance under the 2012 Plan (continued)

shares subject to a full-value award had the shares been issued. Dividend equivalent rights are payable in cash, shares or other property as determined by the Compensation Committee. Dividend equivalent rights will be subject to the same vesting conditions (based on the passage of time and/or the attainment of performance goals) applicable to the underlying award and the participant will not be entitled to payment of such dividend equivalent rights unless the vesting conditions of the underlying award have been met. The Compensation Committee may also provide that such dividend equivalent rights will be deemed to have been reinvested in additional shares or otherwise reinvested.

Forfeiture/Recoupment Provisions

The Compensation Committee may specify in an award agreement that a participant’s rights, payments and/or benefits with respect to an award will be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, including breach of an agreement between us and the participant or other activity that is in conflict with or adverse to the interest of the Company or one of its subsidiaries or designated associate companies. In addition, an award agreement evidencing awards to an eligible individual shall provide for repayment on forfeiture as the Compensation Committee deems necessary or desirable in order to facilitate compliance with the requirement of the U.S. Securities and Exchange Commission or any applicable securities law, or any securities exchange on which the shares are listed or traded, or any other similar policy adopted by the Board or the Compensation Committee. Further, to the extent the participant receives any amount in excess of the amount that the participant should otherwise have received under the terms of the award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the participant shall be required to repay any such excess amount to the Company.

Transferability

Awards granted under the Amended 2012 Plan are not transferable other than upon the death of a participant by will or the laws of intestacy.

Amendment and Termination

The Amended 2012 Plan will continue in effect until terminated by the Board or the Compensation Committee, but no incentive stock option may be granted under the Amended 2012 Plan after the tenth anniversary of the date the amendment and restatement of the Amended 2012 Plan is approved by our Board. Any termination or expiration will not affect the validity of any grant outstanding on the date of the Amended 2012 Plan’s termination or expiration.

Without the approval of our shareholders and as otherwise set forth in the Amended 2012 Plan, we may not amend the Amended 2012 Plan in a manner that requires shareholder approval under the listing requirements of Nasdaq, including, except in connection with an adjustment or other corporate transaction involving the Company’s shares, amending a share option or share appreciation right to reduce the exercise price to below the fair market value of the shares on the original date of grant or canceling, substituting, exchanging, replacing, buying out or surrendering share options or share appreciation rights in exchange for cash, or the grant of other awards or for share options or share appreciation rights with an exercise price below the fair market value of the shares on the original date of grant.

No Repricing Without Shareholder Approval

The repricing, replacement, exchange or substitution of any previously granted share option or share appreciation right, through the lowering of the exercise price of such share option or share appreciation

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right or otherwise, is prohibited unless our shareholders first approve such repricing, replacement, exchange or substitution. Further, no underwater share options or share appreciation rights may be cancelled in exchange for or in connection with the payment of a cash amount or grant of a new award without shareholder approval.

Adjustments

The Compensation Committee is required to make certain adjustments to certain provisions of the Amended 2012 Plan and to the outstanding awards under the Amended 2012 Plan in the event of any share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, change of control, or similar event by adjusting or substituting proportionately, in its sole discretion, including: (i) the aggregate number and kind of shares that may be issued under the Amended 2012 Plan; (ii) the number and kind of shares (or other securities or property) subject to outstanding awards; (iii) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the exercise price or purchase price per share for any outstanding awards under the Amended 2012 Plan. Any adjustment affecting an award that is subject to Section 409A of the U.S. Internal Revenue Code shall be made consistent with the requirements of Section 409A. An adjustment may have the effect of reducing the price at which ordinary shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Compensation Committee shall be authorized to capitalize from our reserves a sum equal to the Shortfall and to apply that sum in paying up that amount on the ordinary shares.

Effects of Certain Corporate Events

For both time-based awards and awards that vest based on the attainment performance goals, if outstanding awards are assumed, substituted or replaced in connection with a Change of Control and a participant’s employment involuntarily terminates within 24 months commencing on the Change of Control, any restrictions with respect to outstanding awards will lapse, and all outstanding options or share appreciation rights immediately vest and become fully exercisable.

If the time-based awards and awards that vest based on the attainment performance goals are not assumed, substituted or replaced by the successor corporation in connection with a Change of Control, the vesting and/or exercisability of any outstanding awards will accelerate automatically and the restrictions subject to awards will lapse automatically.

In connection with the Change of Control events described above (e.g., non-assumption by the successor and a double-trigger termination), each outstanding award that vests based on the attainment performance goals will vest at target.

Compliance with Section 409A of the U.S. Internal Revenue Code

To the extent applicable, it is intended that the Amended 2012 Plan and any grants made under the Amended 2012 Plan will comply with or be exempt from the provisions of Section 409A of the U.S. Internal Revenue Code, such that the income inclusion provisions of Section 409A(a)(1) of the U.S. Internal Revenue Code do not apply to the participants. The Amended 2012 Plan and any awards made under the Amended 2012 Plan will be administered and interpreted to reflect this intent.

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Certain U.S. Federal Income Tax Consequences

We believe that, based on the laws as in effect on the date of this proxy statement, the following are the principal U.S. federal income tax consequences to participants and to us of options and other awards granted under the Amended 2012 Plan. This summary is not a complete analysis of all potential tax consequences relevant to participants and to us and does not describe tax consequences based on particular circumstances. State, local, and foreign tax laws are not discussed.

Share Options. When a nonstatutory share option is granted, there are no income tax consequences for the option holder or us. When a nonstatutory share option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the underlying ordinary shares on the date of exercise over the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

When an incentive stock option is granted, there are no income tax consequences for the option holder or us. When an incentive stock option is exercised, the option holder does not recognize income and we do not receive a deduction. The option holder, however, must treat the excess of the fair market value of the underlying ordinary shares on the date of exercise over the option price as an item of adjustment for purposes of the alternative minimum tax.

If the option holder disposes of the underlying shares after the option holder has held the shares for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised, the amount the option holder receives upon the disposition over the exercise price is treated as long-term capital gain for the option holder. We are not entitled to a deduction. If the option holder makes a “disqualifying disposition” of the underlying shares by disposing of the shares before they have been held for at least two years after the date the incentive stock option was granted and one year after the date the incentive stock option was exercised, the option holder recognizes compensation income equal to the excess of (i) the fair market value of the underlying shares on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (ii) the exercise price. We are entitled to a deduction equal to the compensation recognized by the option holder for our taxable year that ends with or within the taxable year in which the option holder recognized the compensation.

Share Appreciation Rights. When a share appreciation right is granted, there are no income tax consequences for the participant or us. When a share appreciation right is exercised, the participant recognizes compensation equal to the cash and/or the fair market value of the shares received upon exercise. We are entitled to a deduction equal to the compensation recognized by the participant.

Restricted Shares and Restricted Share Units. Generally, when a restricted share or a restricted share unit is granted, there are no income tax consequences for the participant or us. Upon the payment to the participant of shares in respect of restricted share units or the lapse of restrictions on restricted shares, the participant, generally, recognizes compensation equal to the fair market value of the shares as of the date of delivery or release. We are entitled to a deduction equal to the compensation recognized by the participant.

Limits on Deductions. Under Section 162(m) of the Code, the tax deduction for compensation paid to certain individuals meeting the requirements of a “covered employee,” in a particular year is limited to $1 million per person.

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Future Plan Benefits

All awards to employees, officer, directors and consultants under the Amended 2012 Plan are made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the Amended 2012 Plan in the future are not determinable at this time.

Past Grants under the 2012 Plan

The following table summarizes information regarding awards over ordinary shares that have been granted under the Current 2012 Plan, as of March 1, 2022, to the persons and groups identified below.

Name and Position	RSU Grants	PSU Grants	Share Option Grants	Total

Named Executive Officers

CURRENT EXECUTIVES

Carl Hess, CEO as of 1/1/2022	0	43,455	0	43,455

Andrew Krasner, CFO as of 9/7/2021	13,299	0	0	13,299

Julie Gebauer, Global Head of HWC as of 1/1/2022	0	45,237	0	45,237

Matthew Furman, General Counsel	11,132	41,416	12,571	65,119

FORMER EXECUTIVES

John Haley, CEO through 12/31/2021	0	144,020	0	144,020

Michael Burwell, CFO until 9/7/2021	600	56,096	0	56,696

Current Non-Employee Director Group	43,118	0	0	43,118

Current Employees (excluding Executive Officers) as a Group	903,149	450,316	327,433	1,680,898

Current Executive Officers as a Group	41,671	275,399	25,343	342,413

112	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides information, as of December 31, 2021 about the securities authorized for issuance under the Company’s equity compensation plans and is categorized according to whether or not the equity plan was previously approved by shareholders.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants And Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Shares Remaining Available for Future Issuance (3)

Equity Compensation Plans Approved by Security Holders	1,332,550	(2)	$126.18 $110.58	3,970,240

Equity Compensation Plans Not Approved by Security Holders	372	(4)	—	—

Total	1,332,922		$126.18 $110.58	3,970,240

(1)

The weighted-average exercise price set forth in this column is calculated excluding RSUs or other awards for which recipients are not required to pay an exercise price to receive the shares subject to the awards. The $126.18 is related to time-based options and the $110.58 is related to performance- based options.

(2)	Includes options and RSUs outstanding under the Towers Watson & Co. 2009 Long-Term Incentive Plan and the 2012 Plan. The Company intends to only grant future awards under the 2012 Plan.

(3)	Represents shares available for issuance pursuant to awards that may be granted under the 2012 Plan (2,912,639 shares) and the 2010 North American Employee Stock Purchase Plan (1,057,601 shares).

(4)

Includes incentive stock options outstanding under the Extend Health, Inc. 2007 Equity Incentive Plan and the Liazon Corporation 2011 Equity Incentive Plan. The Company does not plan to grant future awards under these plans.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	113

Additional Information

Security Ownership of Certain Beneficial Owners and Management

The following tables show the number of shares beneficially owned:

●	by each shareholder who is known to beneficially own 5% or more of our outstanding shares;

●	by each of our current directors and director nominees;

●	by each NEO listed in the Summary Compensation Table; and

●	by each of our current directors, director nominees and executive officers as a group.

The amounts and percentages of our shares beneficially owned are reported in accordance with Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of that security, or investment power, which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days following March 23, 2022 (i.e., May 22, 2022). Also, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no economic interest.

5% Beneficial Owners

Name and Address	Number of Shares Beneficially Owned	Percent Beneficially Owned (1)

The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	13,355,138	11.79%

BlackRock, Inc. (3) 55 East 52nd Street New York, NY 10055	10,885,332	9.61%

(1)	Percentage is based on the number of Company shares outstanding as of March 23, 2022.

(2)

The number of shares beneficially owned as of December 31, 2021 is based solely on the Schedule 13G/A filed with the SEC on February 10, 2022 by The Vanguard Group. The amount beneficially owned includes: 197,870 shares over which there is shared voting power; 12,849,388 shares over which there is sole dispositive power; and 505,750 shares over which there is shared dispositive power.

(3)

The number of shares beneficially owned as of December 31, 2021 is based solely on the Schedule 13G/A filed with the SEC on February 3, 2022 by BlackRock, Inc. The amount beneficially owned includes 9,561,620 shares over which there is sole voting power and 10,885,332 shares over which there is sole dispositive power.

114	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Additional Information (continued)

Directors, Director Nominees, Named Executive Officers and Other Executive Officers

Name and Address (1)	Number of Shares Beneficially Owned (2)	Percent Beneficially Owned

Dame Inga Beale	—	*

Anna Catalano (3)	6,266	*

Fumbi Chima	—	*

Victor Ganzi (4)	22,032	*

John Haley (5)	447,860	*

Michael Hammond	—	*

Carl Hess (6)	76,904	*

Wendy Lane (3)	7,938	*

Brendan O’Neill (3)	13,331	*

Linda Rabbitt (7)	14,491	*

Paul Reilly	127	*

Michelle Swanback	—	*

Paul Thomas (3)	11,244	*

Wilhelm Zeller (3)	9,075	*

Michael Burwell (8)	15,281	*

Matthew Furman (9)	34,888	*

Julie Gebauer (10)	99,475	*

Andrew Krasner	499	*

All of our Current Directors, Director Nominees, Named Executive Officers and Other Executive Officers (24 persons) (11)	940,727	.83%

*	Less than 1%.

(1)	The address of each of the listed persons is c/o Willis Towers Watson Public Limited Company, Elm Park, Merrion Road, Dublin 4, Ireland.

(2)

The number of shares for which the directors and executive officers are deemed to have a beneficial interest includes shares underlying options that will be exercisable and/or RSUs that will vest on or before May 22, 2022 as indicated in the following notes. These shares, however, are not deemed outstanding for purposes of computing percentage of beneficial ownership of any other person.

(3)	The beneficial ownership of each of Mses. Catalano and Lane, Dr. O’Neill, and Messrs. Thomas and Zeller includes 605 time-based RSUs that vest on May 11, 2022.

(4)	Mr. Ganzi’s beneficial ownership includes 1,646 time-based RSUs that vest on May 11, 2022.

(5)	Mr. Haley’s beneficial ownership includes 96,020 shares indirectly held through grantor retained annuity trusts.

(6)	Mr. Hess’s beneficial ownership includes 36,519 options to purchase ordinary shares.

(7)	Ms. Rabbitt’s beneficial ownership includes 1,078 time-based RSUs that vest on May 11, 2022.

(8)	Mr. Burwell’s beneficial ownership includes 3,497 shares under the WTW Deferred Savings Plan and 2,061 shares under the WTW Stable Value Excess Plan, which settle on April 1, 2022.

(9)	Mr. Furman’s beneficial ownership includes 12,571 options to purchase ordinary shares.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	115

Additional Information (continued)

(10)	Ms. Gebauer’s beneficially owned shares include 1,068 ordinary shares indirectly held through irrevocable family trusts.

(11)

Includes 108,308 ordinary shares that all named executive officers and other executive officers as a group have or will have the right to acquire pursuant to presently exercisable share options, share options that will become exercisable or share awards that will become vested within 60 days following March 23, 2022 (i.e., May 22, 2022).

Delinquent Section 16(A) Reports

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC and NASDAQ. Executive officers, directors and such security holders are required by SEC regulation to furnish the Company with copies of all such forms which they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and information provided by the reporting persons, all of the Company’s directors and executive officers and the Controller made all required filings on time during 2021, except for one report on Form 4, with one late transaction reported due to an administrative error, for Joseph Kurpis.

Incorporation by Reference

To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit and Risk Committee Report,” to the extent permitted by SEC rules shall not be deemed to be so incorporated, unless specifically otherwise provided in such filing.

Information about the Proxy Materials and the 2022 Annual General Meeting of Shareholders

Why am I receiving these materials?

We are making this Proxy Statement available to you on or around April 28, 2022 because the Board is soliciting your proxy to vote at Willis Towers Watson’s 2022 Annual General Meeting of Shareholders on June 8, 2022. The information provided in this Proxy Statement is for your use in deciding how to vote on the proposals described herein.

This Proxy Statement and the below documents are available at www.proxyvote.com and on the Company’s website at www.wtwco.com. You may access the proxy materials and voting instructions via the Internet by following the instructions in the Notice of Internet Availability.

●	Our Notice of Annual General Meeting of Shareholders and Notice of Internet Availability of Proxy Materials;

●	Our Annual Report on Form 10-K, which includes financial statements for the fiscal year ended December 31, 2021; and

●	Our Irish Statutory Accounts for the period ended December 31, 2021, and the reports of the directors and auditors thereon.

You have the right to request paper copies of the proxy materials, free of charge, regardless of whether you are a record or beneficial owner of shares. Shareholders of record may request paper copies by contacting the Company Secretary or by following the instructions contained in the notice. If you hold shares through brokers, banks or other nominees, you should receive written instructions on how to request paper copies of the proxy materials if you so desire. We recommend that you contact your broker, bank or other nominee if you do not receive these instructions along with the Company’s proxy materials.

116	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Additional Information (continued)

Why are there two sets of financial statements covering the same period?

Under applicable U.S. securities laws, we are required to send to you our financial statements for the fiscal year ended December 31, 2021. Under Irish company law, we are also required to provide you with our Irish Statutory Accounts for the year ended December 31, 2021, including the reports of our directors and auditors thereon, which accounts have been prepared in accordance with Irish law. Both sets of financial statements are available at www.proxyvote.com and on the Company’s website at www.wtwco.com and, if you request, a copy will be delivered to you. The Irish Statutory Accounts will also be presented at the 2022 Annual General Meeting of Shareholders.

Does the Company “household” delivery of proxy materials?

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials for those shareholders receiving the proxy materials by mail. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the proxy materials to you if you send a request to the Company Secretary at corporatesecretary@willistowerswatson.com. If you would like to receive separate copies of the proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company Secretary at corporatesecretary@willistowerswatson.com.

Who is entitled to vote?

Holders of our shares, as recorded in our share register on April 11, 2022, may vote at the meeting. As of March 23, 2022, the latest practicable date, there were 113,237,281 shares outstanding and entitled to vote. Holders are entitled to one vote per share.

How do proxies work?

The Company’s Board is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any postponement or adjournment of the meeting, in the manner you direct. You may vote for or against the proposals or abstain from voting. You may also vote for all, some or none of the directors seeking election.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares for all proposals in accordance with the recommendations made by the Board.

If your shares are held in an account with a broker, bank or other nominee, this institution is considered the shareholder of record and you are considered the “beneficial shareholder” of those shares. In this case, your broker or bank (or its agent) or other nominee has forwarded the proxy materials and separate voting instructions to you. Because you are not the shareholder of record, you may not vote your shares in person at the Annual General Meeting of Shareholders unless you obtain a valid proxy from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares in person at the meeting. As the beneficial owner of the shares, you have the right to direct your broker, bank or other nominee how to vote your shares by following the voting instructions provided to you with the proxy materials.

Under relevant NASDAQ rules, if you do not instruct your broker how to vote, your broker will only be able to vote your shares with respect to “routine” matters. The only routine matters are the ratification of the appointment of the Company’s independent auditors (Proposal No. 2) and, under Irish law, the renewal of the Board’s authority to issue shares (Proposal No. 4) and to opt out of statutory pre-emption rights (Proposal No. 5). Broker discretionary voting is not permitted for any of the other proposals because they are “non-routine” matters.

As of the date hereof, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting or any adjournment or postponement thereof, your proxy gives the person or persons named in the proxy the authority to vote on the matter in accordance with the recommendation of our Board.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	117

Additional Information (continued)

How do I vote?

We recommend that you vote in advance of the Annual General Meeting of Shareholders even if you expect to attend in person.

If you are a registered shareholder (i.e., a shareholder who holds shares directly with our transfer agent, Computershare), you can vote through the following ways:

●

Via the Internet: To vote by Internet, go to www.proxyvote.com and use the control number you were provided on your proxy card or Notice of Internet Availability. You will need to follow the instructions on the website.

●

By Mail: If you received a paper copy of the proxy materials in the mail, you may mark, sign, date and mail your proxy card to c/o Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, before the commencement of the meeting. You may also e-mail a copy of your proxy card to the Company Secretary at corporatesecretary@willistowerswatson.com. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board. If you sign and return your proxy card, but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board.

●

In Person: Attend the Annual General Meeting of Shareholders in New York, New York or Dublin, Ireland, or send a personal representative with an appropriate proxy to vote by poll card at the meeting. For information on how to attend the Annual General Meeting of Shareholders, please see “What do I need in order to be admitted to the Annual General Meeting of Shareholders?” below.

If you are a beneficial shareholder (i.e., your shares are held in the name of a bank, broker or other holder of record, sometimes referred to as holding shares “in street name”), you will receive instructions from the holder of record that you must follow in order to vote your shares. If you wish to vote in person at the Annual General Meeting, you must obtain a legal proxy from the bank, broker or other holder of record that holds your shares, and bring it, or other evidence of share ownership, with you to the meeting. For further information on how to attend the Annual General Meeting, please see “What do I need in order to be admitted to the Annual General Meeting of Shareholders?” below.

If I vote and then want to change or revoke my vote, may I?

If you are a registered shareholder (i.e., a shareholder who holds shares directly with our transfer agent, Computershare), you may revoke your proxy at any time before the meeting by submitting a new proxy with a later date, by a later telephone or Internet vote, by voting in person at the meeting, or by notifying our Company Secretary. Mere attendance at the meeting will not revoke a proxy which was previously submitted to the Company. Written revocations to the Company Secretary should be received by 11:59 p.m. EDT on June 7, 2022 and should be directed to corporatesecretary@willistowerswatson.com.

If you are a beneficial shareholder (i.e., your shares are held in the name of a bank, broker or other holder of record, sometimes referred to as holding shares “in street name”), follow the voting instructions provided to you with this Proxy Statement to determine how you may change your vote. Executors, administrators, trustees, guardians, attorneys and other representatives should indicate the capacity in which they are signing and corporations should sign by an authorized officer whose title should be indicated.

What do I need in order to be admitted to the Annual General Meeting of Shareholders?

Only the Company’s shareholders, their proxy holders, the Company’s directors, the Company’s auditors and the Company’s guests may attend the meeting.

All shareholders of record on April 11, 2022 may attend the Annual General Meeting of Shareholders in person even if such shareholders have already submitted a proxy. For admission to the meeting, shareholders of record must bring proof of identification and address. Those who have beneficial ownership of shares held by a bank, brokerage firm or other nominee should bring account statements or letters from their banks, brokers or other nominee showing that they owned Willis Towers Watson shares as of April 11, 2022.

118	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Additional Information (continued)

The Annual General Meeting of Shareholders will be held at Willis Towers Watson Public Limited Company, Brookfield Place, 200 Liberty Street, New York, New York 10281. Additionally, shareholders may participate in the meeting in Ireland by technological means which will be available at the offices of Matheson, 70 Sir John Rogerson’s Quay, Dublin 2, Ireland, at the time of the meeting (and such participation shall constitute presence in person at the Annual General Meeting of Shareholders).

Registration in New York, New York will begin at 9:00 a.m. EDT on Wednesday, June 8, 2022 and the meeting will begin at 9:30 a.m. EDT.

We understand that Irish law generally requires companies to hold shareholder meetings at a physical location. Depending on concerns about and developments relating to the outbreak of COVID-19, the Board could determine to change the date, time and/or format of the meeting, subject to Irish law requirements. The Company would publicly announce any such changes and how to participate in the meeting by press release and additional proxy materials filed with the SEC as soon as practicable prior to the meeting. Any such determinations and changes will be made and communicated in accordance with Irish law and SEC rules and requirements.

May shareholders attend the meeting virtually?

Irish law requires the Company to hold a physical meeting for its 2022 Annual General Meeting of Shareholders. We encourage our shareholders to vote by proxy prior to 11:59 p.m. EDT on June 7, 2022. With respect to shares held through a Company employee share plan, shareholders must vote by proxy prior to 11:59 p.m. EDT on June 5, 2022. Shareholders who are unable to attend the Annual General Meeting, but would like to ask questions they would have otherwise asked, are encouraged to reach out through other ordinary course channels, including reaching out to the Head of Investor Relations or the Company Secretary.

Are any special measures being taken at the Annual General Meeting of Shareholders as a result of the COVID-19 outbreak?

If a shareholder does attend the physical meeting, in view of the continually evolving COVID-19 outbreak, the Company asks that, in considering whether to attend the Annual General Meeting of Shareholders in person, shareholders follow the public health guidelines applicable to New York, New York or Dublin, Ireland, as applicable, with respect to COVID-19. The Company also strongly encourages shareholders not to attend the meeting in person if they are experiencing any of the described COVID-19 symptoms. Shareholders attending the Annual General Meeting are also requested to follow the hygiene instructions consistent with applicable public health guidelines, including washing or disinfecting hands upon arrival at the Annual General Meeting. The Company may take additional precautionary measures in relation to the Annual General Meeting in response to further developments in the COVID-19 outbreak. The Company will be obliged to comply with any legal restrictions that are imposed as a consequence of COVID-19 and that affect the meeting. The Company also intends to comply with any public health guidelines applicable to New York, New York or Dublin, Ireland, which may impact the meeting.

What is the recommendation of the Board on each proposal scheduled to be voted on at the meeting? How do the Board and executive officers intend to vote with respect to the agenda items?

The Company’s Board recommends that you vote FOR each of the proposals scheduled to be voted on at the meeting and our directors and executive officers have indicated that they intend to vote their shares in accordance with the Board’s recommendations.

Who is paying the costs of soliciting this proxy?

The cost of this proxy solicitation is borne directly by the Company. Morrow Sodali LLC has been retained to assist in the proxy solicitation at a base fee of approximately $15,000 plus expenses. In addition to solicitation of proxies by mail, proxies may be solicited personally, by telephone, by e-mail and by facsimile by the Company’s directors, officers and other employees. Such persons will receive no additional compensation for

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	119

Additional Information (continued)

such services. The Company will also request that brokers and other nominees forward soliciting material to the beneficial owners of shares which are held of record by them, and will pay the necessary expenses.

What is the quorum required for the Annual General Meeting?

In order to carry on the business of the meeting, we must have a quorum. Under our Articles of Association, a quorum is reached when shareholders holding at least 50% of our issued and outstanding shares are present in person or by proxy and entitled to vote.

What vote is required for approval of each proposal and what is the effect of broker non-votes and abstentions?

The voting standards applicable to the Annual General Meeting are as follows:

Proposal		Vote Requirement

1.	Elect Nine Persons Named in the Accompanying Proxy Statement to Serve as Directors for a One-Year Term until the Next Annual General Meeting of Shareholders	Majority of votes cast

2.	Ratify the Appointment of the Independent Auditors in an Advisory (Non-binding) Vote and Fix the Independent Auditors’ Remuneration in a Binding Vote	Majority of votes cast

3.	Approve Named Executive Officer Compensation in an Advisory (Non-binding) Vote	Majority of votes cast

4.	Renew the Board’s Existing Authority to Issue Shares under Irish Law	Majority of votes cast

5.	Renew the Board’s Existing Authority to Opt Out of Statutory Pre-emption Rights under Irish Law	75% of the votes cast

6.	Approve the Creation of Distributable Profits by the Reduction and Cancellation of the Company’s Un-Denominated Capital (in the Form of Share Premium)	75% of the votes cast

7.	Amend and restate the Willis Towers Watson Public Limited Company 2021 Equity Incentive Plan, including to increase the number of shares authorized for issuance under the 2012 Plan	Majority of votes cast

Abstentions and broker non-votes, though counted for the purposes of determining that a quorum is present, will not be counted as votes cast and therefore will have no effect. A broker non-vote is a proxy submitted by a broker where the broker fails to vote on behalf of a client on a particular matter because the broker was not instructed by the beneficial owner when such instruction is required by NASDAQ with respect to such matter.

Who will count the votes and certify the results?

American Election Services has been appointed as the independent Inspector of Election and will count the votes, determine whether a quorum is present, evaluate the validity of proxies and ballots and certify the results of the voting.

Who is your transfer agent?

Our transfer agent is Computershare. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares and similar issues, can be handled by calling toll-free (800) 522-6645 (U.S.) or (201) 680-6578 (outside the U.S.) or by accessing the website at www.computershare.com/investor.

120	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Shareholder and Other Proposals for the 2023 Annual General Meeting

Deadline for nominations for election to the Board under the Company’s advance notice or proxy access provision:	Between November 29, 2022 and December 29, 2022

Deadline for shareholder proposals under Rule 14a-8 under the Exchange Act for inclusion in the Proxy Statement:	December 29, 2022

Date beyond which the Company is able to confer discretionary authority to vote on shareholder proposals outside of Rule 14a-8 on its appointees:	March 14, 2023

When a shareholder wants to nominate a person for election to the Board at the Company’s Annual General Meeting, the shareholder must provide advance notice to the Company in accordance with our Articles of Association. Notice of shareholder nominations for election at the 2023 Annual General Meeting of Shareholders (whether to be included or not in the Company’s proxy materials for the meeting) must be received by the Company Secretary no earlier than November 29, 2022 and no later than December 29, 2022. Shareholders should consult our Articles of Association for the various procedural, informational and other requirements applicable to such nominations.

A copy of the Company’s Memorandum and Articles of Association can be obtained from the Company Secretary on request or can be found in the “Investor Relations — Corporate Governance” section of our website at www.wtwco.com. A shareholder may also propose an individual to the Governance Committee for its consideration as a nominee for election to the Board by writing to the Company Secretary at corporatesecretary@willistowerswatson.com.

The Governance Committee will consider the shareholder’s nominee proposal in accordance with the selection process and specific qualification standards as set out in the Company’s Corporate Governance Guidelines.

Shareholders who wish to present a proposal under Rule 14a-8 under the Exchange Act and have it considered for inclusion in the Company’s proxy materials for the 2023 Annual General Meeting of Shareholders must submit such proposal in writing to the Secretary of the Company on or before December 29, 2022.

Shareholders who wish to present a proposal at the 2023 Annual General Meeting that has not been included in the Company’s proxy materials must submit such proposal (other than a nomination for election discussed above) in writing to the Company Secretary. If such notice is received by the Secretary on or after March 14, 2023, SEC rules permit the Company to confer discretionary authority to vote on such proposals on persons appointed as proxies on behalf of the Company.

The Company’s Articles of Association and the 2014 Act contain further requirements relating to the timing and content of the notice which shareholders must provide to the Company for any nomination or matter to be properly presented at a shareholders’ meeting.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	121

Disclaimer Regarding Forward-Looking Statements

We have included in this document “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created by those laws. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements include information about possible or assumed future results of our operations. All statements, other than statements of historical facts, that address activities, events or developments that we expect or anticipate may occur in the future, including such things as our outlook, the impact of the COVID-19 pandemic on our business, future capital expenditures, ongoing working capital efforts, future share repurchases, financial results (including our revenue, costs or margins), the impact of changes to tax laws on our financial results, existing and evolving business strategies and acquisitions and dispositions, including the sale of the Company’s treaty-reinsurance business to Arthur J. Gallagher, the impact of sanctions imposed by governments (such as sanctions imposed on Russia) and related counter-sanctions on our operations or financial results, demand for our services and competitive strengths, goals, the benefits of new initiatives, growth of our business and operations, our ability to successfully manage ongoing leadership, organizational and technology changes, including investments in improving systems and processes, our ability to implement and realize anticipated benefits of any cost-savings initiatives including the multi-year operational “Transformation Program” and plans and references to future successes, including our future financial and operating results, plans, objectives, expectations and intentions are forward-looking statements. Also, when we use words such as “may,” “will,” “would,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “probably,” or similar expressions, we are making forward-looking statements. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. All forward-looking disclosure is speculative by its nature.

A number of risks and uncertainties that could cause actual results to differ materially from the results reflected in these forward-looking statements are identified under Risk Factors in Item 1A of our Annual Report on Form 10-K and in our subsequent filings. These statements are based on assumptions that may not come true and are subject to significant risks and uncertainties.

Although we believe that the assumptions underlying our forward-looking statements are reasonable, any of these assumptions, and therefore also the forward-looking statements based on these assumptions, could themselves prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and updated subsequent filings, our inclusion of this information is not a representation or guarantee by us that our objectives and plans will be achieved.

Our forward-looking statements speak only as of the date made and we will not update these forward-looking statements unless the securities laws require us to do so. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document may not occur, and we caution you against unduly relying on these forward-looking statements.

122	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A

The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan

(as Amended and Restated June 8, 2022)

1. Purpose of Plan

The purpose of the Willis Towers Watson plc 2012 Equity Incentive Plan, as amended and restated (the “Plan”) is:

(a)    to promote the long-term financial interests and growth of the WTW Group and certain Designated Associate Companies (as defined below) by attracting and retaining personnel with the training, experience and ability to enable them to make a substantial contribution to the success of the Company’s business;

(b)    to motivate management personnel by means of growth-related incentives to achieve long range goals; and

(c)    to further align the interests of participants with those of the shareholders of the Company through opportunities for increased share or share-based ownership.

2. Definitions

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

(a)    “Act” means the Companies Act 1963 of Ireland.

(b)    “Award” means an award of a Dividend Equivalent Right, an Option, a SAR, Restricted Share, Restricted Share Unit, or any other right or benefit, including any other Share-Based Award under Section 7(e) granted to a Participant pursuant to the Plan.

(c)    “Award Agreement” means an agreement between the Company and a Participant or other document, which may be in electronic form, that sets forth the terms, conditions and limitations applicable to an Award, including through electronic medium.

(d)    “Board” means the Board of Directors of the Company.

(e)    “Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group of Persons of the Ordinary Shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Ordinary Shares; or (b) occupation of a majority of the Board (other than vacant seats) by Persons who were neither (i) nominated by the Board nor (ii) appointed by Directors so nominated; or (c) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions.

For the avoidance of doubt, a transaction shall not constitute a Change of Control (i) if effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity of the WTW Group (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) and (ii) where all or substantially all of the Person(s) who are the beneficial owners of the outstanding voting securities of the Company immediately prior to such transaction will beneficially own, directly or indirectly, all or substantially all of the combined voting power of the

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	123

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

outstanding voting securities entitled to vote generally in the election of directors of the ultimate parent entity resulting from such transaction in substantially the same proportions as their ownership, immediately prior to such transaction, of such outstanding securities of the Company.

(f)    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

(g)    “Committee” means the Compensation Committee of the Board or any other committee comprised of members of the Board (or, if no such committee is appointed, the Board, provided that a majority of the Board members are “independent directors” for the purpose of the rules and regulations of the Nasdaq Stock Market, or such other principal securities exchange or market on which the Ordinary Shares are then listed or traded).

(h)    “Company” or “WTW” means Willis Towers Watson Public Limited Company, a company incorporated in Ireland under registered number 475616, or any successor thereto.

(i)    “Consultant” means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Subsidiary or Designated Associate Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person.

(j)    “Designated Associate Company” means any company in which a member of the WTW Group owns twenty percent or more of the voting share interest but less than fifty percent of the voting share interest and that has been designated by the Committee as being eligible for participation in the Plan.

(k)    “Director” means any member of the Board.

(l)    “Dividend Equivalent Right” means a right granted pursuant to Section 7(f) to receive, in such form and on such terms as the Committee may determine, the equivalent value of a dividend or distribution paid by the Company on one of its Shares (in cash or in Shares) in accordance with its Articles of Association that would be payable on the number of Shares subject to a Full-Value Award.

(m)    “Eligible Individual” means any person who is an Employee, Consultant or a Director, as determined by the Committee.

(n)    “Employee” means a person, including Directors and officers, in the employment of any member of the WTW Group or a Designated Associate Company, who is treated as an employee in the personnel records of a member of the WTW Group or a Designated Associate Company for the relevant period. Neither services as a Director nor payment of a director’s fee by the Company, a Subsidiary or Designated Associate Company shall be sufficient to constitute “employment” by the Company, any Subsidiary or Designated Associate Company.

(o)    “Effective Date” means June 8, 2022, the date that the shareholders approved the amendment and restatement of the Plan.

(p)    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(q)    “Exercise Price” means the price of a Share, as fixed by the Committee, which may be purchased under an Option or other Share-Based Award, if applicable, or with respect to which the amount of any payment pursuant to a SAR or other Share-Based Award, if applicable, is determined.

(r)    “Fair Market Value” means the per Share closing price of the Shares as reported on the Nasdaq Global Select Market on that date (or if there were no reported prices on such date, on the last preceding

124	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

date on which the prices were reported) or, if the Company is not then listed on the Nasdaq Global Select Market, on such other principal securities exchange or market on which the Shares are traded, and if the Company is not listed on the Nasdaq Global Select Market or any other securities exchange or market, the Fair Market Value of Shares shall be determined by the Committee in its sole discretion using appropriate criteria which, with respect to Awards to U.S. Taxpayers, shall be determined, to the extent necessary, pursuant to a reasonable valuation method in accordance with Section 409A of the Code. Fair Market Value with respect to any property other than Shares, means the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

(s)    “Full-Value Award” means an Award of Restricted Shares, Restricted Share Units, or Share-Based Awards, provided that the purchase price (if any) to purchase the Shares underlying the Full-Value Award is less than Fair Market Value of the Shares, as determined as of the date of grant.

(t)    “Incentive Stock Option” or “ISO” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

(u)    “New Pool” means 2,000,000 Shares, which represents the number of Shares by which the share reserve was increased as of the Effective Date.

(v)    “Nominal Value” means $0.000304635, per Share.

(w)    “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

(x)    “Option” means a share option to purchase a specified number of Ordinary Shares at a specified Exercise Price during specified time periods, granted under Section 7(a) of the Plan.

(y)    “Ordinary Shares” or “Shares” means the ordinary shares of the Company, Nominal Value.

(z)    “Outstanding Qualified Performance-Based Compensation” means any compensation granted prior to November 3, 2017 and that is outstanding as of the Effective Date and is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code. For the avoidance of doubt, all provisions of the Plan, governing Outstanding Qualified Performance-Based Compensation that were in effect prior to the Effective Date shall continue in effect with respect to the Outstanding Qualified Performance-Based Compensation, notwithstanding the elimination of such provisions from the Plan.

(aa)    “Participant” means an Eligible Individual of any member of WTW Group or a Designated Associate Company, to whom one or more Awards have been granted, and such Awards have not all expired or been forfeited or terminated under the Plan.

(bb)    “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for the relevant performance period, including but not limited to: net revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income (before or after allocation of corporate overhead and bonus); earnings per share; net income (before or after taxes); return on equity; total shareholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings (including net earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation, amortization, dividend ratio, net sales growth, return on sales, economic value added, return on operating revenue, operating ratio, and integration and/or penetration of the market); reductions in costs; cash flow or cash flow per Share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels; adjusted operating margins, adjusted earnings per share, gross margins or cash

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	125

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

margin; year-end cash; debt reductions; shareholder equity; regulatory achievements; and implementation, completion or attainment of measurable objectives with respect to research, development, products or projects, production volume levels, acquisitions and divestitures (or other corporate transactions); recruiting and maintaining personnel, promoting diversity and inclusion, fostering health and wellbeing, furthering climate-positive actions, and other environmental, social or governance objectives.

(cc)    “Performance Goals” means, for a performance period, the goals established in writing by the Committee for the performance period based upon the Performance Criteria that the Committee, in its discretion, selects. The Committee, in its discretion, may, provide for adjustments or modifications to the calculation of Performance Goals for such performance period.

(dd)    “Permanent Disability” means, unless otherwise defined in the Award Agreement, that the Participant would qualify to receive long-term disability payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Designated Associate Company to which the Participant provides services regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary or Designated Associate Company to which the Participant provides service does not have a long-term disability policy or plan in place, “Permanent Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment, as determined by a physician acceptable to the Company, for a period of not less than 180 consecutive business days out of 270 business days. A Participant shall not be considered to have incurred a Permanent Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Company in its discretion. Anything to the contrary in the foregoing notwithstanding, for purposes of (1) Incentive Stock Options, “Permanent Disability” shall mean a total and permanent disability as defined in Section 22(e)(3) of the Code and for purposes of an Award that is subject to Section 409A of the Code, shall mean a “Disability,” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code; and (2) Restricted Share Units Granted under Sections L. 225-197-1 to L. 225-197-6 of the French Commercial Code, as amended, “Permanent Disability” shall mean disability as defined under categories 2° and 3° of Section L. 341-4 of the French Social Security Code, as amended.

(ee)    “Person” means “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

(ff)    “Plan” means this Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, as amended from time to time.

(gg)    “Prior Pool” means 19,432,521 Shares, which represents the number of Shares reserved for the grant of Awards under the Plan immediately prior to the Effective Date.

(hh)    “Restricted Shares” means Shares awarded to a Participant pursuant to Section 7(b) of the Plan which may be subject to certain restrictions and to risk of forfeiture.

(ii)    “Restricted Share Unit” means an unfunded, unsecured right granted pursuant to Section 7(d) of the Plan that entitles a Participant to receive one Share or an amount in cash or other consideration determined on the applicable settlement date upon the satisfaction of certain time-based criteria and/or Performance Goals.

(jj)    “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk)    “Share-Based Award” means an Award granted under Section 7(e) of the Plan.

(ll)    “Share Appreciation Right” or “SAR” means a right granted pursuant to Section 7(c) of the Plan to receive a payment in cash or Shares equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the Exercise Price on the date the SAR was granted as set forth in the applicable Award Agreement.

126	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

(mm)    “Share Award Committee” or “SAC” means the authorized delegate of the Committee under the Company’s Policy Regarding Share-Based Compensation Awards or such successor policy as may be adopted from time to time.

(nn)    “Subsidiary” means, with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act. For purposes of granting an “Incentive Stock Option,” Subsidiary means any “subsidiary corporation” of the Company as defined in Section 424(f) of the Code and any regulations promulgated thereunder. For purposes of granting non-qualified share Options, SARs or other “stock rights,” within the meaning of Section 409A of the Code, to a U.S. Taxpayer, an entity may not be considered a Subsidiary if the Ordinary Shares will not be treated as “service recipient stock” of such entity under Section 409A of the Code.

(oo)    “Substitute Award” means an Award or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(pp)    “Tax-Related Items” means U.S. federal, state, and/or local taxes and Irish national and/or local taxes and/or taxes imposed by jurisdictions outside of Ireland and the U.S. (including, but not limited to, income tax, social insurance contributions (or similar contributions), payroll tax, fringe benefits tax, payment on account, employment tax obligations, stamp taxes, and any other taxes or tax-related item that may be due) required by law to be withheld, including any employer liability shifted to the Participant under the terms of the Award Agreement or otherwise.

(qq)    “Termination Date” shall have the meaning set forth in Section 2(oo).

(rr)    “Termination of Service” means, for purposes of the Plan and with respect to a Participant, that the Participant has for any reason ceased to provide services as an Employee, officer or Director to the WTW Group or a Designated Associate Company. The Committee will have sole discretion to determine whether and for what reason a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”), subject to compliance with Section 409A of the Code.

(ss)    “Unrestricted Pool” means a number of Shares equal to 5% of the total number of Shares reserved for issuance under the Plan.

(tt)    “U.S.” means the United States of America.

(uu)    “U.S. Taxpayer” means an Eligible Individual who is, or may be, subject to taxation under the laws of the U.S. or a political subdivision thereof.

(vv)    “WTW Group” means the Company and its Subsidiaries.

3. Administration of Plan

(a)    Committee. Unless otherwise determined by the Board, the Plan shall be administered by the Committee which shall consist solely of two or more members of the Board each of whom is an “independent director” under the Nasdaq Stock Market rules (or other principal securities market on which Shares are traded); provided that the term “Committee” means (i) the Board acting at any time in lieu of the Committee; (ii) a committee consisting solely of two or more Directors of the Company, each of whom is an “outside director” within the meaning of Section 162(m) of the Code with respect to Outstanding Qualified Performance-Based Compensation; and (iii) with respect to an Award granted to a Director or officer of the

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	127

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

Company subject to Section 16 of the Exchange Act, a committee consisting solely of two or more Non-Employee Directors as defined under Rule 16b-3 under the Exchange Act and provided further that, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3(a) or otherwise provided in any charter of the Committee.

(b)    Authority of Committee. The Plan shall be administered by the Committee. The Committee may adopt its own rules of procedure, and the action of the Committee, taken at a meeting or taken without a meeting by a unanimous signed writing, shall constitute action by the Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

i.    Designate Participants to receive Awards;

ii.    Determine the type or types of Awards to be granted to each Participant;

iii.    Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

iv.    Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the Exercise Price, or purchase price, any restrictions or limitations on the Award or the Shares underlying the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition, and forfeiture or recapture (“clawback”) of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the Performance Goal vesting requirement or waive the forfeiture of any Awards intended to constitute an Outstanding Qualified Performance-Based Compensation;

v.    Subject to Section 13 of this Plan, determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the Exercise Price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be amended (including acceleration of vesting or waivers of forfeiture restrictions or exercisability), canceled, forfeited, substituted, exchanged, replaced, bought out or surrendered;

vi.    Prescribe the form of each Award Agreement, which need not be identical for each Participant;

vii.    Decide all other matters that must be determined in connection with an Award;

viii.    Establish, adopt, interpret, or revise any rules and regulations including adopting sub-plans to the Plan and Award Agreements for the purposes of complying with securities, exchange control or tax laws outside of the U.S. or Ireland, and/or for the purposes of taking advantage of tax favorable treatment for Awards granted to Participants as it may deem necessary or advisable to administer the Plan, including the adoption of separate share schemes under the umbrella of the Plan in order to qualify for special tax or other treatment anywhere in the world; provided such rules, regulations or sub-plans, including the interpretation thereof are consistent with the terms and conditions of the Plan;

ix.    Interpret the terms of, and any matter arising pursuant to, the Plan, any sub-plan or Award Agreement; and

x.    Make all other decisions and determinations that may be required pursuant to the Plan, or any sub-plan or Award Agreement as the Committee deems necessary or advisable to administer the Plan, any sub-plan or Award Agreement.

(c)    Decisions Binding. The Committee’s interpretation of the Plan, any sub-plan, or any Awards granted pursuant to the Plan, any sub-plan and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan, any sub-plan and any Award Agreement are final, binding, and conclusive on all parties.

128	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

(d)    Delegation of Authority. To the extent permitted by applicable Irish or U.S. law and subject to Section 13 of this Plan, the Committee may from time to time delegate to the Share Award Committee, the Chief Executive Officer and/or one or more senior officers of the Company the authority to grant, amend, substitute, exchange, replace, buyout, surrender, forfeit or cancel Awards to Participants; provided that the Committee shall have the sole authority with respect to Awards granted to or held by (a) Participants who are subject to Section 16 of the Exchange Act or (b) officers of the Company to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to grant, amend, exchange, replace, buyout, surrender, forfeit or cancel Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the U.S. and Ireland. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegate, or at all times, the delegate appointed under this Section 3(d) shall serve in such capacity at the pleasure of the Committee.

(e)    No Liability to Participants. The Committee may employ attorneys, consultants, accountants, appraisers, brokers or other persons and the Committee, the WTW Group, and the officers and Directors of the WTW Group shall be entitled to rely upon the advice, opinions or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, any sub-plan or the Awards, and all members of the Committee or any delegate of the Committee appointed under Section 3(d) shall be fully protected by the Company with respect to any such action, determination or interpretation, and subject to applicable Irish law. Notwithstanding anything to the contrary contained in the Plan, any sub-plan or any Award Agreement, subject to applicable Irish law, neither the WTW Group, any Designated Associate Company or any of their respective Employees, Directors, officers, agents or representatives nor any member of the Committee or the Share Award Committee shall have liability to a Participant or otherwise, including, without limitation, with respect to the failure of the Plan, any sub-plan, any Award or Award Agreement to comply with Section 409A of the Code.

4. Eligibility and Participation

(a)    Eligibility. Subject to the provisions of the Plan, each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan in such form and having such terms, conditions and limitations as the Committee may determine; provided, however, that Eligible Individuals employed by a Designated Associate Company shall not be eligible to be granted an Option, SAR or other “stock right,” within the meaning of Section 409A of the Code, unless the Eligible Individual is not a U.S. Taxpayer or if the Committee determines that the stock right is exempt from, or may be granted in compliance with, Section 409A of the Code.

(b)    Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to the Plan. Awards may be granted singly, in combination or in tandem. The terms, conditions and limitations of each Award under the Plan shall be set forth in an Award Agreement, in a form approved by the Committee or an authorized delegatee under Section 3(d), as applicable, consistent, however, with the terms of the Plan and any sub-plan.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	129

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

5. Share Limitations

(a)    Number of Shares.

i.    Separate Share Pools. Subject to Section 11 and Section 5(a)(iii) hereof, the aggregate number of Shares which are authorized for grants and may be issued or transferred pursuant to Awards under the Plan will be 21,432,521 Shares, which shall be comprised of the Prior Pool and the New Pool; and provided that the maximum aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall in no event exceed 21,432,521 Shares.

ii.    Share Reserve Counting. Shares subject to Awards granted under the Plan shall be counted against Shares available for grant under the Plan in accordance with the provisions of this Section 5(a)(ii).

A.    Prior Pool Share Counting. Any Shares that are subject to Awards granted under the Prior Pool will be counted against the maximum limit set forth in Section 5(a)(i) in accordance with the following:

1.    Any Shares that are subject to Awards of Options or SARs or other Award that is not a Full-Value Award shall be counted against this limit as one (1) Share for every one (1) Share granted or subject to grant for any such Award; and

2.    Any Shares that are subject to a Full-Value Award (other than Options or SARs) shall be counted against this limit as 3.28 Shares for every one (1) Share granted or subject to grant for any such Award.

B.    New Pool Share Counting. Any Shares that are subject to Awards granted under the New Pool will be counted against the maximum limit set forth in Section 5(a)(i) as one (1) Share for every one (1) Share subject to the granted Award.

iii.    Shares Reissuable Under Plan. To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that become available for the grant of Awards pursuant to this Section 5(a)(iii) shall be added back in accordance with the following:

A.    Prior Pool. For Awards granted under the Prior Pool, the Shares will be added back to the Prior Pool as one (1) Share if such Shares were subject to Options or SARs and as 3.28 Shares if such Shares were subject to Full-Value Awards; and

B.    New Pool. For Awards granted under the New Pool, the Shares will be added back to the New Pool as one (1) Share for each Share subject to each type of Award.

iv.    Shares Not Reissuable Under Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under this Section 5(a): (1) Shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR; (2) Shares tendered by the Participant or withheld by the Company in payment of the Exercise Price of a Option or a SAR; (3) Shares tendered by the Participant or withheld by the Company to satisfy any Tax-Related Items withholding obligation with respect to an Award; and (4) Shares repurchased by the Company on the open market with the proceeds of the Exercise Price from Options. The payment of Dividend Equivalent Rights in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 5, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

v.    Shares Not Counted Against Share Pool Reserve. To the extent permitted by applicable securities law or any rule of the securities exchange on which the Ordinary Shares are then listed or traded, Substitute Awards issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary shall not be counted against

130	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

Shares available for grant pursuant to the Plan. Additionally, to the extent permitted by applicable securities law or any rule of the securities exchange on which the Ordinary Shares are then listed or traded, in the event that a company acquired by (or combined with) the Company or any Subsidiary has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the Shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of ordinary shares of the entities party to such acquisition or combination) may, at the discretion of the Committee, be used for Substitute Awards under the Plan in lieu of awards under the applicable pre-existing plan of the other company and shall not reduce the Shares authorized for grant under the Plan; provided that Substitute Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors of the Company or any Subsidiary prior to such acquisition or combination.

(b)    Shares Distributed. Any Shares distributed pursuant to an Award may consist in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market.

6. Terms and Conditions Applicable to Awards

(a)    Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

(b)    Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event the Participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(c)    No Right to Employment or Services. Nothing contained herein shall affect the right of WTW Group or, if applicable, a Designated Associate Company to terminate any Participant’s employment or service at any time or for any reason. The rights and obligations of any individual under the terms of his or her office or employment or service with any member of the WTW Group or, if applicable, a Designated Associate Company shall not be affected by his or her participation in the Plan or any right which he or she may have to participate in it, and an individual who participates in the Plan shall waive any and all rights to compensation or damages in consequence of the his or her Termination of Service for any reason whatsoever insofar as those rights arise or may arise from his or her ceasing to have rights under or be entitled to any Award as a result of such termination.

(d)    Deferral of Awards. Subject to complying with Section 409A of the Code in the case of Awards granted to a U.S. Taxpayer, the deferral of the settlement of an Award may be provided for, at the sole discretion of the Committee, in the Award Agreements.

(e)    Limits on Transfer. No Award, right or benefit under the Plan may be transferred by a Participant other than by will or the laws of intestacy, and all Awards, rights and benefits under the Plan may be exercised during the Participant’s lifetime only by the Participant. No such benefit shall, prior to receipt thereof by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the Participant.

(f)    No Shareholder Rights. Except as set forth in Section 7(b) or otherwise determined by the Committee, Participants shall not be, and shall not have any of the rights or privileges of, Company shareholders in

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	131

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

respect of any Shares purchasable or issuable in connection with any Award unless and such Shares have been issued by the Company to such Participants.

(g)    Relationship to Other Benefits. Absent express provisions to the contrary, any Award under the Plan shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of any member of WTW Group or Designated Associate Company and shall not affect any benefits under any other benefit plan of any kind now or subsequently in effect under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Pension Plan” or “Welfare Plan” under the U.S. Employee Retirement Income Security Act of 1974, as amended. Further, no payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of any member of the WTW Group or any Designated Associate Company except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

(h)    Unfunded Status of Awards. Unless the Committee determines otherwise, no benefit or promise under the Plan shall be secured by any specific assets of any member of WTW Group, nor shall any assets of any member of WTW Group be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Plan.

(i)    Share Certificates; Book Entry Procedures. Any certificates evidencing Shares delivered pursuant to the Plan are subject to any restrictions as the Committee deems necessary or advisable to comply with applicable securities laws, rules, and regulations of Ireland and the U.S. and jurisdictions outside of Ireland and the U.S., including the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by applicable laws, rules or regulations, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(j)    Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated system.

(k)    Minimum Vesting Conditions. Notwithstanding any other provision of the Plan, no portion of an Award may vest before the first anniversary of the date of grant; provided, however, that the minimum vesting periods set forth in this sentence shall not apply to (A) Awards relating to Shares in the Unrestricted Pool, (B) Substitute Awards or (C) Awards, the vesting of which is accelerated in connection with a Participant’s Termination of Service resulting from death or a Permanent Disability.

(l)    Vesting Acceleration. Any Award granted under the Plan shall only vest while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that any Award may become exerciseable or vest because of the Participants Termination of Service, subject to the minimum vesting conditions of Section 6(k); provided, however, that no such action to accelerate the vesting or exercisability shall be given effect to the extent that such action would cause an Award to violate Section 409A of the Code.

(m)    Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

132	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

(n)    Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding as appropriate.

(o)    Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. The Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

(p)    Compliance with Government and Other Regulations. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable securities and exchange control laws, rules, and regulations of Ireland and the U.S. and jurisdictions outside of Ireland and the U.S., and to such approvals by government agencies, including government agencies in jurisdictions outside of Ireland and the U.S., in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, (ii) completion of any registration or other qualification with respect to the Shares under any applicable securities and exchange control law in Ireland or the U.S. or in a jurisdiction outside of Ireland or the U.S. or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective, or (iii) confirming, with advice of counsel, that the issuance or delivery is in compliance with all applicable securities and exchange control laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange on which the Shares are listed or traded. The Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Committee, in its discretion, deems advisable to comply with applicable securities and exchange control laws, rules, and regulations of Ireland and the U.S. and jurisdictions outside of Ireland and the U.S.. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. The Company shall be under no obligation to register Shares issued or paid pursuant to the Plan under the Securities Act. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

(q)    No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of Ireland, the U.S. or jurisdictions outside of the U.S. (e.g., Incentive Stock Options under Section 422 of the Code or tax-favored schemes in Ireland or the United Kingdom) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in the Plan, including Section 16, notwithstanding, and the Company will have no liability to a Participant or any other party if a payment under an Award that is intended to benefit from favorable tax treatment or avoid adverse tax treatment does not receive favorable tax treatment or is subject to adverse tax treatment or for any action taken by the Committee with respect to the Award. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	133

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

7. Awards

From time to time, the Committee will determine the forms and amounts of Awards for Participants. Such Awards may take the following forms in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Shares to be acquired pursuant to an Award be less than the Nominal Value of the Shares.

(a)    Share Options. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i.    Exercise Price. The Exercise Price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant, and if the Option is intended to be an Incentive Stock Option, the Exercise Price shall comply with Section 7(a)(iv)(A); provided, however, if an Option is granted pursuant to a sub-plan adopted by the Committee to non-U.S. taxpayer employees outside of the U.S., the Committee may establish an exercise price that complies with the requirements of local tax law as long as such price is not less than Nominal Value of the Share or such higher price required by Irish law.

ii.    Time and Conditions of Exercise. Subject to the minimum vesting conditions of Section 6(k), the Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

iii.    Payment of Exercise Price. The Committee shall determine the methods by which the Exercise Price of an Option and applicable withholding of Tax-Related Items (as further set forth in Section 15 hereof) may be paid and the form of payment, as shall be set forth in the Participant’s Award Agreement, including, without limitation: (a) cash or check, (b) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise or payment of the Award) which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Award shall be exercised, (c) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code), (d) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale of Shares to the Company in satisfaction of the Exercise Price and applicable withholding of Tax-Related Items; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (e) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate Exercise Price (plus Tax-Related Items withholdings, if applicable) and any remaining balance of the aggregate Exercise Price (and/or applicable Tax-Related Items withholdings) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the Exercise Price of an Option, or continue any extension of credit with respect to the Exercise Price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

134	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

iv.    Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary and the terms of any ISOs granted pursuant to the Plan, in addition to the requirements of Section 7 hereof, must comply with the provisions of this Section 7(a)(iv).

A.    Exercise Price. An ISO shall be granted at an Exercise Price that is not less than 100% of Fair Market Value of a Share on the date of grant. An ISO may be granted to any Employee who, at the date of grant, owns shares possessing more than ten percent of the total combined voting power of all classes of shares of the Company only if such Option is granted at an Exercise Price that is not less than 110% of Fair Market Value of a Share on the date of grant and the Option is exercisable for no more than five years from the date of grant.

B.    Expiration. Subject to Section 7(a)(iv)(A), an ISO shall expire and may not be exercised to any extent by anyone after the first to occur of the following events:

1.    Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

2.    Three months after the Participant’s Termination of Service as an Employee; and

3.    One year after the date of the Participant’s Termination of Service on account of Permanent Disability or death. Upon the Participant’s Permanent Disability or death, any ISOs exercisable at the Participant’s Permanent Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such ISO or dies intestate, by the person or persons entitled to receive the ISO pursuant to the applicable laws of intestacy.

C.    Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which ISOs are first exercisable by a Participant in any calendar year may not exceed (U.S.)$100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that ISOs are first exercisable by a Participant in excess of such limitation, the excess shall be considered a non-qualified share Option.

D.    Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an ISO within (i) two years from the date of grant of such ISO or (ii) one year after the issue or transfer of such Shares to the Participant.

E.    Right to Exercise. During a Participant’s lifetime, an ISO may be exercised only by the Participant.

F.    Failure to Meet Requirements. Any Option (or portion thereof) purported to be an ISO, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a non-qualified share Option.

v.    Substitution of SARs. The Committee may provide in the Award Agreement evidencing the grant of an Option that the Committee, in its sole discretion, shall have the right to substitute a SAR for such Option at any time prior to or upon exercise of such Option; provided, that such substitution complies with Section 13 of this Plan and that the SAR shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable.

(b)    Restricted Shares. The Committee is authorized to make awards of Restricted Shares to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Share Award and subject to execution of the Award Agreement, the Participant shall become a shareholder of the Company with respect to all Shares subject to the Restricted Share Awards and shall have all of the rights of a shareholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares.

i.    Purchase Price. At the time of the grant of Restricted Shares, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Award. The

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	135

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

price to be paid by the Participant for each Share subject to the Restricted Shares shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to Restricted Shares Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

ii.    Issuance, Vesting and Restrictions. Subject to the minimum vesting conditions of Section 6(k), the Committee shall determine the vesting or other conditions, if any, and such other restrictions on transferability and other restrictions to which Restricted Shares may or may not be subject (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends on the Restricted Shares). To the extent Restricted Shares are subject to vesting, dividends shall be accumulated and subject to any restrictions and risk of forfeiture to which the underlying Restricted Shares are subject and the Participant shall not be entitled to the dividends until the vesting conditions of the Award have been met.

iii.    Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon Termination of Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may, subject to the minimum vesting conditions of Section 6(k), (a) provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of Terminations of Service resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Shares.

iv.    Restrictive Legend. Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Shares are issued in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

(c)    Share Appreciation Rights. The Committee is authorized to grant Share Appreciation Rights, or SARs, to Eligible Individuals on the following terms and conditions and such additional terms and conditions as may be specified by the Committee:

i.    Exercise Price. The Exercise Price per Share subject to a SAR shall be determined by the Committee and set forth in the Award Agreement but shall be no less than the higher of (A) 100% of the Fair Market Value per Share and (B) the Nominal Value of the Shares or such higher price as required by Irish law on the date of grant.

ii.    Time and Conditions of Exercise. Subject to the minimum vesting conditions of Section 6(k), the Committee shall determine the time or times at which a SAR may be exercised in whole or in part; provided that the term of any SAR granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of a SAR may be exercised.

iii.    Payment and Limitations on Exercise.

A.    A SAR shall entitle the Participant (or other person entitled to exercise the SAR pursuant to the Plan) to exercise all or a specified portion of the SAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the SAR is exercised over (B) the Exercise Price of the SAR and (ii) the number of Shares with respect to which the SAR is exercised, less applicable withholding of Tax-Related Items (as further set forth in Section 15), subject to any limitations the Committee may impose.

136	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

B.    Payment of the amounts determined under Section 7(c)(iii) hereof shall be in cash, in Shares (based on the Fair Market Value of the Shares as of the date the SAR is exercised) or a combination of both, as determined by the Committee and set forth in the Award Agreement.

(d)    Restricted Share Units. The Committee is authorized to award Restricted Share Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee.

i.    Vesting Conditions. A Participant receiving a Restricted Share Unit Award shall not possess the rights of a shareholder of the Company with respect to such grant until the Restricted Share Units are settled and the Shares subject to the Restricted Share Units have been issued to the Participant. Subject to the minimum vesting conditions of Section 6(k), the Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time and/or the attainment of Performance Goals.

ii.    Purchase Price. At the time of the grant of Restricted Shares Units, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Restricted Shares Units. The price to be paid by the Participant for each Share subject to the Restricted Shares Units Awards shall not be less than the Nominal Value of a Share (or such higher amount required by applicable Irish law). The purchase price of Shares acquired pursuant to the Restricted Share Unit Award shall be paid by a non-Irish incorporated Subsidiary on behalf of the Participant as designated by the Committee or by the Participant through one or more of the following methods (a) in cash or (b) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable Irish law.

iii.    Form and Time of Settlement. The Committee shall specify the settlement date applicable to each grant of Restricted Share Units which shall be no earlier than the vesting date, or it may be deferred to any later date, subject to compliance with Section 409A of the Code in the case of Restricted Share Units granted to a U.S. Taxpayer, as applicable. On the settlement date, subject to satisfaction of applicable Tax-Related Items withholding (as further set forth in Section 15), the Company shall issue or transfer to the Participant one Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Share Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case less applicable withholding of Tax-Related Items (as further set forth in Section 15). Until a Restricted Share Unit is settled, the number of Restricted Share Units shall be subject to adjustment pursuant to Section 11.

iv.    General Creditors. A Participant who has been granted Restricted Share Units shall have no rights other than those of a general unsecured creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.

(e)    Other Share-Based Awards. The Committee may make other Awards under the Plan pursuant to which Ordinary Shares or other equity securities of the Company are or may in the future be acquired, or Awards denominated in Share units, including units valued using measures other than Fair Market Value. Share-Based Awards may be granted with or without consideration from the Participant, provided that the Award may not be granted with a purchase price less than the Nominal Value per Share subject to the Share-Based Award. Subject to the minimum vesting conditions of Section 6(k), Share-Based Awards may be subject to vesting conditions or may be granted free of vesting conditions, transfer restrictions and forfeiture conditions. Should Ordinary Shares be issued on the vesting of a Share-Based Award in circumstances where they are not otherwise fully paid up, the Committee may require the Participant to pay the aggregate Nominal Value of such Ordinary Shares on the basis that such Ordinary Shares shall then be allotted as fully paid to the Participant.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	137

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

(f)    Entitlement to Dividend Equivalent Rights. Subject to complying with Section 409A of the Code and the provisions of the Plan, including, without limitation Section 11, and any Award Agreement, the recipient of a Full-Value Award may, if so determined by the Committee, be entitled to receive, a Dividend Equivalent Right, cash, Shares or other property with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The right of U.S. Taxpayers to receive Dividend Equivalent Rights or other dividends or payments shall be treated as a separate Award and such Dividend Equivalent Rights or other dividends or payments for such U.S. Taxpayers, if any, shall be credited to a notional account maintained by the Company or paid, as of the dividend payment dates during the period between the date of grant and the date the Award is exercised, vested, expired, credited or paid, as applicable and shall be subject to such limitations as may be determined by the Committee. To the extent the Full-Value Award (other than Restricted Shares) is subject to vesting (based on the passage of time and/or the attainment of Performance Goals), any Dividend Equivalent Right shall be accumulated subject to restrictions and subject to a risk of forfeiture to the same extent as the underlying Full-Value Award (the Dividend Equivalent Right shall not become payable prior to the time that the underlying Full-Value Award vests). The Committee may provide that Dividend Equivalent Rights shall be deemed to have been reinvested in additional Shares or Full-Value Awards.

8. Grants to Non-Employee Directors

(a)    Eligibility. From time to time, the Committee will determine the forms and amounts of Awards for Non-Employee Directors. Such Awards may take the following forms: Options, SARs, Restricted Shares, Restricted Share Units, or any other right or benefit, including any other Share-Based Award pursuant to the Plan in the Committee’s sole discretion; provided, however, that in no event shall the Exercise Price or purchase price of any Award be less than the Nominal Value of the Shares. Awards subject to this Section 8 shall be granted only to Non-Employee Directors. In no event, however, may any Non-Employee Director be granted any Awards under this Section 8 if such Award is (a) prohibited, or (b) restricted (either absolutely or subject to various securities requirements, whether legal or administrative, being complied with), in the jurisdiction in which such Non-Employee Director is resident under the relevant securities laws of that jurisdiction.

(b)    Vesting and Exercisability. Subject to the minimum vesting conditions of Section 6(k), each Award will vest and/or become exercisable according to the terms set forth by the Committee in the applicable Award Agreement.

9. Forfeiture or Clawback of Awards

(a)    Notwithstanding anything to the contrary contained herein, an Award Agreement may provide that the Award shall be forfeited or canceled if the Participant, without the consent of the Company, while employed by any member of the WTW Group or, if applicable, a Designated Associate Company or after Termination of Service, establishes a relationship with a competitor of any member of the WTW Group or, if applicable, a Designated Associate Company or engages in activity that is in conflict with or adverse to the interest of any member of the WTW Group or, if applicable, a Designated Associate Company (including conduct contributing to financial restatements, material noncompliance in the financial reports requirements or irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Awards Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

(b)    Notwithstanding Section 9(a), any Award Agreement evidencing Awards to an Eligible Individual shall provide for repayment on forfeiture as the Committee deems necessary or desirable in order to facilitate compliance with the requirement of the U.S. Securities and Exchange Commission or any applicable

138	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

securities law, including the requirements of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act, or any securities exchange on which the Shares are listed or traded, as may be in effect from time to time, or any other similar policy adopted by the Board or the Committee. Further, to the extent the Participant receives any amount in excess of the amount that the Participant should otherwise have received under the terms of the Award for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Participant shall be required to repay any such excess amount to the Company.

10. Transfers and Leaves of Absence

For purposes of the Plan, unless the Committee determines otherwise: (a) a transfer of a Participant’s employment without an intervening period of separation among a member of the WTW Group and any Subsidiary or any Designated Associate Company shall not be deemed a Termination of Service, subject to Section 409A of the Code in the case of an Award subject to Section 409A of the Code that is granted to a U.S. Taxpayer and (b) unless provided otherwise in an Award Agreement, a Participant who is granted in writing a leave of absence shall be deemed to have remained in the employ of any member of the WTW Group or Designated Associate Company during such leave of absence, provided that such leave is for a period of not more than ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to Employees in writing. In the case of any Employee on an approved leave of absence, the Committee may make such provisions respecting suspension or reduction of vesting of the Award while on leave from the employ of the WTW Group or a Designated Associate Company as it may deem appropriate, except that in no event may an Option be exercised after the expiration of the term set forth in the applicable Award Agreement. For purposes of Incentive Stock Options, no leave of absence may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or has been agreed to by contract or in a written policy of the Company which provides for a right of reemployment following the leave of absence.

11. Adjustments

In the event of any increase, decrease or change in the number or characteristic of outstanding Ordinary Shares of the Company effected without receipt of consideration by the Company or by reason of a share split, spin-off, share or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall substitute or adjust proportionately, as the Committee in its sole discretion deems equitable, (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5); (b) the number and kind of shares (or other securities or property) subject to outstanding Awards; (c) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (d) the Exercise Price or purchase price per Share for any outstanding Awards under the Plan. Any adjustment affecting an Award that is subject to Section 409A of the Code shall be made consistent with the requirements of Section 409A. An adjustment under this provision may have the effect of reducing the price at which Ordinary Shares may be acquired to less than their Nominal Value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Ordinary Shares.

12. Change of Control or Similar Event

(a)    Unless otherwise provided in an Award Agreement, in the event of a Change of Control in which the successor company or an affiliate assumes, substitutes or otherwise replaces an Award (as further

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	139

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

described in Section 12(a)(iii) below), if a Participant’s employment with such successor company (or an affiliate thereof) terminates on an involuntary basis within 24 months following such Change of Control, the following treatment shall apply:

i.    For Awards, the vesting of which is conditioned solely on the continued service with the Company, a Subsidiary or a Designated Associate Company: (A) Share Options or SARs outstanding as of the date of such Termination of Services will immediately vest, become fully exercisable, (B) restrictions and deferral limitations on Restricted Share Awards and Restricted Share Units Awards shall lapse and the Restricted Shares and Restricted Share Units shall become free of all restrictions and limitations and become fully vested, subject to compliance with Section 409A of the Code, and (C) the restrictions and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable;

ii.    For Awards, the vesting of which is based, in whole or in part, on the attainment of Performance Goals, the restrictions shall lapse and the Award shall become free of all restrictions and limitations and shall vest with respect the target number of Shares subject to the Award; and

iii.    For the purposes of this Section 12, an Award shall be considered assumed, substituted for, or replaced if following the Change of Control the Award: (A) confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change of Control, the consideration (whether Shares, cash or other securities or property) received in the transaction constituting a Change of Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change of Control is not solely ordinary shares or common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Award for each Share subject thereto, will be solely ordinary shares or common stock of the successor company substantially equal in Fair Market Value to the per Share consideration received by holders of Shares in the transaction constituting a Change of Control and (B) provides for terms and conditions, including vesting conditions, similar to those that applied to the Award immediately prior to the Change of Control. For the avoidance of doubt, clause (B) in the foregoing sentence means that Awards that are assumed, substituted or replaced shall continue to vest on similar terms and conditions as applied to the Awards immediately prior to the Change of Control if a Participant’s employment with such successor company (or an affiliate thereof) continues without interruption following the Change of Control. The determination of such substantial equality of value of consideration and similarity of terms and conditions shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b)    Unless otherwise provided in an Award Agreement, in the event of a Change of Control in which the successor company or an affiliate does not assume, substitute or otherwise replace an Award the following treatment shall apply:

i.    For Awards, the vesting of which is conditioned solely on the continued service with the Company, a Subsidiary or a Designated Associate Company: (A) those Share Options or SARs outstanding as of the date of the Change of Control shall immediately vest and become fully exercisable immediately prior to the Change of Control, (B) restrictions on Restricted Shares and Restricted Shares Units shall lapse and the Restricted Shares and Restricted Shares Units shall become free of all restrictions and limitations and become fully vested immediately prior to the Change of Control, subject to compliance with Section 409A of the Code, and (C) the restrictions and other conditions applicable to any other Share-Based Awards or any other Awards shall lapse, and such other Share-Based Awards or such other Awards, shall become free of all restrictions, limitations or conditions and become fully vested and transferable, subject to compliance with Section 409A of the Code; and

140	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

ii.    For Awards, the vesting of which is based, in whole or in part, on the attainment of Performance Goals, the restrictions shall lapse and the Award shall become free of all restrictions and limitations and, immediately prior to the Change of Control, shall vest with respect the target number of Shares subject to the Award.

(c)    In its absolute discretion, and on such terms and conditions as it deems appropriate coincident with or after the grant of an Award, the Committee may provide that, upon the occurrence of a Change of Control, each vested Option or SAR outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such vested Option or SAR an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change of Control over the Exercise Price per Share of such Option or SAR; such amount to be payable in cash, in one or more kinds of shares or property (including the shares or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine, subject to any notice period set forth in any sub-plan to the Plan to comply with local law.

13. Amendment and Termination

The Committee shall have the authority to amend or modify the terms and conditions of, or suspend or cancel, any outstanding Award consistent with the Plan. The Board or Committee may amend, suspend or terminate the Plan at any time, provided, however, that the Committee shall not, without the approval of the shareholders of the Company, amend the Plan in any manner that requires such shareholder approval under the Nasdaq Stock Market or other securities exchange listing requirements then applicable to the Company including, except in connection with an adjustment or Change of Control as set forth in Sections 11 and 12, amending an Option or SAR to reduce the Exercise Price to below the Fair Market Value of the Shares on the original date of grant or canceling, substituting, exchanging, replacing, buying out or surrendering Options or SARs at a time when the Fair Market Value of the Shares is less than the exercise Price of such Option or SARs in exchange for cash, or the grant of other Awards or for Options or SARs with an Exercise Price below the Fair Market Value of the Shares on the original date of grant. Notwithstanding anything to the contrary, the Committee shall not take any action to cause any Outstanding Qualified Performance-Based Award to lose its “grandfathered” status or to otherwise lose its qualified status under Section 162(m) of the Code.

14. Foreign Awards and Rights

Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in countries in which the WTW Group and its Designated Associate Companies operate or have Eligible Individuals, the Committee, in its sole discretion, shall have the power and authority to (i) modify the terms and conditions of any Award granted to Eligible Individuals to comply with applicable laws of jurisdictions where Eligible Individuals reside; (ii) establish sub-plans and determine the Exercise Price, exercise procedures and other terms and procedures and rules, to the extent such actions may be necessary or advisable, including adoption of rules, procedures or sub-plans applicable to particular Subsidiaries, Designated Associate Companies or Participants residing in particular locations; provided, however, that no such sub-plans and/or modifications shall increase the share limitations contained in Section 5 hereof or otherwise require shareholder approval; and (iii) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on eligibility to receive an Award under the Plan or on Termination of Service, available methods of exercise or settlement of an Award, payment of Tax-Related Items, the shifting of employer tax liability to the Participant, the withholding procedures and handling of any Share certificates or other indicia of ownership which may vary with local requirements. The Committee may also adopt sub-plans to the Plan intended to allow the Company to grant tax-qualified

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	141

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

Awards in a particular jurisdiction and, as part of such sub-plan, may restrict the sale of Shares and/or modify the Change of Control and Adjustments provisions of the Plan to the extent necessary to comply the tax requirements of the jurisdiction. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Securities Act, Exchange Act, the Code, any securities law.

15. Withholding Taxes

Any member of the WTW Group or a Designated Associate Company shall have the authority and right to deduct or withhold or require a Participant to remit to the Company, any member of the WTW Group or a Designated Associate Company, an amount sufficient to satisfy Tax-Related Items with respect to any taxable event concerning a Participant arising as a result of the Plan or to take such other action as may be necessary in the opinion of the Company, a Subsidiary or a Designated Associate Company, as appropriate, to satisfy withholding obligations for the payment of Tax-Related Items, including but not limited to (i) having the Participant pay an amount in cash (by check or wire transfer; (ii) the delivery of Shares (which are not subject to any pledge or other security interest) that have been both held by the Participant and vested for at least six (6) months (or such other period as established from time to time by the Committee to avoid adverse accounting treatment under applicable accounting standards); (iii) withholding from the Participant’s wages or other cash compensation; (iv) withholding from the proceeds for the sale of Shares underlying the Award either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf; (v) in the Committee’s sole discretion and in satisfaction of the foregoing requirement withhold Shares otherwise issuable under an Award (or allow the return of Shares); (vi) any other method of withholding determined by the Committee that is permissible under applicable laws. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Company for the satisfaction of the Tax-Related Items withholdings obligations with respect to any taxable event concerning the Participant or such other person arising as a result of the Plan.

16. Compliance with Section 409A of the Code for U.S. Tax Payers

(a)    The Plan and all Awards made hereunder shall be interpreted, construed and operated to reflect the intent of the Company that all aspects of the Plan and the Awards shall be interpreted either to be exempt from the provisions of Section 409A of the Code or, to the extent subject to Section 409A of the Code, comply with Section 409A of the Code and any regulations and other guidance thereunder. This Plan may be amended at any time, without the consent of any party, to avoid the application of Section 409A of the Code in a particular circumstance or that is necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment.

(b)    Anything in this Plan to the contrary notwithstanding, if an Award constitutes an item of deferred compensation under Section 409A of the Code and becomes payable upon, or by a date that is by reference to, a Participant’s Termination of Service shall not be made to the Participant unless the Participant’s Termination of Service constitutes a “separation from service” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder). In addition, no such payment or distribution shall be made to the Participant prior to the earlier of (a) the expiration of the six-month period measured from the date of the Participant’s separation from service or (b) the date of the Participant’s death, if the Participant is deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A of the Code and any the regulations or other guidance thereunder) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A of the Code and any the regulations or other guidance thereunder. Except as provided in an Award Agreement, all payments which had been delayed pursuant to the immediately preceding sentence shall be paid to the Participant in a lump sum upon expiration of such six-month period (or, if earlier, upon the Participant’s death).

142	WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

Exhibit A: The Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan (as Amended and Restated June 8, 2022) (continued)

17. Governing Law

The Plan shall be governed by the laws of Ireland, without regard to its conflicts of laws.

18. Plan History and Expiration Date

(a)    Plan History. The Plan became effective as of the date of the original approval of the Plan by a majority of the shareholders of the Company (April 25, 2012). The Plan was subsequently amended and restated on July 23, 2014, June 10, 2016 and again on the Effective Date.

(b)    Expiration Date. The Plan shall continue in effect until terminated by the Board or the Committee pursuant to Section 13. No Awards shall be granted under the Plan after expiration of the Plan. Awards that are outstanding as of the expiration of the Plan shall remain in force according to the terms of the Plan and the applicable Award Agreement, except that no Incentive Stock Option may be granted under the Plan after February 23, 2032.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY	143

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

200 LIBERTY STREET

NEW YORK, NEW YORK 10281

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D75892-P67243	KEEP THIS PORTION FOR YOUR RECORDS
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WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

The Board of Directors recommends you vote
FOR the following proposals:	For	Against	Abstain

1. Elect directors.	☐	☐	☐

1a. Dame Inga Beale	☐	☐	☐

1b. Fumbi Chima	☐	☐	☐

1c. Michael Hammond	☐	☐	☐

1d. Carl Hess	☐	☐	☐

1e. Brendan O’Neill	☐	☐	☐

1f. Linda Rabbitt	☐	☐	☐

1g. Paul Reilly	☐	☐	☐

1h. Michelle Swanback	☐	☐	☐

1i. Paul Thomas	☐	☐	☐

2.  Ratify, on an advisory basis, the appointment of (i) Deloitte & Touche LLP to audit our financial statements and (ii) Deloitte Ireland LLP to audit our Irish Statutory Accounts, and authorize, in a binding vote, the Board, acting through the Audit and Risk Committee, to fix the independent auditors’ remuneration.

	☐	☐	☐

	For	Against	Abstain

3. Approve, on an advisory basis, the named executive officer compensation.	☐	☐	☐
4. Renew the Board’s existing authority to issue shares under Irish law.	☐	☐	☐

5. Renew the Board’s existing authority to opt out of statutory pre-emption rights under Irish law.	☐	☐	☐

6. Approve the creation of distributable profits by the reduction and cancellation of the Company’s share premium account.	☐	☐	☐

7. Amend and restate the Willis Towers Watson Public Limited Company 2012 Equity Incentive Plan, including to increase the number of shares authorized for issuance under the 2012 Plan.	☐	☐	☐
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date